As filed with the Securities and Exchange Commission on February 6, 1998
                                                      Registration No. 333-36787
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                 ---------------
                        SANDBOX ENTERTAINMENT CORPORATION
             (Exact name of Registrant as specified in its charter)

                                 ---------------

            Delaware                                   7372                             86-0699474
  (State of other jurisdiction              (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)            Classification Code Number)            Identification No.)

                                 ---------------
                          2231 E. Camelback, Suite 324
                             Phoenix, Arizona 85016
                                 (602) 468-6400
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices and principal place of business)
                                 ---------------

                            Chad M. Little, President
                              SANDBOX ENTERTAINMENT
                                   CORPORATION
                          2231 E. Camelback, Suite 324
                             Phoenix, Arizona 85016
                                 (602) 468-6400
                               FAX (602) 468-6401
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                 ---------------
                                    Copy to:

        Thomas H. Curzon, Esq.                     Stuart D. Freedman, Esq.

         Joseph M. Udall, Esq.                     Stephen J. Schulte, Esq.

    Christopher S. Stachowiak, Esq.                Schulte Roth & Zabel LLP

         Osborn Maledon, P.A.                          900 Third Avenue

       2929 North Central Avenue                      New York, NY 10022

      Phoenix, Arizona 85012-2794                       (212) 756-2000

            (602) 207-1288                            FAX (212) 593-5955

          FAX (602) 235-9444
                                 ---------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

    If this Form is filed pursuant to Rule 462(d) under the Securities Act to request automatic effectiveness of exhibits filed post-effectively, please check the following box. [_]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


                                                                 Proposed Maximum         Amount of
          Title of Each Class of              Amount to be      Aggregate Offering      Registration
        Securities to be Registered            Registered            Price (1)              Fee
        ----------------------------           ----------       ------------------      ------------
Series B Convertible Preferred Stock,
$.001 par value...........................   650,000 Shares         $4,959,500           $1,844.37

Common Stock, $.001 par value (2)            650,000 Shares





(1) Estimated in accordance with Rule 457(i) solely for the purpose of calculating the registration fee.

(2) The Common Stock registered hereby is reserved for issuance to the holders of the Series B Preferred Stock upon conversion of the Series B Preferred Stock in accordance with the Company's Certificate of Incorporation. See "Description of Capital Stock".

                                 ---------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998
                                 650,000 Shares
                          [SANDBOX ENTERTAINMENT LOGO]
                      Series B Convertible Preferred Stock
                           (par value $.001 per share)
                (subject to substantial restrictions on transfer)

    All of the 650,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") offered hereby are being sold by Sandbox Entertainment Corporation ("Sandbox" or the "Company"). The Series B Preferred Stock will be subject to substantial restrictions on transfer and conversion under the Company's Certificate of Incorporation for up to two years following completion of the offering, and are mandatorily convertible into Common Stock on the date 180 days following the consummation of a Qualifying Public Offering. See "Description of Capital Stock". There has been no public market for any class or series of capital stock of the Company and it is unlikely that a public market in the Series B Preferred Stock will develop for at least as long as such stock is subject to restrictions on transfer. In addition, there is no assurance that a public market will ever develop for the Series B Preferred Stock, for the Common Stock into which it is convertible, or for any other class or series of capital stock of the Company. The Company currently has no intention to list any of its securities, including the Series B Preferred Stock and the Common Stock, on any stock exchange or for trading in the NASDAQ stock market or over the counter. It is currently anticipated that the offering price will be between $6.75 and $8.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The minimum investment by any single purchaser in this offering shall be the lower of 100 shares or $750.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 14.

    THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES TO RESIDENTS OF ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                  ---------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 Price to     Underwriting    Proceeds to
                                  Public      Discounts(1)     Company(2)
                                  ------      ------------     ----------
         Per Share.......     $              $                $
         Total(3)........     $              $                $
----------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to issue warrants to the Underwriters, exercisable commencing one year after the effective date of this offering and with a five-year term, to purchase the number of shares of Series B Preferred Stock equal to 8% of the shares of Series B Preferred Stock issued to the public in this offering at 110% of the price to the public in this offering. See "Underwriting".
(2) Before  deducting  estimated  expenses of $400,000,  payable by the Company.

                                 ---------------

    The shares offered hereby are offered by the Underwriters as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series B Convertible Preferred Stock will be made against payment therefor at the offices of Wit Capital Corporation in New York, New York or through the facilities of the Depository Trust Corporation, on or about , 1998.

WIT CAPITAL CORPORATION                         BLUESTONE CAPITAL PARTNERS, L.P.
                                 ---------------
               The date of this Prospectus is              , 1998

[Inside Cover]

Sandbox - The Interactive Entertainment Network

Nonfunctional, pictorial representation of www.sandbox.net, the Company's home Web page, showing text, links to the Company's other Web sites - CNNfn FINAL BELL and CNN/SI SPORTSIM, links to the Company's other Web pages and services, including "Win Prizes and Sand Dollars, Free Registration and Password, Games and Web Shows, All About Sandbox, Sandcastle Program, Talk to Us and Help", and a link to description of the Company's Sand Dollars Smart Card.

None of the links will be functional and the reader will not be able to use the links to view the sites indicated.














INFORMATION ON THE COMPANY'S WEB SITES SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS PROSPECTUS.

[Pull Out Left]

Final Bell - A Real Life Stock Market Simulation.

Nonfunctional, pictorial representation of www.finalbell.com, the Company's Final Bell Web home page, showing text, banner advertisement, a link to MetLife's www.lifeadvice.com Web page, links to sponsors' Web pages - CNNfn and PC Quote, links to the Company's other Web pages and services, including "PLAY FOR FREE - Play the Market, Trade Center Portfolio, Mini Games, Prizes, Getting Started, SHARPEN YOUR SKILLS - The Exchange, Prime Portfolio, Prizes, Getting Started, BE PART OF THE GROUP - Group Action, ALL THE INFO YOU NEED - Trading Tools, How to Pick Stocks, The Motley Fool, News and Quotes, Traders' Library, TODAY ON FINAL BELL and WHAT'S NEW IN PLAY THE MARKET", and links to description of the Grand Prize and upcoming IBM Blue Chip Challenge.


None of the links will be functional and the reader will not be able to use the links to view the sites indicated.









INFORMATION ON THE COMPANY'S WEB SITES SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS PROSPECTUS.

[Pull Out Right]

SportSim - The Ultimate Sports Fantasy Site for Any Fan

Nonfunctional, pictorial representation of www.sportsim.com, the Company's SportSim Web home page, showing text, links to CNN/SI's Web pages, links to the Company's other Web pages and services, including "PRE-GAME - Fantasy Football and Get in the Game, PRIZES, DISPLAY ON DESKTOP, CLICK HERE TO START, PLAYER LOGIN, SPORTSIM NEWS - The Commish Shows Off New Feature and Answers Owner Questions, Special Prizes for Your Patience, How Do You Rate, Check the New Full Contact Grand Prize Standings and More News Items, Scrolling News Ticker setting forth current information regarding such items as status of the game, trivia questions and sports information, picture of NFL Players Association Logo and a link to the Web page for Stat's Inc., the statistical data service to SportSim site.


None of the links will be functional and the reader will not be able to use the links to view the sites indicated.















INFORMATION ON THE COMPANY'S WEB SITES SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS PROSPECTUS.

    The Underwriters anticipate imposing a suitability standard for prospective investors to participate in this offering as follows: (1) Prospective investors with (i) a minimum annual net income of $65,000 and a minimum liquid net worth of $65,000 or, alternatively, (ii) a minimum liquid net worth of $150,000, will not be restricted as to the amount of shares of Series B Preferred Stock which may be purchased; and (2) Prospective investors not meeting the above standard would be permitted to buy shares of Series B Preferred Stock but only if such investor's gross annual income is at least $30,000, and only in amounts not exceeding the lesser of (i) 7 1/2% of the investor's liquid net worth, (ii) 10% of the investor's net worth excluding principal residence, or (iii) 7 1/2% of the investor's annual gross income. Certain jurisdictions may impose more restrictive standards. Pennsylvania investors will be required to meet standard number (1).


No person is authorized in connection with the offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such offering or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

Until _________, 1998 (90 days after the effective date of the Registration Statement), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
                                ----------------

INFORMATION ON THE COMPANY'S WEB SITES SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS PROSPECTUS.
                                -----------------

                                TABLE OF CONTENTS

Prospectus Summary..................................6     Business...........................................44
Recent Developments.................................9     Management.........................................60
The Offering.......................................10     Certain Transactions...............................65
Risk Factors.......................................14     Principal Stockholders.............................69
Venture Capital Investing..........................30     Description of Capital Stock.......................72
Use of Proceeds....................................32     Shares Eligible for Future Sale....................76
Dividend Policy....................................33     Underwriting.......................................77
Capitalization.....................................33     Legal Matters......................................80
Dilution...........................................35     Experts............................................80
Selected Financial Data............................36     Available Information..............................80
Management's Discussion and Analysis of Financial         Index to Financial Statements.....................F-1
Condition and Results of Operations................37     Appendix A - Road Show Script.....................A-1

    The Company is not currently a reporting company under the Securities Exchange Act of 1934. Following this offering, the Company intends to furnish all reports that are required to be delivered to its Stockholders by the Securities Exchange Act of 1934, and the rules and regulations thereunder, including annual reports containing audited financial statements examined by an independent accounting firm. Each purchaser of securities may revocably consent to receive this Prospectus and all stockholder reports and communications, including but not limited to all quarterly and annual reports and proxy statements, by delivery of such materials to such purchaser's last known mailing address or electronic mail address, at the Company's discretion, listed on the Company's records, or by delivery of a notice to such mailing address or electronic mailing address, at the Company's discretion, which directs such purchaser to a specific Web address where such materials can be found, read and printed.
                               -----------------

    Sandbox(R) is a registered trademark of the Company. Final BellSM and SportSimSM among other marks, are common law trademarks of the Company. This Prospectus also includes trade names, trademarks and references to intellectual property owned by other companies.

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the headings "Risk Factors" and "Venture Capital Investing". Except as otherwise specified, all information in this Prospectus reflects a one-for-six reverse split of the Company's Common Stock and Series A Convertible Preferred Stock (the "Reverse Stock Split"), to be effective prior to consummation of this offering. See "Description of Capital Stock" and Note 13 of Notes to Financial Statements.

    The following summary contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and the Company's plans and expectations. The Company's actual results may differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in "Risk Factors", as well as those discussed elsewhere in this Prospectus. See "Special Note on Forward-Looking Statements".


     This offering is intended as a public venture capital offering to be distributed in part over the Internet. However, this offering lacks certain of the contractual features that commonly benefit investors in traditional venture capital offerings. See "Venture Capital Investing". The Company seeks to raise capital by offering small investors who desire to make an investment in an early stage developing company the opportunity to do so without the substantial capital commitment typical in a private placement of securities. The Company requires additional financial resources to offset its operating losses and net capital deficiency as it moves from early stage toward fuller scale deployment of its technology. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. See "Report of Independent Auditors" and Note 12 of "Notes to Financial Statements". The Company believes that the net proceeds from this offering, together with available funds, including the Company's bank and existing and proposed equipment lease lines of credit, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for approximately the next 13 months. If proposed equipment lease financing is not available on terms acceptable to the Company, the Company believes such net proceeds will meet such anticipated cash needs for approximately 10 months. The Company is currently negotiating the extension of its $500,000 revolving bank line of credit due March 5, 1998 contingent on the completion of this offering. If such extension is not available on terms acceptable to the Company, the net proceeds from this offering together with available funds will be sufficient to meet its anticipated cash needs for only 11 months if proposed lease financing is available, and 8 months if such lease financing is unavailable.


                                   The Company

    Sandbox is a software development company that intends to use its proprietary technology to become a leading provider of games and simulations on the World Wide Web (the "Web"). The Company's proprietary technology is designed to enable Sandbox to create and support, in a cost effective manner, a variety of highly interactive and informative games and simulations. Sandbox's flagship products are Final Bell, an on-line stock market simulation, and SportSim, an on-line fantasy sports simulation. The Company generates revenue from advertisers interested in reaching specific target groups, such as existing or potential on-line individual investors through Final Bell and sports enthusiasts through SportSim. Sandbox seeks to attract a targeted audience by basing its games and simulations on subjects, such as finance or sports, that are of great interest to Internet users. The Company then seeks to motivate the audience to spend extended time on and return repeatedly to the Sandbox Web sites by providing, free of charge, the enjoyment of head-to-head competition, useful information and a chance to win cash prizes and merchandise.

    From its formation in 1992 until mid 1995 the Company's principal business was traditional and interactive marketing on a fee-for-service basis for client companies. The Company introduced its first Internet game, Cyberhunt, in May 1995 in a joint venture with On Word Information Incorporated. The Company believes that Cyberhunt was one of the first games available on the Internet. Based on the favorable response to Cyberhunt, the Company decided to change its business focus to the production of interactive games and simulations for the Internet. Accordingly, the Company hired key members of its engineering staff, including engineers who had worked on developing the core technology used in Cyberhunt for several years while at Motorola and acquired a license to the technology from Motorola. The Company also began acquiring equipment to support its new business strategy, and commenced a phase-out of its fee-for-service business.

    The Company has produced six games and simulations for the Internet through February 1, 1998. The Company's first product, Cyberhunt, required participants to solve puzzles and riddles. The Company introduced the game in May 1995 principally as a proof of concept, but sold a commercial version that first generated revenues in March 1996 and ran until February 1997. Certain important features of the software developed for Cyberhunt have been used in the Company's subsequent games and simulations, including dynamic page creation, header and footer technology that provides dynamic navigation, registration mechanisms, and the ability to display dynamic advertising. The Company produced Road Trip to the Super Bowl XXX from October 1995 through January 1996, however it did not produce cash revenues. This simulation introduced the Company's "integrated advertising" concept, which offers advertisers the opportunity to integrate their promotions within a specific game or simulation on a Web site. Road Trip to the Super Bowl XXX allowed participants to click out of the game site and into an advertiser's site in search for clues that eventually led participants back to the game site. The Company next introduced Road Trip to the College World Series, which first produced revenues in March 1996 and ran until May 1996. Players accumulated points by solving timed puzzles and trivia questions, and responding appropriately to certain random events. Based on points accumulated, participants could select prizes. The Road Trip simulations took Web participants on cross-country excursions, and allowed them to compete for prizes while they watched actual travelers encounter famous landmarks and fascinating cities across the United States. The Court of Last Resort was a Web-based simulation for the resolution of disputes between ordinary people. Participants were solicited to offer real disputes, and "jurors" could listen to RealAudio "testimonies", review evidence and cast their vote. The Court of Last Resort did not feature a competitive element and was designed primarily for entertainment. The Court of Last Resort ran from the Spring of 1996 to February 1997, but did not produce cash revenues.

    The Company's current games and simulations consist of Final Bell and SportSim. Final Bell, which first produced revenues in November 1996, is a stock market simulation in which players compete with one another to build the highest-valued stock portfolio. By placing risk-free game dollars in actual stocks on a daily basis, players can use Internet resources to model and track their own personal simulated portfolios. In a July 1997 ranking, Final Bell was ranked third among the most active investment sites on the Web by Lycos, Inc., an Internet navigation service that also furnishes Web site reviews, and at January 9, 1998, there were 21,412 active portfolios in game number 7 of Final Bell. Final Bell was the Company's first simulation to incorporate significant input from a development partner (Charles Schwab & Co., Inc.) and use of informal surveys to establish that participants interested in the stock market and investing represented an attractive target market to advertisers and their agencies. SportSim, which first generated revenues in September 1997, gives participants the ability to play sports fantasy leagues on-line by building and competing with their own fantasy teams. Participants draft teams of real world professional athletes and compete against each other to earn points based upon the actual performances of these athletes in actual games. SportSim fully automates the drafting and trading process to simplify league management and provides for more sophisticated gaming. Fantasy Football, the initial SportSim game, which was sponsored by Saturn Corporation ("Saturn"), was launched on July 15, 1997. As of the conclusion of the football season in January 1998, 108,727 teams had participated, making it, in the Company's estimation, the largest fantasy football game on the Internet.

    The Company generates advertising revenues from the sale of sponsorships or "integrated advertising." By involving advertisers in the creation of a message, Sandbox seeks to differentiate itself from the many Internet companies competing through banner sales for limited advertising dollars. The Company also generates advertising revenues from the sale of banners, a form of Internet advertising similar to billboards on which users can click to visit an advertiser's Web site to get further information about the advertiser or its products. The Company's growth strategy is to increase advertising revenue through the ongoing introduction of new and enhanced features to its flagship products, SportSim and Final Bell, and by the creation of new games and simulations targeted at different audiences. One key element in this strategy is the Company's ability to manage its costs in creating new games and simulations by building on technology developed in prior games and simulations. As an example, the Company developed Fantasy Basketball, the second SportSim game, using many of the techniques developed in Fantasy Football with no additions to its creative staff. However, the Company recently acquired an additional $678,000 of equipment to handle anticipated increases in traffic to its Web sites from the launch of Fantasy Basketball and Mid-Season Football, a mini game within Fantasy Football that is also sponsored by Saturn and offers persons who missed drafting a team at the beginning of the season a chance to participate. Fantasy Basketball was launched on October 21, 1997, and 48,380 teams were participating as of February 1, 1998, however, it has not yet produced any revenues. In response to the popularity of Mid-Season Football, the Company launched Second-Season Basketball on January 19, 1998, and 35,144 teams were participating as of February 1, 1998. Because the Company anticipates that advertising alone will not generate operating profits in the foreseeable future, the Company also intends to seek to create additional revenue streams in the form of product sales, such as the sale of more sophisticated CD-ROM variations of its games and simulations, and through licensing its proprietary gaming engines for use on non-competing third party Web sites.

    As part of its strategy, the Company has entered into alliances with media companies that already enjoy substantial brand awareness and traffic among Internet users. In June and July 1997, Sandbox entered into Co-Branding and Marketing Agreements with CNNfn and CNN/SI, affiliates of the Cable News Network, Inc. ("CNN") and the Turner Broadcasting System. CNNfn and CNN/SI provide content, celebrity endorsements, advertising sales support, and promotion for Internet and CD-ROM versions of Final Bell and SportSim on their cable channels and Web Sites. Net banner advertising revenues are divided among the parties on a 60/40 basis, with the party responsible for selling the advertising entitled to retain the higher percentage. Regardless of which party is responsible for the sale of sponsorships, net sponsorship revenue is divided evenly. With respect to the CNNfn Agreement, any other merchandising or licensing net revenues are divided on a 70/30 basis, with Sandbox entitled to 70%, and with respect to the CNN/SI Agreement, such revenues are divided evenly. Generally, the CNN Agreements provide that where extraordinary costs are required to integrate advertisements or sponsorships, and the parties agree to such costs, the parties split such costs evenly. Under these agreements, Sandbox retains all rights to its proprietary simulations as well as ownership of the related participant databases. See "Business - Advertising and Sales - Co-Branding and Marketing Agreements with CNN/SI and CNNfn". The Company spent substantial time, effort and money during the first six months of 1997 putting these co-branding relationships in place. Since July 1997, CNN has heavily promoted the Final Bell and SportSim sites. CNN's media support for the promotion of the SportSim site was valued by CNN at an estimated $5.5 million for the initial 5 weeks following launch. Promotional support included impressions on CNN Headline News, CNN and CNN/SI cable networks, print promotion by Sports Illustrated magazine and interactive promotion on the CNN/SI Web site. The result has been a substantial increase in traffic to the Company's Web sites since the CNN agreements were signed. Page views delivered by the combination of all Sandbox sites totaled over 40 million in November 1997, the last full month in which both football and basketball were running, as compared to 3,625,000 page views in February 1997, the Company's previous busiest month before entering into the CNN agreements.

    The Company seeks to use its proprietary technology embodied in its games and simulations to develop databases of participant demographic information designed to be of considerable value to advertisers. This information is obtained by registering visitors to its Web Sites, tracking their preferences, and rewarding participants for providing information about their purchasing preferences. Total registered participants in Sandbox's database for all sites approximated 373,833 at February 1, 1998.

    At February 1, 1998, Sandbox had 24 full-time employees and is led by a team experienced in the fields of network technology, marketing management, computer art, advertising and graphic design. The Company has financed its development to date through investment capital provided by three venture capital firms, by private investors and by entering into strategic alliances with other media companies such as CNN providing for the exchange of goods and services. At December 31, 1997 the Company had total assets and stockholders' deficit on an unaudited basis of approximately $2.1 million and $2.4 million, respectively.


    The Company was originally incorporated in Arizona as Tracer Design, Inc. on February 25, 1992 and, for the purpose of redomesticating under the laws of the State of Delaware, reincorporated in Delaware on April 25, 1996 under the name Sandbox Entertainment Corporation. The Company's offices are located at 2231 East Camelback, Suite 324, Phoenix, Arizona 85016, and its telephone number is 602-468-6400.

                               RECENT DEVELOPMENTS


    $583,000 of written commitments from IBM, Saturn, Metropolitan Life Insurance Company ("MetLife"), Quicken Financial Network and Sprint Communication Company LP ("Sprint") have been executed with the Company for "integrated advertising" on its Web site since the execution of the CNN agreements in June and July 1997. Of this amount, $539,000 (or average monthly cash revenues of $77,000) relates to the period from October 1, 1997 through May 4, 1998, of which $479,000 is subject to a 50% revenue split with CNN. These commitments include an agreement with IBM providing for $180,000 to sponsor the Trade Center, an area of Final Bell where trades are initiated, and other areas within Final Bell through March 14, 1998, an agreement with Saturn providing for $180,000 to sponsor Full Contact and Mid-Season Football, fantasy football games within SportSim through January 31, 1998, an agreement with MetLife providing for $138,000 to sponsor planned simulations on Final Bell from November 10, 1997 to May 4, 1998, an agreement with Quicken Financial Network providing for $60,000 to sponsor a promotional contest in Final Bell and an agreement with Sprint to sponsor the football playoffs in January 1998. Except within a given sponsor's product or service category, co-branding and sponsorships do not reduce the Company's available inventory of banner advertising.

    On November 24, 1997 the Company entered into a written agreement with Eastman Kodak Company which provides for the exchange of $50,000 in banner impressions for a like amount of barter credits provided through Global Marketing Resources. The value of these impressions is not subject to a revenue split with CNN. The Company intends to use these credits to purchase prizes to be awarded to game participants.

    During the six-month period ending December 31, 1997, the Company invoiced approximately $5,100, $35,850, $35,000, and $13,500 to Netscape, iVillage, MetLife and American Express, respectively, for banner advertising.
All of these banner placements are subject to a revenue split with CNN.

    The Company is currently negotiating a modification to the CNN/SI Agreement to provide that (i) the Company will add an additional simulation for college basketball, and, if a mutually agreeable advertising arrangement is in place, additional simulations for golf and hockey and (ii) the Company may license certain portions of the sports simulations to non-competitors of CNN/SI. There are no assurances such negotiations will be successful.


    In addition, three concepts are currently being developed for 1998 by Sandbox and Turner Interactive Sales, the marketing group for CNN: (i) a private label version of CNNfn Final Bell to be used as a training service for account holders of three financial services firms, (ii) a European edition of Final Bell, and (iii) a new licensed game to support the marketing goals of a major satellite programming distributor. These concepts are in various stages of development and there can be no assurance that any or all of these concepts will be completed.

                                  The Offering


Issue..............................................    650,000 shares of Series B Preferred Stock.


Dividends..........................................    Dividends and distributions equal to the dividend
                                                       and distribution,  if any, declared on the number
                                                       of shares of Common  Stock into which such shares
                                                       of  Series  B  Preferred  Stock  are  convertible
                                                       (without  regard to the Restricted  Period).  The
                                                       Company has never declared or paid cash dividends
                                                       on its  capital  stock  and does  not  anticipate
                                                       doing so in the foreseeable future. The Company's
                                                       current bank  financing  contains a covenant that
                                                       the Company will not pay or declare any dividends
                                                       on the  Company's  stock  (except  for  dividends
                                                       payable  solely in the Company's  stock)  without
                                                       the bank's prior written consent, and the Company
                                                       anticipates   that  any  future   bank  or  other
                                                       institutional    financing    will    contain   a
                                                       substantially similar restriction.

Conversion into Common Stock.......................    Convertible,  at the option of the holder, at any
                                                       time following the Restricted Period, into Common
                                                       Stock at an initial  conversion rate of one share
                                                       of  Common  Stock  for  each  share  of  Series B
                                                       Preferred Stock,  subject to certain antidilution
                                                       adjustments.  Automatically  converts into Common
                                                       Stock at the then applicable  conversion rate 180
                                                       days  following   consummation  of  a  Qualifying
                                                       Public Offering.  The Restricted Period begins on
                                                       the date of the closing of this offering and ends
                                                       on the  earlier  of (i) 24 months  following  the
                                                       date of the  closing of this  offering,  (ii) 180
                                                       days  after  the  consummation  of  a  Qualifying
                                                       Public Offering,  (iii) the occurrence of certain
                                                       events which result in a change in control of the
                                                       Company, or (iv) the date determined by the Board
                                                       of Directors as to all of the outstanding  Series
                                                       B Preferred  Stock. A Qualifying  Public Offering
                                                       means  a  firm  commitment   underwritten  public
                                                       offering immediately  following which the Company
                                                       has  a  market  capitalization  of at  least  $30
                                                       million  and which  results  in  proceeds  to the
                                                       Company   of  at   least  $5   million   (net  of
                                                       underwriting   discounts  and   commissions   and
                                                       offering expenses),  but does not include another
                                                       "public venture capital transaction" in which the
                                                       securities  issued  are not  freely  transferable
                                                       following  issuance.  See "Description of Capital
                                                       Stock - Series B  Preferred  Stock -  Conversion;
                                                       Restrictions on Transfer".

Liquidation Preference.............................    The offering price per share,  subject to certain
                                                       antidilution    adjustments.    On   liquidation,
                                                       proceeds are  distributed to holders of shares of
                                                       Series A  Preferred  Stock and Series B Preferred
                                                       Stock,  pro  rata,  based on the  original  issue
                                                       price of such  shares,  and prior to  holders  of
                                                       shares  of  Common  Stock.  See  "Description  of
                                                       Capital Stock".

Voting Rights......................................    The holders of the Series B Preferred  Stock will
                                                       be  entitled  to vote as a class with the holders
                                                       of  the  Common  Stock  and  in  such  event  are
                                                       entitled  to one vote for  each  share of  Common
                                                       Stock into which the Series B Preferred  Stock is
                                                       convertible  (without  regard  to the  Restricted
                                                       Period). In addition, the approval of the holders
                                                       of  the   Series  B   Preferred   Stock,   voting
                                                       separately  as a  class,  shall be  required  for
                                                       certain   mergers,   consolidations,   sales   of
                                                       substantially all of assets,  changes in control,
                                                       and   substantial   dispositions  by  management,
                                                       unless  the  holders  of the  Series B  Preferred
                                                       Stock   are  to   receive   cash  or   marketable
                                                       securities  valued at an amount at least equal to
                                                       125% of the original  issue price of the Series B
                                                       Preferred   Stock   (subject  to  adjustment  for
                                                       antidilution events).

Transfer Restrictions..............................    During  the  Restricted   Period,  the  Series  B
                                                       Preferred Stock will not be  transferable  except
                                                       as follows:  (1) to family  members or affiliates
                                                       (as  such   term  is   defined   in  Rule   12b-2
                                                       promulgated under the Securities  Exchange Act of
                                                       1934,  as  amended),  (2) pursuant to the laws of
                                                       descent  and  distribution,  (3) in the  event of
                                                       bankruptcy or  insolvency  of the holder,  (4) as
                                                       approved by the Board of Directors for all Series
                                                       B Preferred Stock then  outstanding or (5) by the
                                                       Underwriters   in  connection  with  the  initial
                                                       distribution of the Series B Preferred  Stock. As
                                                       a result of the foregoing transfer  restrictions,
                                                       the   Series  B   Preferred   Stock  may  not  be
                                                       transferable for a period of 180 days following a
                                                       Qualifying Public Offering.  However,  during the
                                                       Restricted  Period,  unless the lead  underwriter
                                                       otherwise  grants a waiver  pursuant  to  Lock-Up
                                                       Agreements with the lead underwriter,  85% of the
                                                       currently  outstanding shares of Common Stock and
                                                       over 99% of the currently  outstanding  shares of
                                                       Series A Preferred  Stock will also be subject to
                                                       restrictions    on    transfer.    The    lock-up
                                                       restrictions on transfer expire on the earlier of
                                                       30 days following expiration or early termination
                                                       of the  Restricted  Period,  or 180 days  after a
                                                       Qualifying  Public  Offering.  Although  the lead
                                                       underwriter  may use its discretion to waive such
                                                       restrictions  in  certain  instances,   the  lead
                                                       underwriter does not anticipate granting any such
                                                       waivers.

Minimum Purchase; Suitability......................    The minimum investment by any single purchaser in
                                                       this offering shall be the lower of 100 shares or
                                                       $750.  The  Underwriters  anticipate  imposing  a
                                                       suitability standard for prospective investors to
                                                       participate in this offering as follows:

                                                       1.   prospective  investors  with  (i) a  minimum
                                                            annual net  income of $65,000  and a minimum
                                                            liquid    net   worth   of    $65,000    or,
                                                            alternatively,  (ii) a  minimum  liquid  net
                                                            worth of $150,000, will not be restricted as
                                                            to  the   amount   of  shares  of  Series  B
                                                            Preferred  Stock which may be purchased.

                                                       2.   prospective  investors not meeting the above
                                                            standard would be permitted to buy shares of
                                                            Series B  Preferred  Stock  but only if such
                                                            investor's  annual  gross income is at least
                                                            $30,000,  and only in amounts not  exceeding
                                                            the  lesser of (i) 7 1/2% of the  investor's
                                                            liquid net worth, (ii) 10% of the investor's
                                                            net worth excluding principal residence,  or
                                                            (iii) 7 1/2% of the investor's  annual gross
                                                            income.


                                                       Certain jurisdictions may impose more restrictive
                                                       standards.   Pennsylvania   investors   will   be
                                                       required to meet standard number (1).

Lock-In Agreements.................................    Prior to the effective  date of the  registration
                                                       statement, Messrs. Little, Layne, Whittington and
                                                       Gomez will have  entered into a four year lock-in
                                                       agreement,   as   required   by   certain   state
                                                       securities   laws,    pursuant   to   which   the
                                                       shareholders would be restricted from transfer or
                                                       sale  of  their  shares,   with  certain  limited
                                                       exceptions.   The  form  of  the  state   lock-in
                                                       agreement   was  filed  as  an   exhibit  to  the
                                                       Registration Statement.

Capital Stock to be outstanding after the offering.    526,397 shares of Common Stock (1)
                                                       330,211 shares of Series A Preferred Stock (2)
                                                       650,000 shares of Series B Preferred Stock (3)
                                                       2,247,936  shares of Common Stock on a fully
                                                          diluted basis (4)

Use of Proceeds....................................           Purpose             Amount(5)       Percentage of Net
                                                              -------             ---------       -----------------
                                                                                                      Proceeds
                                                                                                      --------

                                                       Staffing Costs            $1,032,913                   25%
                                                       Product and Services
                                                       Marketing and
                                                       Development                1,027,193(6)                25%
                                                       Reduction of Debt          1,571,117(7)                38%
                                                       Working Capital              531,517(6)                12%
                                                                              ------------------      -----------
                                                                                 $4,162,740                  100%
                                                       See "Use of Proceeds".


(1) Based on 526,397  shares  outstanding  as of September 30, 1997 and excludes
(a) 100,506 shares of Common Stock issuable upon exercise of outstanding stock options, (b) 166,268 shares of Common Stock issuable upon exercise of outstanding warrants, (c) 187,129 shares of Common Stock reserved for future issuance under the 1995 Equity Incentive Plan, and (d) Common Stock reserved for issuance upon conversion of Series A Preferred Stock and Series B Preferred Stock. See "Capitalization".

(2) Based on 330,211 shares outstanding as of September 30, 1997 and excludes 122,921 shares of Series A Preferred Stock issuable upon exercise of outstanding warrants and 112,504 shares issuable upon conversion of certain convertible promissory notes. See "Capitalization".


(3) Based on no shares of Series B Preferred Stock outstanding prior to this offering and excludes 52,000 shares issuable upon exercise of warrants granted to the Underwriters effective upon the commencement of this offering at 110% of the public offering price. See "Capitalization".


(4) Includes the shares issuable upon conversion of the Series A Preferred Stock (including the shares excluded in note (2) to this table), the Series B Preferred Stock (including the shares excluded in note (3) to this table) and the shares of Common Stock excluded in note (1) to this table.

(5) Assumes an offering price of $7.63 per share.

(6) The Company has acquired an additional $678,000 of equipment in anticipation of the commencement of its SportSim basketball season and mid-season football. This additional equipment was financed by the vendor in October 1997, on net 45-day credit terms, which have been extended at the discretion of the vendor pending completion of this offering . The Company intends to finance the $678,000 under an equipment lease financing line of credit of $1,000,000, which the Company is currently negotiating. If such lease financing is not available on terms acceptable to the Company, the Company may need to use proceeds from this offering to pay for some or all of such equipment, which would reduce the funds otherwise available for working capital and marketing or development. See "Risk Factors - Need for Additional Financing". In addition, the Company has entered into an agreement dated November 25, 1997 to settle certain potential claims for, among other things, contributory copyright infringement. Pursuant to the agreement, the Company issued a promissory note in the principal amount of $30,000 due 90 days after its issuance. The Company intends to use proceeds from this offering to pay such note. See "Risk Factors - Potential Liability for Internet Content".


(7) Includes $500,000 to repay a revolving bank line of credit due March 5, 1998, bearing interest at a prime rate of 1.5%, which may be reborrowed through the term of the agreement, and bridge loans of $36,166, $172,528, and $150,000 obtained in November and December 1997 and January 1998. See "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources".

                       Summary Consolidated Financial Data

                                                                              Nine Months Ended
                                              Year Ended December 31,           September 30,
                                            --------------------------------------------------------


Statement of Operations Data:                    1995           1996           1996           1997
      Internet revenues .................   $      --      $   241,322    $    80,512    $   171,319
      Non-Internet revenues (1) .........       462,417        154,845        150,751           --
                                            -----------    -----------    -----------    -----------
                 Total revenues .........       462,417        396,167        231,263        171,319
      Production and engineering
          expenses ......................       594,219        986,593        760,908        786,017
      Sales and marketing expenses ......       130,760        505,954        347,438        502,655
      General and administrative
          expenses ......................       223,676        304,897        222,882        358,025
                                            -----------    -----------    -----------    -----------
                 Total operating expenses       948,655      1,797,444      1,331,228      1,646,697
                                            -----------    -----------    -----------    -----------
      Operating loss ....................      (486,238)    (1,401,277)    (1,099,965)    (1,475,378)
      Other expense, net ................        20,852         76,232         43,289        145,987
                                            -----------    -----------    -----------    -----------
      Net loss ..........................   $  (507,090)   $(1,477,509)   $(1,143,254)   $(1,621,365)
                                            ===========    ===========    ===========    ===========
      Net loss per common share (2) .....   $     (0.69)   $     (1.86)   $     (1.45)   $     (1.96)
      Shares used in computation (2) ....       732,229        794,570        787,117        827,378


                                                       September 30, 1997
                                                 -----------------------------
                                                 Actual         As Adjusted (3)
Balance Sheet Data:
     Cash and cash equivalents.................  $    311,981    $ 3,262,299
     Working capital (deficit).................    (1,315,082)     2,829,497
     Total assets..............................     1,457,440      4,285,830
     Notes payable.............................       500,000             --
     Long term debt, including current portion.     2,077,131      1,373,126
     Total stockholders' equity (deficit)......    (1,599,258)     2,563,482

(1)  Non-Internet  revenues  were  revenues  generated  from the  production  of
traditional  and  interactive   marketing  programs  and  materials  for  client
companies.


(2) Adjusted to give effect to the Reverse Stock Split. The effect of the conversion of each outstanding share of Series A Preferred Stock into one share of Common Stock is not included in the adjustment because the effect would be anti-dilutive. Includes certain common share equivalents in accordance with SAB 83 (see Note 1 of Notes to the Financial Statements).


(3) Adjusted to give effect to the sale of 650,000 shares of Series B Preferred Stock offered by the Company hereby at an assumed public offering price of $7.63 per share, and the application of the related proceeds thereof. See "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS


    Except for historical information contained herein, this Prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and the Company's plans and expectations. The Company's actual results may differ materially from such statements. Factors that cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus. The Company believes that the "Risk Factors" discussed below address all material uncertainties known to the Company as of the date of this Prospectus.


    The securities offered hereby involve a high degree of risk and should be regarded as speculative. As a result, the purchase of Series B Preferred Stock should be considered only by persons who can reasonably afford a loss of their entire investment. In addition to the other information in this Prospectus, the following risk factors, among others, should be considered carefully in evaluating the Company and its business before purchasing the shares of Series B Preferred Stock offered hereby.


No Public Market; No Liquidity

    There is no public market for the shares of Series B Preferred Stock or the Common Stock into which they are convertible (the "Conversion Shares"), and none is expected to develop in the foreseeable future. In addition, such shares are not redeemable and may not be transferred (subject to certain limited exceptions) during the Restricted Period. The Company's transfer agent will not transfer on the Company's books shares that are not transferred in compliance with applicable transfer restrictions. As a result of the foregoing transfer restrictions, the Series B Preferred Stock may not be transferable for a period of 180 days following a Qualifying Public Offering. However, during the Restricted Period, unless the lead underwriter otherwise grants a waiver pursuant to Lock-Up Agreements with the lead underwriter, 85% of the currently outstanding shares of Common Stock and over 99% of the currently outstanding shares of Series A Preferred Stock will also be subject to restrictions on transfer. The lock-up restrictions on transfer expire on the earlier of 30 days following expiration or early termination of the Restricted Period, or 180 days after a Qualifying Public Offering. Although the lead underwriter may use its discretion to waive such restrictions in certain instances, the lead underwriter does not anticipate granting any such waivers. See "Venture Capital Investing" and "Description of Capital Stock - Series B Preferred Stock". Accordingly, it is unlikely that a purchaser of Series B Preferred Stock offered hereby will be able to transfer such shares prior to the expiration of the Restricted Period and may have substantial difficulty transferring such shares after expiration of the Restricted Period. The certificates evidencing the Series B Preferred Stock and the Conversion Shares will bear a legend referring to these restrictions on transfer. In the limited circumstances in which transfer of shares may be effected, the lack of liquidity will have a material adverse effect on the price that could otherwise be obtained for the shares in a public market.

Net  Capital  Deficiency;  Auditor's  Doubt  Regarding  Continuation  as a Going
Concern


    The Company is incurring operating losses as it moves from early stage towards fuller scale deployment of its technologies. The operating losses have created a net capital deficiency of $1,599,258 at September 30, 1997, which requires that the Company obtain additional financial resources to meet its business objectives and such committed financing is not yet in place. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. See "Report of Independent Auditors" and Note 12 of "Notes to Financial Statements".

Need for Additional Financing


    The Company believes that the net proceeds from this offering, together with available funds, including the Company's bank and existing and proposed equipment lease lines of credit and revenues from contracts currently in place, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for approximately the next 13 months. The Company is currently negotiating the extension of its $500,000 revolving bank line of credit due March 5, 1998 contingent on the completion of this offering. If such extension is not available on terms acceptable to the Company, the net proceeds from this offering together with available funds will be sufficient to meet its anticipated cash needs for only 11 months if proposed lease financing is available, and 8 months if such lease financing is unavailable. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may be required to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in substantial additional dilution to the Company's stockholders, including the holders of the Series B

Preferred Stock. There can be no assurance that financing will be available to the Company in amounts or on terms acceptable to it. In addition, the Company has acquired an additional $678,000 of equipment to accommodate the commencement of its SportSim basketball season and mid-season football. This additional equipment was financed by the vendor in October 1997 on net 45-day credit terms, which have been extended at the discretion of the vendor pending completion of this offering. The Company intends to finance the $678,000 under an equipment lease financing line of credit of $1,000,000 which the Company is currently negotiating. If such lease financing is not available on terms acceptable to the Company, the Company may need to use proceeds from this offering to pay for such equipment, which could have a material adverse effect on the Company's business, prospects, financial condition or operating results. The Company is also in arrears for past due payments and other charges under (i) an agreement with its telecommunications service provider in the amount of $30,000, (ii) an agreement with its Internet service provider in the amount of $15,000, (iii) its $500,000 revolving bank line of credit due March 5, 1998, (iv) its principal equipment lease in the amount of $23,000, (v) various other equipment leases in the amount of $15,000, and (vi) its building lease in the amount of $29,000. The Company intends to use part of the net proceeds of this offering to pay such arrearages. In addition, $109,058 in principal plus accrued interest under a promissory note issued to an individual investor and $40,000 in pricipal plus accrued interest under promissory notes issued to a group of investors is past due. The Company intends to use part of the proceeds of this offering to pay off such notes. See "Use of Proceeds."


Lack of Certain Venture Capital Rights

    The Company is engaging in a public offering of its Series B Preferred Stock as an alternative to another round of venture capital financing. Venture capital investing generally requires the assumption of significantly greater investment risks than those incurred when investing in the securities of established public companies, including the risk of complete loss of investment. Contractual protections often obtained by venture capital investors include, among other things, the right to representation on the Board of Directors, veto rights over certain corporate actions and preemptive rights to purchase a pro rata share of new issuances of securities. As more particularly described under "Description of Capital Stock - Series B Preferred Stock", the holders of Series B Preferred Stock will have certain anti-dilution rights and the right to vote separately as a class to approve any material or adverse change in the rights, preferences or privileges of the holders of Series B Preferred Stock, any increase in the number of shares of Series B Preferred Stock, the authorization, creation or issuance of any shares of any class or series of stock having any preference or priority superior to the Series B Preferred Stock, any merger, consolidation, or corporate reorganization, and certain business transactions resulting in a change in control. However, purchasers of Series B Preferred Stock in this public offering will not have many of the rights typically granted to venture capital investors in a private offering, including the right to representation on the Board of Directors (although the Company intends to add two independent directors following consummation of this offering), veto rights over certain corporate actions and preemptive rights to purchase a pro rata share of new issuances of securities. See "Venture Capital Investing".

Limited Operating History

    The Company was incorporated in 1992 and its initial business did not involve the Internet. In 1995, the Company began transitioning from a marketing consultancy and services firm to a developer of games and simulations designed for the Internet. Since March 1996, the Company has focused exclusively on its Internet business and first recognized revenues from its Internet operations at that time. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's principal current and anticipated source of revenues is the sale of advertising space on its Web sites. Because the Company anticipates that advertising revenues alone will not generate operating profits in the foreseeable future, the Company believes that its future success will depend, in part, on its ability to generate revenues and profits from other sources, such as pay-for-play opportunities (i.e., CD-ROM versions of its games) and the licensing of its proprietary gaming software, which cannot be assured. The
Company's prospects must be considered in light of the risks, expenses and difficulties being encountered by companies in the new and rapidly evolving market for Internet products, content and services. To address these risks, the Company must, among other things effectively develop new relationships and maintain existing relationships with media partners like CNN, its advertising customers, their advertising agencies and other third parties, provide original and compelling games and simulations and products to Internet users, continuously develop and upgrade its technology, develop additional revenue streams to supplement its advertising revenue, respond to competitive developments, increase the ability of its hardware and software infrastructure to adequately handle increasing volumes of traffic without significant interruption, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so would have a material adverse effect on the Company's business, prospects, financial condition or operating results.

Anticipation of Continuing Losses and Cash Flow Deficits; Negative Net Worth

    Since inception of its Internet business, the Company has incurred substantial costs to develop its technology, to create, introduce and enhance its games and simulations, to build traffic on its Web sites, to establish relationships with strategic partners and advertisers and to build an administrative organization. The Company expects to continue to incur substantial costs for these purposes, and in particular to incur increased staffing costs for engineering and marketing personnel. The Company has incurred significant losses in each of its fiscal quarters and years since the inception of its Internet business, and expects to continue to incur significant losses on both a quarterly and annual basis for the foreseeable future. At September 30, 1997, the Company had a working capital deficiency of $1,315,082 and a negative net worth of approximately $1,599,000, and in September 1997 experienced operating cash requirements (net loss plus principal repayments under capital lease obligations and term notes) of approximately $220,000, which requirements are projected to increase to approximately $300,000 in the immediate future as the Company implements certain planned increases in capital and operating expenses. The Company has earned only limited revenue to date from its Internet activities and its ability to generate significant revenue is subject to substantial uncertainty. There can be no assurance that the Company will ever generate sufficient revenue to meet its operating expenses or achieve or maintain profitability. Further, in view of the rapidly evolving nature of the Company's business and its limited operating history, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".


Unpredictability of Future Revenues and Profitability

    To be successful, the Company believes it will be required in the future to derive revenue from a mix of banner and "integrated advertising" on its Web sites, CD-ROM sales and license fees. However, as a result of the Company's limited operating history and the emerging nature of the markets in which its competes, the Company is unable to accurately forecast its revenues. To date, much of the advertising delivered by the Company has been in the form of barter, in which the Company has exchanged advertising on its Web sites for advertising, editorial and software content and prizes. The Company began marketing the CD-ROM version of CNNfn Final Bell in September 1997 and less than 300 copies were sold through December 1997. The Company is not currently marketing the CNNfn Final Bell CD-ROM. The Company has no license fee revenue. The Company's future prospects are substantially dependent upon its success in generating revenues from sources other than advertising, such as CD-ROM sales, end-user fees for playing premium games and simulations, and fees from licenses of its gaming engines, and its inability or failure to do so could have a material adverse effect on its business, prospects, financial condition or operating results.


    The Company's current and anticipated future expense levels are based largely on management's assessment of the Company's prospects and its estimates of future revenues. Expense levels are to a significant extent fixed and operating cash requirements (net loss plus principal repayments under capital lease obligations and term notes) are expected to significantly increase in the immediate future. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and a shortfall in actual revenue as compared to estimated revenue could have an immediate adverse effect on the Company's business, prospects, financial condition or operating results that would be material. In addition, the Company currently intends to significantly increase its sales and marketing expenses, particularly for the additional sales and marketing staff necessary to develop and maintain relationships with advertising customers, their advertising agencies and other third parties, and to increase its production and engineering expenses, including to increase engineering staff levels necessary to develop and produce new games and simulations, as well as to continuously improve its existing technology and develop new technology. Increases in operating expenses may also occur in response to increased hardware and software infrastructure requirements to handle larger amounts of traffic and to competitive developments. To the extent these expenditures do not result in a substantial increase in revenues, the Company's business, prospects, financial condition or operating results would be materially adversely affected.


Potential Fluctuations in Quarterly Operating Results


    The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of other factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include the level of use of the Internet, demand for Internet advertising, seasonal trends in both Internet use and advertising placements, including the interest level in the subject matter of the Company's specific Internet offerings, the addition or loss of advertisers, the advertising budgeting cycles of individual advertisers, the level of traffic on the Company's Internet sites, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's Internet operations, the number of participants who register to play the Company's games and simulations, the introduction of new sites and services by the Company or its competitors, price competition or pricing changes in the industry, technical difficulties or system downtime, general economic conditions and economic conditions specific to the Internet and Internet media. Due to any or all of the foregoing factors, it is likely that the Company's operating results will fall below the expectations of investors in some future quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Seasonality

    The Company expects that, as it adds more games and simulations related to major U.S. sports, its revenue will be higher leading up to and during major U.S. sport seasons for which the Company is operating a SportSim fantasy site and lower at other times of the year. The Company also believes that advertising in traditional media generally is lower in the first and third calendar quarters of each year, and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of Internet advertising expenditures could become more pronounced.


Emerging Market for the Company's Services

    The market for Internet games and simulations is at a very early stage of development, is rapidly evolving and is characterized by an increasing number of entrants that are introducing or developing competing products and services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services such as the Company's are subject to a high level of uncertainty and risk. Because the market for the Company's games and simulations is new and evolving, it is difficult to predict with any assurance the market's size, growth rate or durability. In addition, it is not known whether individuals will utilize the Internet to any significant degree as a means of purchasing goods and services. The adoption of the Internet for commerce, particularly by those individuals and companies which historically have relied upon traditional means of commerce, will require a broad acceptance of new methods of conducting business and exchanging information. There can be no assurance that the market for the Company's games and simulations will develop or that demand for the Company's service will increase or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's games and simulations do not achieve or sustain market acceptance, the Company's business, prospects, financial condition or operating results would be materially adversely affected.

Dependence on Advertising Revenues; Competition for Advertisers

    Since March 1996, substantially all of the Company's operating revenues have been and are currently derived from on-line advertising. The success of the Company's business strategy will depend to a significant extent on the Company's ability to increase its advertising revenue. See "Business - Advertising and Sales". There can be no assurance that growth in such revenues can be accomplished.

    Each of the Company's advertising contracts can be terminated by the advertising customer at any time on very short notice. Consequently, the Company's advertising customers may move their advertising to competing Internet sites, or from the Internet to traditional media, quickly and at low cost, thereby increasing the Company's exposure to competitive pressures and fluctuations in net revenues and operating results. In selling Internet advertising, the Company also depends to a significant extent on advertising agencies, which exercise substantial control over the placement of advertising for the Company's existing and potential advertising customers. Furthermore, substantially all of the Company's revenues to date have been derived from a limited number of advertising customers. The Company's success will depend on its ability to broaden and diversify its base of advertising customers. If the Company loses advertising customers, fails to attract new advertisers or is forced to reduce advertising rates in order to retain or attract advertisers, the Company's business, prospects, financial condition or operating results will be materially adversely affected. See "Business - Advertising and Sales".

    There is intense competition for the sale of advertising on Web sites, even those which generate a high volume of traffic. This has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, and difficulty in projecting levels of Internet advertising revenue that will be realized generally or by any specific company. Competition for advertisers among Web sites, as well as competition with other traditional media for advertising placements, has resulted in significant price competition. Most of the Company's banner advertisements to date have been sold on the basis of the number of "impressions", or times that an advertisement appears in page views downloaded by participants, rather than on the number of "click-throughs", or participant requests for additional information made by clicking on the advertisement or other basis. There can be no assurance that the Company's future advertising customers will continue to pay on a per-impression basis rather than on some other basis. In addition, there can be no assurance that advertisers will accept the internal and third-party measurements of impressions delivered by the Company's Web sites, or that such measurements will not contain errors.

    The Company expects to decrease its reliance on impression-based marketing in the future as its advertising strategy becomes more focused on "integrated advertising." "Integrated advertising" involves establishing a game or simulation Web site with a co-branding partner and then offering advertisers the opportunity to integrate their promotions within the game or simulation itself through sponsorships. "Integrated advertising" is generally sold on a case by case basis at negotiated rates based on several factors, including the number of impressions, brand identity, user marketing data retrieval, targeted delivery, proof of use and image building. Since the execution of the CNN agreements, the Company has entered into agreements with IBM, MetLife, Saturn and Quicken Financial Network to act as sponsors. See "Business - Strategy". However, there can be no assurance that advertisers in significant volume will accept "integrated advertising" as a viable marketing strategy.

    The foregoing factors and uncertainties could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Risk Factors - Competition" and "Business Advertising and Sales".

Uncertain Acceptance of the Internet as an Entertainment and Advertising Medium

    Use of the Internet by consumers is at a very early state of development, and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. The Company believes that its future success depends on its ability to significantly increase revenues, which will require, among other things, the development and acceptance of the Internet as an advertising medium.

    The Company's advertising customers generally have only limited experience with the Internet as an advertising medium and neither its advertisers nor their advertising agencies have devoted a significant portion of their advertising budgets to Internet-based advertising in the past. Some of the largest advertisers in the United States have no experience with the Internet as an advertising medium and are not devoting any portion of their advertising budgets to Internet-based advertising. In order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet and, specifically, to the Company's Internet offerings. There can be no assurance that advertisers or advertising agencies will be persuaded to allocate or continue to allocate portions of their budgets to
Internet-based advertising, or, if so persuaded, that they will find Internet-based advertising to be more effective than advertising in traditional media such as print, broadcast and cable television, or in any event decide to advertise or continue to advertise on the Company's Internet site(s) or in its products. Acceptance of the Internet among advertisers and advertising agencies will also depend to a large extent on the level of use of the Internet by consumers, which is highly uncertain, and on the acceptance of new methods of conducting business and exchanging information. Advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may be reluctant to modify their media buying behavior or their systems and infrastructure to use Internet-based advertising. Furthermore, no standards to measure the effectiveness of Internet-based advertising have yet gained widespread acceptance, and there can be no assurance that such standards will be adopted or adopted broadly enough to support widespread acceptance of Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, prospects, financial condition or operating results will be materially adversely affected. See "Business - Advertising and Sales".

Uncertain Acceptance of the Company's Products; Recent Product Launches; Product Development

    The Company's future success depends upon its ability to deliver original and compelling Internet games and simulations in order to attract participants with demographic characteristics valuable to the Company's advertising customers. In July 1997, the Company launched its most recent products, SportSim, an interactive, on-line sports fantasy game, as a feature of the CNN/SI Web site, and CNNfn Final Bell, an interactive, on-line stock market simulation. While the Company has previously offered versions of Final Bell, its fantasy sports game is new and unproven. In addition, the Company's success depends on its ability to develop and implement its business plan by generating revenues through product sales. The Company began marketing the CD-ROM version of CNNfn Final Bell in September 1997 and less than 300 copies were sold through December 1997. The Company is not currently marketing the CNNfn Final Bell CDROM. As of the conclusion of the football season in January 1998, 108,727 teams had participated in the fantasy football game in SportSim, and at January 9, 1998 there were 21,412 active portfolios in game number 7 of CNNfn Final Bell. Fantasy Basketball, the second SportSim game, was launched on October 21, 1997, and 83,524 teams were participating as of February 1, 1998. However, there are no assurances that these games or the related CD-ROM offerings will be successful.


    Sandbox seeks to differentiate its games and simulations from its competitors by basing them on subjects of great interest to targeted groups of Internet users and motivating such participants to both spend extended time on and return repeatedly to the Sandbox Web sites by providing, free of charge, the enjoyment of head-to-head competition, useful information and a chance to win meaningful cash prizes and merchandise. However, there are no assurances that the Company will be successful in achieving these goals.

    The Company intends to exploit the adaptability of its software to cost effectively create new products that reach additional targeted audiences on the Internet. With the Company's products, the data needed to run a game or simulation comes from external sources, such as sporting events or the stock market, or will be created as a set of parameters by the players themselves, as may be the case in some of the Company's future simulations. However, there are no assurances that the Company will be able to access external data and licenses required to operate new games or simulations, or that the parameters to be set by the players themselves in future simulations will generate interest in such new games or simulations.

    Further, there can be no assurance that the Company's games and simulations will be attractive to a sufficient number of Internet users to generate meaningful advertising and product revenues. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences through the development of new, compelling games and simulations so as to attract a sufficient number of participants to its sites. Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer original and continuously changing content, making it difficult for the Company to distinguish its content and attract and retain participants. In addition, many other Internet sites offer very specific, highly targeted content that could have greater appeal than the Company's sites to particular subsets of the Company's target audience. If the Company is unable to develop Internet games and simulations that allow it to attract, retain and expand a loyal participant base possessing demographic characteristics attractive to advertisers, and to offer such games and simulations free from system disruptions, the Company will be unable to generate advertising revenues, and its business, prospects, financial condition or operating results will be materially adversely affected. See "Business - Advertising and Sales".


Dependence on CNN and Other Third Parties for Internet Operations


    The Company recently entered into Co-Branding and Marketing Agreements with CNN/SI and CNNfn. The CNN/SI agreement was entered into on June 20, 1997 and is in effect through October 31, 1998, with an option at CNN's discretion to renew for up to two subsequent one-year terms. The CNNfn agreement was entered into on July 11, 1997 and is in effect through July 15, 1999. The agreements generally provide that the Company will develop, maintain, host, update and support a CNNfn Final Bell Web site based on Sandbox's Final Bell stock market simulation game and a CNN/SI SportSim Web site based on fantasy sports games, initially professional football, but expanding to professional basketball, baseball (on CNN/SI's request), golf, hockey and (if permissible from a rights standpoint) college basketball. Before implementing new games, CNN will advise the Company of its required input for the design of such games and the Company will host and update each game in accordance with mutually agreed upon specifications for such design, as the same may be modified from time to time during the term of the agreements. The commercial launch of new games will be determined by mutual agreement of the parties. CNNfn and CNN/SI have the right to use the games to advertise the CNNfn Final Bell and CNN/SI SportSim Web sites (the "Sites"), respectively, and the availability of the games. CNN/SI and CNNfn have agreed to use reasonable efforts to promote the games and the Sites, and to build traffic for the games and Sites in accordance with a promotional plan.

    The CNN agreements provide that both parties will cooperate regarding the sale of banner advertising (a form of Internet advertising similar to billboards) and sponsorships (integration of an advertiser's name and promotion into the game or simulation itself) for the Sites, but CNN retains primary control over the sale of banner advertising and the Company retains primary control over the sale of sponsorships. Each party is responsible for billing, invoicing, and collection activities related to its sales activities. The Company is responsible for all development, maintenance, hosting, updating and support costs, as well as the costs of obtaining all third-party rights and compliance with all sweepstakes and gaming rules and regulations and any prize fulfillment activities. The Company is also required to implement a tracking system to monitor traffic on the sites, page views and other relevant data, and is required to deliver monthly reports to CNN. In addition, the Company is responsible for proper insertion and rotation of all advertising and sponsorships and is required to maintain accurate logs. Where extraordinary costs are required to integrate an advertiser, and the parties agree to such costs, the parties generally split such costs evenly. Net banner advertising revenues are divided among the parties on a 60/40 basis, with the party responsible for selling the advertising entitled to retain the higher percentage. Regardless of which party is responsible for the sale of sponsorships, net sponsorship revenue is divided evenly.

    The Company is required to create a CD-ROM enhancement for each game, as agreed by the parties, that includes CNN/SI and CNNfn elements and features heavier use of graphics and animation and an enhanced non-cash prize structure. The Company retains ownership of such CD-ROM products (except to the CNN elements therein), while net revenues from the sale of CD-ROM products through mutually agreed channels are generally divided evenly among the parties. During the term of the agreements, the parties may discuss merchandising and/or licensing opportunities, which may be exploited only pursuant to mutual agreement of the parties. Any other merchandising or licensing net revenues relating to the games, Sites or the CD-ROM products are divided evenly among the parties with respect to the CNN/SI Agreement and on a 70/30 basis with respect to the CNNfn Agreement, with the Company entitled to 70%. The Company retains all rights to its games and simulations as well as ownership of participant databases.


    The Company's strategy contemplates that the CNN agreements, and the Company's relationship with CNN, will result, over time, in the generation of significant cash revenues for the Company, although there can be no assurance that such revenues will be realized. Although the Company believes that the production and marketing costs associated with CD-ROM game enhancements are relatively low, the Company's initial marketing of the CNNfn Final Bell CD-ROM has not been successful in producing significant revenues. The costs to the Company of complying with its obligations under the agreements are substantial, and there are no assurances that the costs to develop, maintain, host, update and support the Sites and games will be offset by additional revenues. The failure to produce significant revenues pursuant to the CNN agreements would have a material adverse effect on the Company's business, prospects, financial condition or operating results. In addition, as CNN/SI and CNNfn are primarily responsible for the marketing and sale of banner advertising for the Sites, their failure to market and sell sufficient banner advertising on such sites at attractive terms could have a material adverse effect on the Company's business, prospects, financial condition or operating results. Furthermore, CNN/SI and CNNfn have substantial discretion in the substance and quantity of promotional services they provide in connection with the games and Sites, and there can be no assurance that the promotional services they provide will enable the games and Sites to attract sufficient advertising and sponsorship revenues to generate profits for the Company. The termination or expiration without renewal of either of these agreements and/or the deterioration of the Company's relationship with CNN could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Business - Advertising and Sales".


    In addition to the CNN Co-Branding and Marketing Agreements, the Company has used barter arrangements to significantly increase brand recognition and traffic to its Web sites rather than incurring cash expense for this purpose. Barter arrangements involve the Company's exchange of advertising space on its Web site for reciprocal space in other media publications or other Web sites or receipt of tangible goods used as game prizes or access to editorial or software content. The Company remains dependent on these third party barter arrangements and without such arrangements would experience significant cash flow difficulties.

    The Company's most significant barter transactions to date have been with USA Today Information Network (the original sponsor of Final Bell), PC Quote, Inc., The Motley Fool, TheStreet.com and Neural Applications Corporation. In the USA Today arrangement, the media company's logos and other identifying marks appeared throughout the Final Bell site. In turn, Final Bell appeared on all of USA Today's Money Line Web pages, as well as elsewhere on their financial Web site. In the arrangement with PC Quote, which expired on November 13, 1997 but continues on a month to month basis, text links to PC Quote appear on all Final Bell pages, and PC Quote receives 200,000 banners each month. In exchange, the Company receives 200,000 banners and promotion of Final Bell through links on the PC Quote home page,

Micro Watch page and Quote Watch page. The Company also receives charting and graphing tools which are utilized in its Trade Center area within Final Bell. The Company also receives promotion from the Motley Fool, another leading financial information source, through links appearing on the Motley Fool home page, and from appropriate points on America OnLine, and editorial content from The Fools School. In turn, the Company provides links to the Motley Fool from the Exchange area within Final Bell and banner promotion. The Company is also currently involved in an exchange relationship with Neural, which involves the trade of banner advertising for a nightly data feed of stock prices and, until July 1997, had an arrangement with TheStreet.com for the exchange of promotion on the Company's Exchange pages for daily editorial content. The Company believes that the services and tools provided in barter transactions to date are readily available from other sources, although there are no assurances that the Company would be able to replace such services and tools on terms acceptable to the Company.

    Other Internet sites, particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies, may significantly affect traffic to the Company's Internet sites. The Company's ability to develop original and compelling Internet games and simulations is also dependent on maintaining relationships with and using products provided by third party vendors of Internet development tools and technologies. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet content providers. If the Company is unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if the Company's competitors are better able to leverage such relationships, the Company's business, prospects, financial condition or operating results will be materially adversely affected. In addition, the occurrence of a players' strike or other work stoppage, to the extent that the Company is dependent on sports statistics, could have a material adverse effect on the Company's business, prospects, financial condition or operating results.

Potential Liability for Internet Content

    To the extent that the Company publishes and distributes content over the Internet, the Company faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it publishes or distributes. Such claims have been brought, and sometimes successfully pressed, against on-line services.
Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would have a material adverse effect on the Company's business, prospects, financial condition or operating results. Further, regardless of the merits of any asserted claim(s) against the Company, the defense of such claim(s) would be disruptive to the Company's operations, require the time and attention of the Company's senior management and would likely be costly.


    On July 1, 1997, counsel for the Company received written notification from plaintiffs' counsel in Kolbe, et al. v. Humanagement, Inc., et al., Case No. CIV-95-1861-PHX-RCB, U.S. District Court for the District of Arizona (the "Litigation"), that plaintiffs intended to add the Company as a defendant in the lawsuit, in which a preliminary injunction against defendants has been granted regarding, among other things, claims for contributory copyright infringement in connection with products marketed by Humanagement, a start-up company in the personality testing business. The Company entered into an agreement dated November 25, 1997 to settle this matter, the terms of which provide that the Company will issue a promissory note to plaintiffs in the principal amount of $30,000 due 90 days after its issuance, and that each party will agree to release any and all claims it may have against the other upon payment of the note in full by the Company. The preliminary injunction granted against the defendants has not had any material adverse effect on the Company.


Competition

    The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for consumers' attention and spending has proliferated with relatively few barriers to entry, and the Company expects that competition will continue to intensify. The Company presently competes, or will compete, as the scope of its games and simulations expands, directly and indirectly, for advertisers, viewers, players and licenses and other sponsorship events with the following categories of companies: (i) on-line services offering interactive games to targeted participants in association with existing and new brands (such as Starwave Corporation, Interactive Imaginations, Inc. (Riddler), Sony Station and YoYodyne Entertainment); (ii) on-line services or Web sites targeted to sports enthusiasts generally (such as ESPNet

SportsZone and CBS SportsLine) or to enthusiasts of particular sports (such as Web sites maintained by Major League Baseball, the NFL, the NBA and the NHL);
(iii) on-line services or Web sites targeted to existing or potential investors, such as E-TRADE, SMG2000, NASDAQ, the New York Stock Exchange and the American Stock Exchange; (iv) publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to specific audiences, many of which have established or may establish Web sites; (v) general purpose consumer on-line services such as America OnLine, CompuServe and Microsoft Network; (vi) vendors of information, merchandise, products and services distributed through other means, including retail stores, mail, facsimile and private bulletin board services; and (vii) Web search and retrieval services, such as Excite, InfoSeek, Lycos and Yahoo!, and other high-traffic Web sites, such as those operated by C|NET and Netscape. The Company anticipates that the number of its direct and indirect competitors will increase significantly in the future.

    Management believes that the Company's most significant competitors for its fantasy football game and future sports-related games and simulations are ESPNet SportsZone and CBS SportsLine, which are Web sites offering a variety of sports content. The Company views its most significant competitors with regard to its stock market simulation as MSNBC's Investment Challenge Fantasy Game, E-TRADE Group, Inc., an on-line investment services provider that operates a similar on-line stock market trading game, SMG2000, an electronic educational simulation program sponsored by the Securities Industry Foundation for Economic Education and certain corporate sponsors, and, to a lesser extent, other on-line brokerage services such as Quote.Com and PC Quote, which offer the ability to build portfolios but generally do not provide for simulated trading activity.

    Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, significantly greater name recognition, substantially larger participant or membership bases and broader product and service offerings than the Company. Therefore, such competitors have a significantly greater ability to attract advertisers and participants. In addition, many of these competitors may be able to respond more quickly than the Company to new or emerging technologies and changes in Internet user requirements and to devote greater resources than the Company to the development, promotion and sale of their services. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, prospects, financial condition or operating results. In addition, as the Company expands internationally it may face new competition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company would not have a material adverse effect on its business, prospects, financial condition or operating results. See "Business-Competition".

Managing Potential Growth


    The Company has rapidly and significantly expanded its Internet operations and anticipates that significant expansion of its Internet operations will continue to be required in order to exploit potential market opportunities and generate sufficient revenues to achieve profitability. This rapid growth has placed, and is expected to continue to place, a significant strain on the Company's management, operational, technical and financial resources. In order to manage the expected growth of its operations, the Company will be required to implement and improve its operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems, on a timely basis, and to train, manage and expand its employee base. The Company will also be required to more than treble its full time staff and currently anticipates that over the next two years it will hire approximately 57 full time employees: 23 in production, 18 in engineering; 13 in sales and marketing and 3 in general and administrative. Although the resulting increase in staffing costs will be substantial, the Company intends to manage, to the extent possible, its personnel costs by filling projected positions only when they can be justified by corresponding increases in revenue, although there can be no assurance that it will be able to do so. Further, the Company's management will be required to successfully maintain relationships with various advertising customers, advertising agencies, other Internet sites and services, Internet service providers and other third parties and to maintain control over the strategic direction of the Company in a rapidly changing environment. There can be no assurance that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, motivate or manage required personnel or that management will be able to successfully identify and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, the Company's business, prospects, financial condition or operating results will be materially adversely affected.


Dependence on Key Personnel

    The Company's performance is substantially dependent on the continued services of Chad M. Little, James A. Layne, Lonnie A. Whittington, Matthew Stanton, Michael Turico, Mark Gorchoff and the other members of its senior management team, as well as on the Company's ability to retain and motivate its other officers and key employees. Except for Messrs. Layne and Whittington, the Company has entered into employment agreements or engagement letter agreements with the individuals named above that generally provide the employee's title, starting salary, bonus and benefits, moving allowance (if applicable) and incentive stock options (if any). All of the employment agreements are "at-will" and none of the agreements provide for material payments to the employee on termination. The Company and its executive officers, including Messrs. Layne and Whittington, have also entered into Proprietary Rights and Non-Compete Agreements that generally prohibit disclosure of Confidential Information (as defined therein), assign to the Company all rights in Inventions (as defined therein), and include certain non-compete and non-solicitation covenants. A state court may not enforce or may only partially enforce such covenants, and the costs to the Company of seeking to enforce such covenants may be substantial. The Company has applied for a "key person" life insurance policy on Chad M. Little, the Company's Chief Executive Officer, in the amount of $5 million, but there can be no assurance that such a policy can be obtained on terms satisfactory to the Company. The loss of Mr. Little or one of the executives named above, for whatever reason, could have a material adverse effect on the Company's business, prospects, financial condition or operating results.


    The Company's future success depends on its continuing ability to attract and retain highly qualified personnel. Competition for such personnel among companies with operations involving computer technology and the Internet is intense, and there can be no assurance that the Company will be able to retain its existing employees or that it will be able to attract, assimilate or retain sufficiently qualified personnel in the future. The Company intends to hire approximately 57 full time employees over the next two years. The inability to attract and retain the necessary technical, managerial, editorial and sales personnel could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Business Employees".


Risks of Technological Change

    The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its Internet games and simulations, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its Internet sites and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on the Company's business, prospects, financial condition or operating results. In addition, new Internet services or enhancements offered by the Company may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Business - Intellectual Property".

Dependence on Continued Growth in Use of the Internet

    Rapid growth in the use of the Internet is a recent phenomenon, and there can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of participants will emerge to support the Company's business. Revenues from the Company's Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for a number of reasons, including potentially inadequate development of the necessary network infrastructure, or lack of timely development of enabling technologies or commercial support for Internet-based advertising. To the extent that the Internet continues to experience an increase in participants, an increase in frequency of use or an increase in the bandwidth requirements of participants, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Use of the Internet as a source of information retrieval or entertainment could be inhibited by employers' use of "firewalls" to block employees' access to sites on the Web. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect use of the Internet generally and of the Company's Internet site(s) in particular. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, prospects, financial condition or operating results would be materially adversely affected.

Capacity Constraints and System Disruptions; Dependence on Third-Party Providers


    The satisfactory performance, reliability and availability of the Internet site(s) on which the Company's games and simulations are offered ("Games Sites") and the Company's network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. Success of a product is dependent, in part, upon the Company maintaining participant access to product sites without significant disruption or delay, which requires, among other things, that the Company estimate and provide hardware and software systems adequate to handle anticipated traffic. The Company's advertising revenues are directly related to the number of advertisements delivered by the Company to participants. System interruptions that result in the unavailability of the Game Sites or slower response times for participants would reduce the number of advertisements delivered and reduce the attractiveness of the Game Sites to participants and advertisers. In August and September 1997, the Company underestimated the amount of traffic that Final Bell and SportSim would generate, and experienced system disruptions and delays, which required the Company to acquire additional hardware and software and which caused some participant dissatisfaction. These upgrades to its server and database capacity, which were made over a three-week period and totaled approximately $443,000, more than doubled the Company's capacity to handle traffic to its Web sites. In addition, the Company has acquired an additional $678,000 of equipment in anticipation of the commencement of its SportSim basketball season and mid-season football. The Company intends to finance the $678,000 under an equipment lease financing line of credit of $1,000,000 which the Company is currently negotiating. If such lease financing is not available on terms acceptable to the Company, the Company may need to use proceeds from this offering to pay for some or all of such equipment, which would reduce the funds otherwise available for working capital and marketing or development. See "Risk Factors - Need for Additional Financing". Furthermore, as additional games and simulations are brought on-line, including those contemplated under the CNN agreements, additional upgrades will be required. While the Company believes that the steps it has taken to increase its ability to handle larger amounts of traffic, and to communicate with and address the concerns of its participants have been effective, there can be no assurance that such system disruptions will not adversely affect the Company's business, prospects, financial condition or operating results. Similarly, although the Company is increasing its systems infrastructure acquisition plans in light of the most current information and estimates available to it, there can be no assurance that it will accurately foresee traffic levels, system requirements or other factors that might result in system interruptions, or that such system interruptions will not occur.

    In August and September 1997, also in response to the surge in traffic to its Web sites, the Company was required to make arrangements with Teleport Communications Group, Inc. a third party telecommunications service provider ("TSP") to house its Web sites and obtain a more direct link between the Company and Genuity, Inc., the Company's Internet service provider ("ISP"). The Company believes that its TSP and ISP are capable of handling its anticipated traffic growth in the foreseeable future and can provide expanded bandwidth for communications as Internet technology improves in this area. However, any failure of the TSP or ISP to perform as anticipated or any unforeseeable increase in traffic on its Web sites will require the Company to make other third party arrangements or expand and adapt its network infrastructure. The Company's inability or failure to make such arrangements or add additional software and hardware to accommodate increased traffic on its Web sites may cause unanticipated system disruptions and result in slower response times. There can be no assurance that the Company will make such arrangements or expand its network infrastructure on a timely basis to meet increased demand. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on the Company's business, prospects, financial condition or operating results.

    The Company's Web site operations housed at the TSP's facility are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond the Company's or the TSP's control. The TSP provides certain safeguards against such events. The Company's contract with its TSP provides that the switch room is maintained at a temperature of approximately 70 degrees and a 50% humidity level and the AC power is backed up by a generator. In addition, the Company's procedures require that software be backed up daily, and stored off-site so that it could be used to restore the Company's Web site operations in the event of catastrophe. However, there can be no assurance that in the event of a catastrophe, the Company would be able to locate sufficient equipment to run its Web site operations on a timely basis. If the TSP or ISP fails for any reason, the Company would have to make other third party arrangements. The Company carries business interruption insurance, but there is no assurance that such insurance would be sufficient to compensate the Company for lost revenues that might occur from a substantial system failure, and any losses or damages incurred by the Company could have a material adverse effect on its business, prospects, financial condition or operating results. See "Business - Facilities."

Importance of Proprietary Rights

    The  Company   regards  its  databases,   products  and  gaming  engines  as
proprietary and attempts to protect them under a combination of patent, copyright, trade secret and trademark laws and contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy the Company's software or to reverse engineer or obtain and use information the Company regards as proprietary. Existing trade secret and copyright laws provide only limited protection. Certain provisions of the license and distribution agreements to be used by the Company, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions and the Company may be required to negotiate limits on these provisions from time to time. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the protections put in place by the Company will be adequate. The Company has two U.S. patent applications pending with respect to certain of its technologies. There can be no assurance that patents will issue as a result of these applications, or as to the extent of the protection any such patent(s) might afford, or whether the rights granted thereunder will provide a competitive advantage to the Company. See "Business - Intellectual Property".

    Significant  and  protracted  litigation  may be  necessary  to protect  the
Company's intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims of infringement. The Company is not currently involved in any litigation with respect to intellectual property rights and, with the exception of the Kolbe/Humanagement Litigation, is not aware of any threatened claims. There can be no assurance that third-party claims, with or without merit, alleging infringement will not be asserted against the Company in the future. Such assertions can be time consuming and expensive to defend and could require the Company to discontinue the use of certain software or processes, to discontinue certain product lines, to incur significant litigation costs and expenses and to develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop or acquire alternative technologies or to obtain such licenses or, if licenses were obtainable, that the terms would be commercially acceptable to the Company.

Government Regulation and Legal Uncertainties

    The Company is subject to various laws and governmental regulations applicable to businesses generally. The Company believes it is currently in compliance with such laws and that such laws do not have a material impact on its operations. In addition, although there are currently few laws or regulations directly applicable to access to or commerce on the Internet, due to the increasing popularity and use of the Internet, it is possible that more stringent consumer protection laws and regulations may be adopted with respect to the Internet, covering issues such as participant privacy and expression, pricing, intellectual property, information security, anti-competitive practices, the convergence of traditional channels with Internet commerce, characteristics and quality of products and services and the taxation of subscription fees or gross receipts of Internet service providers. The enactment or enforcement of such federal or state laws or regulations in the future may increase the Company's cost of doing business or decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services, increase the Company's costs, or otherwise have an adverse effect on the Company's business, prospects, financial condition or operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain, may take years to resolve and could expose the Company to substantial liability for which the Company might not be indemnified by content providers or other third parties. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Risk Factors - Potential Liability for Internet Content".

    During the year ending December 31, 1996, the Company paid out approximately $6,953 in cash prizes, and during the nine-month period ending September 30, 1997, the Company paid out approximately $16,325 in cash prizes. In addition to cash prizes, the Company also awards non-cash prizes to participants. Non-cash prizes are provided by sponsors or purchased by the Company in exchange for cash or advertising. The cost to the Company for non-cash prizes during the year ending December 31, 1996 and the nine-month period ending September 30, 1997 was $46,694 and $37,053, respectively. The Company's use of prizes in its games and simulations may be subject to state and federal laws governing lotteries and gambling. Such laws vary from jurisdiction to jurisdiction and are complex and uncertain. The Company seeks to design its prizing structure to fall within exemptions from such laws, but there can be no assurance that the Company's prizing structure will be exempt from all applicable laws. Failure to comply with applicable laws could have a material adverse effect on the Company's business, prospects, financial condition or operating results.

    Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject the Company to additional state sales and income taxes. As the Company's games and simulations are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. It is possible that the governments of other states and foreign countries also might attempt to regulate the Company's transmissions of content on its Web sites or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future.

    In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers. If either of these petitions are granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet. Any such new legislation, regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Business - Government Regulation".

Forward Looking Statements

    Except for historical information contained herein, this Prospectus contains forward-looking statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and the Company's plans and expectations. The Company's actual results may differ materially from such statements. Factors that cause or contribute to such differences include, but are not limited to, those discussed in this "Risk Factors" section, as well as those discussed elsewhere in this Prospectus. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. In addition, as disclosed in these "Risk Factors", the business and operations of the Company are subject to substantial risks which increase the uncertainties inherent in the forward-looking statements included in this Prospectus. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans or expectations contemplated by the Company will be achieved. See "Special Note on Forward-Looking Statements".


Management's Discretion as to Use of Net Proceeds; Allocation of Proceeds to Debt Reduction

    The Company intends to use the net proceeds of this offering primarily for product and services marketing and development, additional staffing costs and repayment of debt. In addition, the Company could also use proceeds for potential acquisitions of products and technologies complementary to the Company's business and for working capital and other general corporate purposes. Specifically, the Company intends to allocate $233,589 of the proceeds for repayment of debt that will benefit officers, directors and other affiliated parties. In addition, the Company intends to finance $678,000 of equipment under an equipment lease line of credit of $1,000,000, which the Company is currently negotiating. If such lease financing is not available on terms acceptable to the Company, the Company may need to use a portion of the proceeds from this offering to pay for such equipment. See "Use of Proceeds". Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. The Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering allocated to working capital. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Use of Proceeds".


Determination of the Offering Price

    The offering price for the Series B Preferred Stock has been determined by the Underwriters after negotiations with the Company, and should not be regarded as an indication of any future market price of the Series B Preferred Stock or the Conversion Shares. Among the factors that were considered in determining the offering price were prevailing market conditions, the history and prospects of the Company and its industry in general, the valuation of competitors of the Company, the Company's current operations and earnings potential, the Company's management, the lack of liquidity for the Series B Preferred Stock and risks associated with an investment in the Company.

Control by Existing Stockholders


    Upon completion of this offering, holders of Series A Preferred Stock and members of the Company's senior management will have the ability to vote in the aggregate 50% of the outstanding voting stock of the Company on an as-converted, fully diluted basis. As a result, these stockholders, if they act as a group, may be able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, except for certain limited matters as to which the holders of Series B Preferred Stock vote as a separate class. Such control, if exercised, may have the effect of delaying or preventing a change in control of the Company. See "Management", "Principal Stockholders" and "Description of Capital Stock".


Anti-Takeover Effect of Certain Charter Provisions


    Excluding shares of Series B Preferred Stock issuable upon exercise of warrants granted to the Underwriters effective upon commencement of this offering at 110% of the public offering price, under the Certificate of Incorporation there will be as of the closing of this offering 7,881,424 unissued and unreserved shares of Common Stock, 34,364 unissued and unreserved shares of Series A Preferred Stock, 350,000 unissued and unreserved shares of Series B Preferred Stock, and

1,400,000 shares of Preferred Stock for which the Board of Directors has authority to issue in series junior to the Series A and Series B Preferred Stock, but otherwise with such rights, preferences and restrictions as it deems appropriate in its discretion, including voting rights, as may be determined by the Board of Directors without any further vote or action by the holders. Any such issuance of Preferred Stock will be approved by a majority of the independent directors who do not have an interest in the transaction and who have had access, at the Company's expense, to Company or independent legal counsel. Stockholder approval is required to increase the amounts of authorized shares of capital stock. The rights of the stockholders may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the stockholders. The Company has no present plans to issue any shares of Preferred Stock, other than the Series B Preferred Stock offered hereby and in connection with the conversion of certain convertible promissory notes, effective upon consummation of this offering. See "Certain Transactions".


Lack of Independent Directors


    At present, the Board of Directors of the Company is comprised of four members of management and three individuals representing the Company's venture capital investors. Representatives of venture capital investors may not qualify as "independent directors", where such venture capital investors stand to benefit from transactions to be approved by the Board of Directors. Pursuant to the terms of a Voting Agreement dated January 14, 1998, among the principal stockholders of the Company, immediately and automatically upon the closing of this offering (i) two of the management directors will resign and one individual investor and one individual representing Wit Capital Corporation shall be appointed to fill the vacancies and (ii) the Board of Directors will work diligently and in good faith to replace the newly appointed directors with two independent directors.


Limitation on Directors' Liability

    The Company's Certificate of Incorporation, as amended in connection with this offering, provides that no director of the Corporation shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation does not, however, eliminate or limit the liability of a director of the Company to the extent provided by applicable laws (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) for authorizing the payment of an unlawful dividend or the unlawful repurchase of stock, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided therein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office.

Dividends; Series A Preferred Stock Preference

    Holders of Series A Preferred Stock are entitled to a dividend preference over the Series B Preferred Stock and Common Stock at the rate of 9% per annum; provided however, that in no event may any dividend be declared or paid with respect to the Series A Preferred Stock until the second anniversary of the date the Company's Restated Certificate of Incorporation is filed with the Delaware Secretary of State in connection with the consummation of this offering. Holders of shares of Series B Preferred Stock will have no dividend preference over the Common Stock and will only be entitled to receive, when, as and if declared by the Board of Directors, a dividend or distribution equal to the dividend or distribution, if any, declared on the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible. The Company's current bank financing contains a covenant that the Company will not pay or declare any dividends on the Company's stock (except for dividends payable solely in the Company's stock) without the bank's prior written consent. The Company does not anticipate paying any cash dividends in the foreseeable future, and the Company anticipates that any future bank financing will contain a substantially similar restriction. See "Dividend Policy".

Limited Experience of the Underwriters


    To date, Wit Capital Corporation has been a syndicate member in four public equity offerings. These offerings occurred from October 1997 through February 1998, and did not involve preferred stock. Wit Capital Corporation has never served as a managing underwriter in a public equity offering. The limited experience of Wit Capital Corporation may adversely affect the proposed offering of the Series B Preferred Stock offered hereby. See "Underwriting".


Dilution


    Investors participating in this offering will incur an immediate and substantial dilution of $5.93 (78%) to the net tangible book value per share of the Series B Preferred Stock from the offering price. To the extent that outstanding options and warrants to purchase the Company's capital stock are exercised, there will be further dilution. See "Dilution".

                            VENTURE CAPITAL INVESTING

    The Company is engaging in a public offering of its Series B Preferred Stock as an alternative to another round of venture capital financing.

    In venture capital investing, investors seek to achieve superior returns through the capital appreciation of their equity investments realized in companies in which they invest ("portfolio companies"), through subsequent public offerings and/or sales of the portfolio companies. In seeking superior returns, venture capital investors assume significantly greater investment risks than those incurred when investing in the securities of established public companies, including the risk of loss of their entire investment and the risk arising from lack of liquidity of their investment. Portfolio companies may have few tangible assets, limited financial resources, and a limited operating history that in some instances may be characterized by limited revenues and continuing operating losses. Venture capitalists traditionally seek to address these risks by carefully evaluating specific portfolio investments, by attempting to build a portfolio of venture capital investments to diversify risk and increase the likelihood that returns, on an aggregate basis, will be attractive, and by negotiating for and obtaining a variety of contractual protections from the portfolio companies in which they invest.

    Contractual protections often obtained by venture capitalists include representation on or control over the Board of Directors of the portfolio company, and contractual veto rights governing such issues as the incurrence of indebtedness, changes in the business plan, the execution and termination of material contracts, including the employment agreements of senior executives, and mergers, acquisitions and sales of assets other than in the ordinary course of business. The holders of the Series A Preferred Stock obtained a number of these contractual protections in connection with their investments in the Company, and currently have three representatives on the Company's Board of Directors. See "Certain Transactions" and "Description of Capital Stock - Series A Preferred Stock". However, in light of the broad distribution of the Series B Preferred Stock anticipated in connection with the offering, the Company and the Underwriters have determined that it is not practicable for the holders of the Series B Preferred Stock to have and to exercise many of these rights. Accordingly, the holders of the Series B Preferred Stock do not have a right, as a separate class, to designate members to the Company's Board of Directors, nor do such holders have contractual or other veto rights regarding the incurrence of indebtedness, changes in the Company's business plan, execution or termination of material contracts, or, except as specifically described under "Description of Capital Stock", mergers, acquisitions or sales of assets of the Company. Following the offering, the Company intends to add two independent directors to its Board of Directors.

    As portfolio companies anticipate that they will require additional rounds of private equity financing in order to implement their business plans, venture capitalists often obtain contractual pre-emptive or right of first refusal rights to purchase equity securities issued by portfolio companies for cash in subsequent financings. These rights are obtained to protect the investors against the potential for dilution that may occur in subsequent private issuances of equity securities. The holders of the Series A Preferred Stock have, but the holders of the Series B Preferred Stock will not have, such rights with respect to subsequent issuances of equity securities by the Company. However, in addition to the benefit of the antidilution provisions described under "Description of Capital Stock - Series B Preferred Stock", in the event that the Company issues additional Common Stock or securities convertible or exchangeable for Common Stock for an aggregate consideration of $1,000,000 or more within one year of consummation of the offering of the Series B Preferred Stock at a consideration per share less than the conversion price of the Series B Preferred Stock, the conversion price of the Series B Preferred Stock will be reduced to such lower conversion price.

    The holders of the Series B Preferred Stock will be subject to restrictions on transfer substantially similar to those that would be imposed if investors were affiliates of the Company and had purchased shares of Series B Preferred Stock in a private placement as opposed to a public offering. Accordingly, during the Restricted Period (as defined below), the Series B Preferred Stock will neither be convertible into Common Stock nor be transferable except as follows: (1) to family members or affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), (2) pursuant to the laws of descent and distribution, (3) in the event of bankruptcy or insolvency of the holder, (4) as approved by the Board of Directors in its sole and absolute discretion, or (5) by the Underwriters in connection with the initial distribution of the Series B Preferred Stock. After expiration of the Restricted Period, there will continue to be no public market for the Series B Preferred Stock or the Common Stock into which it is convertible. Except for the registration rights of certain holders of the Series A Preferred Stock, the Company is under no obligation to register the Series B Preferred Stock, Common Stock or any other capital stock of the Company. See "Certain Transactions - Registration Rights".

    The "Restricted Period" shall begin on the date of the closing of the offering of the Series B Preferred Stock (the "Closing Date") and end on the earlier of (i) 24 months following the Closing Date, (ii) 180 days after the consummation of a Qualifying Public Offering, (iii) the occurrence of any of the following: (1) any merger, consolidation, or other corporate reorganization in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving corporation, (2) prior to the consummation by the Company of a Qualifying Public Offering, any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred or in which all or substantially all of the assets of the Company are sold, or (3) subsequent to the consummation by the Company of a Qualifying Public Offering, the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of more than 25% of the aggregate outstanding voting power of capital stock of the Company, or (iv) the date determined by the Board of Directors as to all of the outstanding Series B Preferred Stock.

    Unlike the holders of the Series A Preferred Stock, holders of the Series B Preferred Stock do not have tag-along rights, which are the rights to participate on a pro rata basis in sales to third parties by the controlling stockholders of the Company, but will have, as a class, approval rights with respect to such sales by certain controlling stockholders of 50% or more of their beneficial ownership in the Company if the holders of the Series B Preferred Stock do not receive, in connection with such transaction, cash or marketable securities at least equal to 125% of the original issue price of the Series B Preferred Stock, subject to antidilution adjustments. See "Description of Capital Stock".

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    Except for historical information contained herein, this Prospectus contains forward-looking statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and the Company's plans and expectations. The Company's actual results may differ materially from such statements. Factors that cause or contribute to such differences include, but are not limited to, those discussed above in "Risk Factors", as well as those discussed elsewhere in this Prospectus. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. In addition, as disclosed above under "Risk Factors", the business and operations of the Company are subject to substantial risks which increase the uncertainties inherent in the forward-looking statements included in this Prospectus. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans or expectations contemplated by the Company will be achieved.

                                 USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 650,000 shares of Series B Preferred Stock offered by the Company hereby are estimated to be approximately $4,162,740, based on an assumed offering price of $7.63 per share, after deducting estimated underwriting discounts and offering expenses. The following table, which does not take into account the receipt of revenues from operations, sets forth the anticipated use of proceeds:

                                                                                    Percentage of
    Purpose                                                        Amount            Net Proceeds
    -------                                                        ------            ------------
    Staffing Costs (1)                                         $1,032,913                     25%
    Product and Services Marketing and Development (2)(4)       1,027,193                     25%
    Reduction of Debt (3)                                       1,571,117                     38%
    Working Capital(4)                                            531,517                     12%
                                                                 --------                    ----
                                                               $4,162,740                    100%

    (1) Through December 1998, the Company estimates it will hire 31 additional employees, 12 in production, 11 in engineering, 6 in sales and marketing and 2 in general and administrative.

    (2) Includes estimated allocation of $334,000 for prizes and $693,000 for advertising and promotional costs through December 1998.

    (3) Consists of: (i) $500,000 outstanding under a $500,000 revolving bank line of credit due March 5, 1998, bearing interest at a prime rate plus 1.5%, which may be reborrowed through the term of the agreement; (ii) $109,058 outstanding pursuant to a note payable to Glenn Gomez in fifteen equal quarterly installments beginning September 30, 1997 at a prime interest rate; (iii) $40,000 outstanding pursuant to notes payable to certain investors, including Douglas and Susan Greenwood and the Pickwick Group, LLP which is controlled by them, due December 31, 1997 bearing interest at 10%; (iv) $490,000 outstanding pursuant to bridge loans payable to various investors payable on the consummation of this offering bearing interest at 10%; (v) $73,365 plus accrued interest currently due to Chad Little, James Layne, and Lonnie and Michele Whittington under various loans and obligations all of which were incurred prior to November 1995, and bearing interest at rates from 0% to 10%; (vi) $36,166 plus accrued interest due to Lonnie Whittington pursuant to a Subordinated Promissory Note dated November 26, 1997; (vii) $172,528 due to Andrew Todd pursuant to a Subordinated Promissory Note issued December 12, 1997; and (viii) $150,000 plus accrued interest due to various investors pursuant to bridge loans payable within 15 days after demand after the closing date of this offering bearing interest at 12% from January 14, 1998 to January 20, 1998, 18% from January 20, 1998 to February 10, 1998, and 25% thereafter. This figure does not include repayment of $540,000 aggregate principal amount of convertible one year term promissory notes issued in May and July 1997, which are convertible, at the option of the holder, into shares of Series A Preferred Stock at a conversion price of $4.80 per share and bear interest at 10%. There are no assurances that the convertible note holders will elect to convert such notes, in which case such notes will need to be repaid when due in May and July 1998. $149,058 in principal plus accrued interest is past due under the foregoing notes issued to Glenn Gomez and Pickwick Group, LLP et al.

    (4) The  Company  has  acquired  an  additional  $678,000  of  equipment  in
anticipation  of  the  commencement  of  its  SportSim   basketball  season  and
mid-season football. This additional equipment was financed by the vendor in October 1997, on net 45-day credit terms, which have been extended at the discretion of the vendor pending completion of this offering. The Company intends to finance the $678,000 under an equipment lease financing line of credit of $1,000,000 which the Company is currently negotiating. If such lease financing is not available on terms acceptable to the Company, the Company may need to use proceeds from this offering to pay for some or all of such equipment, which would reduce the funds otherwise available for working capital and marketing or development. See "Risk Factors - Need for Additional Financing". The Company is also in arrears for past due payments and other charges under (i) an agreement with its telecommunications service provider in the amount of $30,000, (ii) an agreement with its Internet service provider in the amount of $15,000, (iii) its $500,000 revolving bank line of credit due March 5, 1998, (iv) its principal equipment lease in the amount of $23,000, (v) various other equipment leases in the amount of $15,000, and (vi) its building lease in the amount of $29,000. The Company intends to use part of the net proceeds of this offering to pay such arrearages. In addition, the Company has entered into an agreement dated November 25, 1997 to settle certain potential claims for, among other things, contributory copyright infringement. Pursuant to the agreement, the Company issued a promissory note in the principal amount of $30,000 due 90 days after its issuance. See "Risk Factors - Potential Liability for Internet Content".


    Depending on the availability of proceeds after the uses described above, the Company may also use proceeds for potential acquisitions of products and technologies complementary to the Company's business, although the Company has no present plans, understandings or commitments, nor is it currently engaged in any negotiations, with respect to any such acquisition or investment. The Company expects to continue to incur operating losses in the foreseeable future, and, to the extent of such losses, the net proceeds will be applied to pay the Company's cost of operations. The amounts actually expended by the Company to cover operating losses and for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash used or generated by the Company's operations. See "Risk Factors - Anticipation of Continuing Cash Losses; Negative Net Worth" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Pending use of the net proceeds for the purposes described above, the Company intends to invest such funds in short-term, interest-bearing investment-grade obligations.

                                 DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock. The Company currently anticipates that it will retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. The Loan and Security Agreement dated September 5, 1996, between the Company and Silicon Valley Bank, as amended, contains a covenant that the Company will not pay or declare any dividends on the Company's stock (except for dividends payable solely in the Company's stock) without Silicon Valley Bank's prior written consent, and the Company anticipates that any future bank financing will contain a substantially similar restriction. Holders of shares of Series A Preferred Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor prior and in preference to any dividends paid to the holders of Series B Preferred Stock and Common Stock at the rate of 9% per annum. The Certificate of Incorporation will prohibit the payment of any such dividends until the second anniversary of the date of the consummation of this offering.

                                 CAPITALIZATION


    The following table sets forth, as of September 30, 1997, the capitalization of the Company giving effect to the Reverse Stock Split: (a) on an actual basis and (b) on an as-adjusted basis to reflect the sale of the 650,000 shares of Series B Preferred Stock offered by the Company hereby (at an assumed offering price of $7.63 per share and after deduction of underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom. This information is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Prospectus.


                                                                   September 30, 1997
                                                              -----------------------------
                                                                  Actual       As Adjusted
                                                                 --------     -------------
Notes payable:.............................................    $  500,000      $     -
                                                                =========       =========
Long-Term Debt, including current portion:.................     2,077,131       1,373,126
Stockholders' Equity (Deficit):
  Common Stock, 10,000,000 authorized, 526,397 issued and
outstanding actual and as adjusted (1)                                526             526
  Series A Preferred Stock, 600,000 authorized, 330,211
shares issued and outstanding actual and as adjusted (2)...     1,585,000       1,585,000
  Series B Preferred Stock, 1,000,000 authorized, no shares
issued and outstanding actual, 650,000 shares issued and
outstanding as adjusted (3)................................          -          4,162,740
  Paid-in capital..........................................       381,108         381,108
  Accumulated deficit......................................    (3,565,892)     (3,565,892)
                                                                ---------       ---------
     Total stockholders' equity............................    (1,599,258)      2,563,482
                                                                ---------       ---------
     Total capitalization..................................    $  477,873      $3,936,608
                                                              =============================

(1) Based on 526,397  shares  outstanding  as of September 30, 1997 and excludes
(a) 100,506 shares of Common Stock issuable upon exercise of outstanding stock options, (b) 166,268 shares of Common Stock issuable upon exercise of outstanding warrants, (c) 187,129 shares of Common Stock reserved for future issuance under the 1995 Equity Incentive Plan, and (d) Common Stock issuable upon conversion of Series A Preferred Stock and Series B Preferred Stock.

(2) Based on 330,211 shares outstanding as of September 30, 1997 and excludes 122,921 shares of Series A Preferred Stock issuable upon exercise of outstanding warrants and 112,504 shares issuable upon conversion of certain promissory notes.

(3) Based on no shares of Series B Preferred Stock outstanding prior to this offering and excludes 52,000 shares issuable upon exercise of warrants granted to the Underwriters effective upon commencement of this offering at 110% of the public offering price.

                                    DILUTION


    The net tangible book value (deficit) per share represents the amount of the Company's tangible assets less liabilities divided by the number of shares of Common Stock outstanding after giving effect to (i) the Reverse Stock Split, and
(ii) the conversion of each share of Series A Preferred Stock outstanding as of September 30, 1997 into one share of Common Stock. The net tangible book value (deficit) of the Company as of September 30, 1997, was approximately $(1,599,258) or $(1.87) per share. Net tangible book value per share as adjusted represents the amount of the Company's tangible assets less liabilities divided by the number of shares of Common Stock outstanding after giving effect to (i) the sale of 650,000 shares of Series B Preferred Stock offered hereby by the Company at an assumed offering price of $7.63 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and (ii) the conversion of each of the 650,000 shares of Series B Preferred Stock into one share of Common Stock. On this basis, the Company's net tangible book value as adjusted at September 30, 1997 would have been $2,563,482 or $1.70 per share. This represents an immediate dilution of $5.93 per share (78%) to new investors purchasing shares of Series B Preferred Stock in this offering. The following table illustrates this dilution:



  Assumed offering price per share ............................................                    $7.63
       Net tangible book value (deficit) per share at September 30, 1997.......      $(1.87)
       Increase per share attributable to new investors........................        3.57
  Net tangible book value per share as adjusted................................                     1.70
                                                                                                  ------
  Net tangible book value dilution per share to new investors..................                    $5.93

    The following table summarizes, on a pro forma basis as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors, after giving effect to (i) the Reverse Stock Split,
(ii) the conversion of each share of Series A Preferred Stock outstanding as of September 30, 1997 into one share of Common Stock, (iii) the sale of 650,000 shares of Series B Preferred Stock offered hereby by the Company at an assumed offering price of $7.63 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company; and (iv) the conversion of each of the 650,000 shares of Series B Preferred Stock into one share of Common Stock.

                                    Shares Purchased               Total Consideration              Average
                              ----------------------------------------------------------------       Price
                                 Number         Percent          Amount           Percent          Per Share
                              --------------------------------------------------------------------------------
Existing Stockholders......       856,608          57%           1,891,278           28%             $2.21
New Investors..............       650,000          43%           4,959,500           72%              7.63
                                  -------          ---          ----------          ----
                                                  100%          $6,850,778          100%
                                                  ====          ==========          ====


The foregoing information assumes no exercise of outstanding options or warrants. As of September 30, 1997 there were 100,506 shares of Common Stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $0.88, of which 26,799 shares were then exercisable, 166,268 shares of Common Stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $7.76, all of which are currently exercisable, and 122,921 shares of Series A Preferred Stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $3.52, all of which are currently exercisable. To the extent such options and warrants are exercised, existing shareholders could experience additional dilution. See "Management - Stock Plans", "Certain Transactions" and
Note 7 and 8 to Financial Statements.

                             SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Selected Statement of Operations Data presented below for the years ended December 31, 1995 and 1996, and the Balance Sheet Data at December 31, 1996 presented below, are derived from the Company's financial statements which have been audited by Ernst & Young LLP, independent auditors, included elsewhere herein. The Statement of Operations Data presented below for the nine months ended September 30, 1996 and 1997, and the Balance
Sheet Data at September 30, 1997 presented below, are derived from unaudited financial statements included elsewhere in this Prospectus that have been prepared by the Company on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Historical results are not necessarily indicative of the results of operations to be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                              Year Ended               Nine Months Ended
                                                                             December 31,                September 30,
                                                                        1995           1996           1996           1997
                                                                     -----------    -----------    -----------    -----------
Statement of Operations Data:
Internet revenues ...........................................        $      --      $   241,322    $    80,512    $   171,319
Non-Internet revenues .......................................            462,417        154,845        150,751             --
                                                                     -----------    -----------    -----------    -----------
                  Total revenues ............................            462,417        396,167        231,263        171,319

Costs and operating expenses:

      Production and engineering ............................            594,219        986,593        760,908        786,017
      Sales and marketing ...................................            130,760        505,954        347,438        502,655
      General and administrative ............................            223,676        304,897        222,882        358,025
                                                                     -----------    -----------    -----------    -----------

                  Total costs and operating expenses ........            948,655      1,797,444      1,331,228      1,646,697
                                                                     -----------    -----------    -----------    -----------

Operating loss ..............................................           (486,238)    (1,401,277)    (1,099,965)    (1,475,378)

Other income (expense):

      Interest expense ......................................            (25,759)       (76,760)       (43,383)      (147,621)
      Other .................................................              4,907            528             94          1,634
                                                                     -----------    -----------    -----------    -----------

                  Total other income (expense) ..............           (20,852)       (76,232)       (43,289)      (145,987)
                                                                     -----------    -----------    -----------    -----------

Net loss ....................................................        $  (507,090)   $(1,477,509)   $(1,143,254)   $(1,621,365)
                                                                     ===========    ===========    ===========    ===========

Net loss per common share (1) ...............................        $     (0.69)   $     (1.86)   $     (1.45)   $     (1.96)
Shares used in computation (1) ..............................            732,229        794,570        787,117        827,378

                                                    December 31,  September 30,
                                                       1996           1997
                                                   ------------   -------------

         Balance Sheet Data:
         Cash and cash equivalents.................  $  20,519   $    311,981
         Working capital (deficit).................    200,150     (1,315,082)
         Total assets..............................    750,155      1,457,440
         Notes payable.............................         --        500,000
         Long term debt, including current portion.    648,645      2,077,131
         Total stockholders' equity (deficit)......    (63,734)    (1,599,258)


(1) Adjusted to give effect to the Reverse Stock Split. The effect of the conversion of each outstanding share of Series A Preferred Stock into one share of Common Stock is not included in the adjustment because the effect would be anti-dilutive. Includes certain common share equivalents in accordance with SAB 83 (see Note 1 of Notes to the Financial Statements).

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

    Except for historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and the Company's plans and expectations. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed above in "Risk Factors", as well as those discussed elsewhere in this Prospectus. See "Special Note on Forward-Looking Statements".

Overview


    From its formation in 1992 through mid 1995, the Company's primary business was the production of traditional and interactive marketing programs and materials for client companies. In May 1995, the Company produced its first Web-based game, Cyberhunt. In August 1995, as a result of the decision to change the Company's principal business focus to the Internet and the ongoing production of interactive Web-based games and simulations, the Company hired certain key members of its engineering staff, began acquiring equipment to support its product development and Web site related activities, and commenced a phase-out of its fee-for-service business. The Company's principal current and anticipated source of revenues is the sale of banner advertising and "integrated advertising" on its Web sites. The Company generated its first such revenues in March 1996, and since June 30, 1996, advertising revenues have accounted for substantially all of the Company's revenues. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the prospects for its interactive games and simulations and the related sale of advertising may be based. Because the Company anticipates that advertising revenues alone will not generate operating profits in the foreseeable future, the Company intends to seek to create additional revenue streams from other sources, such as pay-for-play opportunities (i.e., CD-ROM variations of its games and simulations), and through licensing its proprietary gaming engines for use on non-competing third party Web sites. To date, the marketing and sale of CNNfn Final Bell CD-ROMs have only been via the Internet, to registered Final Bell participants, and less than 300 copies have been sold through December 1997. The Company is not currently marketing the CNNfn Final Bell CD-ROM. The Company is still evaluating the value of this product and may elect to market CD-ROM products through a third party. These efforts to increase revenues are projected to require significantly increased costs and expenses in future periods.


     The Company's operating costs and expenses have grown substantially since the August 1995 change in its business model. Added expenses result from increased personnel costs, principally in engineering staff, advertising and promotional costs related to efforts directed at increasing traffic to its Web sites, increased facilities costs, principally rent and depreciation on equipment, and interest costs associated with the acquisition of equipment. The Company currently intends to continue to increase its operating expenses in order to develop new, and enhance existing, interactive games or simulations, to fund increased sales and marketing activities, and to develop new Internet related products. However, to the extent possible, the Company intends to incur expenses only as related opportunities for additional revenues become available, and in so doing manage the extent of its operating losses. In addition, to the extent that additional revenue streams can be derived from products based on existing games and simulations, the Company believes the cost of developing such products should be relatively low.

     As part of its strategy, the Company has entered into partnerships with media companies such as CNN and other Internet publishers and service providers whose brands already enjoy substantial awareness among Internet users. These arrangements generally provide for the exchange on Sandbox's Web site of advertising space for reciprocal space in the partner's media publications or for the receipt of tangible goods used as game prizes or access to editorial or software content. The Company has devoted substantial time, effort and money to developing these relationships, particularly those with CNN and with USA Today, the previous title sponsor of Final Bell, as a strategy for leveraging its cash resources. By providing significant advertising impressions to these partners, the Company in turn has received valuable promotion, editorial content, software and services. See "Business - Strategy - Barter Relationships to Conserve Cash". CNN's media support for the promotion of the SportSim site was valued at an estimated $5.5 million by CNN for the initial 5 weeks following launch. The Company believes that these exchange transactions have resulted in its achieving traffic levels which would have otherwise been unattainable without increasing its expenditures in advertising and promotion, and in so doing it has been able to limit its operating expenses.

     The Company has incurred significant operating losses in each of its fiscal quarters and years since the inception of its Internet business, and expects to continue to incur significant operating losses on both a quarterly and annual basis for at least the next two years. At September 30, 1997 the Company had a working capital deficiency of $1,315,082 and a negative net worth of approximately $1,599,000, and during the nine months ended September 30, 1997 experienced operating cash requirements (net loss plus principal repayments under capital lease obligations and term notes) of approximately $192,000, which requirements are projected to significantly increase in the immediate future as the Company implements its planned increases in operating expenses. There can be no assurance that the Company will be able to generate sufficient advertising revenues or product sales revenues in the future to cover its costs and expenses, and to the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, prospects, financial condition or operating results could be materially and adversely affected.

    The Company believes that its advertising revenues could be higher leading up to and during major U.S. sports seasons for which the Company is operating a SportSim fantasy site, and lower at other times of the year. The Company believes that advertising in traditional media are generally lower in the first and third calendar quarters of each year, and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of Internet advertising expenditures could become more pronounced. The foregoing factors could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Risk Factors
- Unpredictability of Future Revenues and Profitability".


Results of Operations

Revenues

    Total Revenues. Total revenues for the nine months ended September 30, 1996 were $231,263 and for the year ended December 31, 1996 were $396,167. Total revenues for the first nine months of 1997 were $171,319.

    Internet Revenues. Revenues attributable to the Company's Internet operations, which commenced in March 1996, were $80,512 for the nine months ended September 30, 1996, $241,322 for the year ended December 31, 1996, and $171,319 for the nine months ended September 30, 1997. To date, Internet revenues have consisted solely of income derived from the sale of banners and sponsorships. Advertising revenues are recognized in the period in which advertisements are delivered. The Company's ability to increase revenues for Internet advertising will depend on numerous factors, which include, but are not limited to, demand for advertising on the Internet, the Company's ability to increase the number of page views or impressions it can deliver by enhancing existing games and adding new games, and by its ability to maintain or increase its advertising rates. Certain of these factors are not within the control of the Company. See "Risk Factors - Unpredictability of Future Revenues" and "Risk Factors - Dependence on Advertising Revenue".

    The Company's Internet revenues for the most recent four quarters are as set forth below:

4th Quarter 1996   1st Quarter 1997   2nd Quarter 1997     3rd Quarter 1997
----------------   ----------------   ----------------     ----------------
     $160,810          $46,440            $31,317             $93,562

    The Company's Internet revenues of $171,319 for the nine months ended September 30, 1997 represented an increase from the $80,512 recorded for the comparable period in 1996. However, revenues for each of the first three quarters of 1997 remained below that recorded in the fourth quarter of 1996, when the Company sold advertising tied to the initial launch of Final Bell to several clients. The Company believes that the decline in revenues in 1997 is attributable to several factors. In the spring of 1997, the Company determined that CNN would likely be a stronger strategic partner for Final Bell than USA Today, and was therefore required to devote its limited sales and marketing resources to planning for and negotiating the CNN alliances. In addition, the market for Internet advertising was generally weaker in the first few months of 1997 than during the last three months of 1996, and this resulted in lower demand for the Company's banner and sponsorship advertising. Revenues from advertising also declined as a result of the Company's decision to terminate its outside sales representation firm and begin building an in-house sales staff to provide for the substantial ongoing support necessary to generate demand for sponsorships and "integrated advertising." Because sponsorships and "integrated advertising" require a higher level of commitment from advertisers, both financially and in terms of input into the marketing process, the Company anticipates that revenues from sponsorships and "integrated advertising" will generally require greater lead times and more specialized selling efforts than banner advertising sales.

    $583,000 of written commitments from IBM, Saturn, MetLife, Quicken Financial Network and Sprint have been executed with the Company for "integrated advertising" on its Web site since the execution of the CNN agreements in June and July 1997. Of this amount, $535,000 (or average monthly cash revenues of $77,000) relates to the period from October 1, 1997 through May 4, 1998, of which $479,000 is subject to a 50% revenue split with CNN. These commitments include an agreement with IBM providing for $180,000 to sponsor the Trade Center, an area of Final Bell where trades are initiated, and other areas within Final Bell through March 14, 1998, an agreement with Saturn providing for $180,000 to sponsor Full Contact and Mid-Season Football, fantasy football games within SportSim through January 31, 1998, an agreement with MetLife providing for $138,000 to sponsor planned simulations on Final Bell from November 10, 1997 to May 4, 1998, an agreement with Quicken Financial Network providing for $60,000 to sponsor a promotional contest in Final Bell and an agreement with Sprint to sponsor the football playoffs in January 1998. Except within a given sponsor's product or service category, co-branding and sponsorships do not reduce the Company's available inventory of banner advertising.

    On November 24, 1997 the Company entered into a written agreement with Eastman Kodak Company which provides for the exchange of $50,000 in banner impressions for a like amount of barter credits provided through Global Marketing Resources. The value of these impressions is not subject to a revenue split with CNN. The Company intends to use these credits to purchase prizes to be awarded to game participants.

    During the six-month period ending December 31, 1997, the Company invoiced approximately $5,100, $35,850, $35,000, and $13,500 to Netscape, iVillage, MetLife and American Express, respectively, for banner advertising. All of these banner placements are subject to a revenue split with CNN.


Costs and Expenses

    Total Costs and Expenses. The Company's total costs and expenses for the nine month period ended September 30, 1996 and for the year ended December 31, 1996, were $1,331,228 and $1,797,444, respectively. Total costs and expenses for the nine month period ended September 30, 1997 were $1,646,697. The principal components of expense have been sales and marketing expenses, payroll and facilities and related expenses for production and engineering, and general and administrative costs. Detail of each of these categories and their respective percentages of revenue for the most recent four quarters is as follows:

                                                            For the quarter ended

                              December 31, 1996        March 31, 1997        June 30, 1997        September 30, 1997
                              -----------------        --------------        -------------        ------------------
Sales and
  marketing                   $158,516      99%       $134,319    289%     $ 152,107      486%    $ 216,229    231%
Production and
  engineering                  225,685     140%        211,438    455%       240,416      768%      334,163    357%
General and administrative      82,015      51%        101,463    218%       110,634      353%      145,928    156%
Operating
  loss                        (301,312)   (187%)      (400,780)  (863%)     (471,840)  (1,507%)    (602,758)  (644%)
Net loss                     $(334,255)   (208%)     $(419,055)  (902%)    $(516,568)  (1,649%)   $(685,742)  (733%)

     Sales and Marketing Expenses. Sales and marketing expenses consist of advertising, promotional costs, payroll for the Company's sales and marketing staff, commissions, public relations, prize expense, and travel and entertainment expenses. Sales and marketing expenses were $158,516, $134,319, $152,107 and $216,229 for the quarters ended December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997, respectively.


     The Company intends to significantly increase its sales and advertising expenses with the planned addition of 13 employees, including sales representatives in New York, San Francisco and Chicago, a significant increase in commission expense for those sales persons and CNN, and additional expenditures for advertising, promotion and prizes. See "Business - Advertising and Sales" and "Use of Proceeds". The Company believes that additions to sales and marketing expenses are essential to increasing its revenues and Web site traffic, as well as the general recognition in the Internet advertising and participant communities of the Sandbox "brand" of interactive games and simulations. The Company intends to incur these expenses only as related opportunities for additional revenues become available, and in so doing manage the size of its fixed sales and marketing expenses. Nevertheless, there can be no assurance that planned expenditures will have the desired effects, or that the Company will be able to effectively limit its fixed expenses as it plans. See "Risk Factors - Dependence on Advertising Revenues; Competition for Advertisers".

     As part of a strategy to leverage its cash resources, the Company has entered into partnerships with media companies such as CNN and other Internet publishers and service providers whose brands already enjoy substantial awareness among Internet users. These arrangements generally provide for the exchange on Sandbox's Web site of advertising space for reciprocal space in the partner's media publications or for the receipt of tangible goods used as game prizes or access to editorial or software content. Since the inception of its Internet business, the Company has provided significant advertising impressions to these partners, and in turn received valuable promotion, editorial content, software and services. See "Business - Strategy - Barter Relationships to Conserve Cash".

     The Company's partners in these exchange arrangements were USA Today Information Network, PC Quote, Inc., The Motley Fool, TheStreet.com, and Neural Applications Corporation. USA Today was the original sponsor of Final Bell, and the Company estimates that during the first five months of 1997 it received approximately 6,000,000 impressions per month from USA Today. Impressions are the number of times that an advertisement appears in page views downloaded by participants. In the USA Today arrangement, the Company received promotion on USA Today's Money section home page, and rotated through USA Today's home page. In exchange, USA Today's logos and other identifying marks appeared throughout the Final Bell site. Under the PC Quote contract, which expired in November 1997 but continues on a month to month basis, the Company receives promotion of Final Bell through graphic links on the PC Quote home page, Micro Watch page and Quote Watch page, 200,000 banners and charting and graphing tools accessed from the Trade Center area of the game. Based upon PC Quote's estimates of traffic to its home page, the Company's links on the PC Quote home page received approximately 4,500,000 impressions per month during the nine months ended September 1997. In exchange, the Company provides text links to PC Quote's sites on all Final Bell pages and delivers 200,000 banner advertisements each month. In the Motley Fool arrangement, the Company receives promotion through links appearing on the Motley Fool home page, from various points on America OnLine, and editorial content from The Fools School, while the Company provides links to Motley Fool from the Exchange area within Final Bell and banner promotion. Based upon Motley Fool's 1997 Media Kit, the Company estimates that it received approximately
7,800,000 impressions through Motley Fool's Web site between March 15 and September 30, 1997. Under the Company's contract with TheStreet.com, which ended in July 1997, the Company received impressions and The Street's Daily Wake-up Call and one equity story every weekday morning. Based upon information provided to the Company by TheStreet, which is a subscription site, the Company received approximately 200,000 impressions between March and May 1997. The Company delivered approximately 400,000 impressions to TheStreet during the comparable period. Under its contract with Neural Applications Corporation, Sandbox receives reciprocal banners from Neural, but more importantly receives the nightly closing price data feed which it uses to drive its Final Bell simulation. In exchange, the Company provides a total of 550,000 impressions per month on Final Bell to promote Neural's NetProphet and Investors Edge products.

     Production and Engineering Expenses. Production and engineering expenses are expenses incurred to develop and maintain the Company's Internet sites and its games, simulations and other interactive products. Production and engineering expenses include payroll as well as an allocated share of total costs for  facilities  and  equipment.  The  increase  in these  costs  resulted primarily from expenditures to develop new games and simulations, and development of proprietary technologies and costs incurred to enhance the quality of existing Web sites. Production and engineering expenses were $225,685, $211,438, $240,416 and $334,163 for the quarters ending December 31,
1996, March 31, 1997, June 30, 1997, and September 30, 1997 respectively. The Company anticipates that production and engineering expenses will continue to increase for the immediately foreseeable future. Anticipated increases relate to additional personnel costs, including those for software engineers, customer service and product management staff, for equipment and facilities costs necessary for new product development, and for expenditures to enhance existing game and site performance. The Company intends to add approximately 41 production and engineering employees over the course of the next two years, but only as specific new product development commences. See "Use of Proceeds". Costs related to the development of new products are expensed in the period incurred.

     General and Administrative Expenses. General and administrative expenses consist of payroll and related expenses for executive, finance and administrative personnel, professional fees and other general corporate expenses. For the quarters ending December 31, 1996, March 31, 1997, June 30, 1997 and, September 30, 1997 these expenses were $82,015, $101,463, $110,634 and
$145,928, respectively. The increase in these costs in 1997 is primarily attributable to legal and accounting costs, including those incurred in connection with negotiation of financing transactions in mid-1997, and to additional personnel costs, principally in the finance area. The Company anticipates that increases in general and administrative costs for staff additions in the near future will not be significant, but that costs will increase in the future due to increased professional and other services related to its anticipated growth, and to costs associated with its status as a publicly owned company. See "Risk Factors - Managing Potential Growth".

     Other Income (Expense). Other income (expense) consists primarily of interest income and interest expense. Interest expense for the quarters ending December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 was $33,377, $19,911 and $44,726 and $82,984 respectively. The increase in these expenses relates to the costs of leases obtained to finance equipment acquisitions and to interest associated with the Company's revolving bank line of credit and its subordinated debt financings. The Company expects to use a portion of the offering proceeds to repay certain outstanding indebtedness, which will reduce its interest costs. See "Use of Proceeds".

    Income Taxes. The Company had net losses in 1995 and 1996 and has net operating loss carryforwards of approximately $1,950,000 for federal and state income tax purposes at December 31, 1996, which expire in years 2000 through 2010. Utilization of these carryforwards is dependent on the Company's future profitability, and will be subject to limitation (see Note 10 of Notes to Financial Statements).

Liquidity and Capital Resources

    The Company has financed its operations and operating losses from January 1, 1995 through September 30, 1997 primarily through private sales of Common Stock and Series A Preferred Stock, which through September 30, 1997 totaled approximately $1,879,515 in net proceeds, $500,000 of bank financing, borrowings from stockholders and others of approximately $1,180,323, and capital lease financings of approximately $978,538.


    Net cash used by operating activities was $348,603, $1,495,500 and $1,222,478 for 1995, 1996 and the first nine months of 1997, respectively. The principal uses of cash for all periods were to fund the Company's operating losses. Recent monthly recurring cash requirements (based on the Company's December 1997 net loss adjusted for non-cash expenditures and debt service) approximated $220,000 and is expected to increase to approximately $300,000 as a result of debt service requirements and additional operating expenses by the first quarter of 1998. The Company's cash requirements will expand further as it begins to implement its growth strategy through increased expenditures for product and services marketing and staff increases in the sales and marketing and production and engineering areas.


    Net cash used by investing activities was negligible. Net cash used by investing activities excludes acquisition of equipment under capital lease obligations of $139,618, $115,365 and $723,555 for 1995, 1996 and the first nine months of 1997, respectively.


    Net cash provided by financing activities was $405,870, $1,442,697 and $1,513,940 for 1995, 1996 and the first nine months of 1997, respectively, and consisted primarily of proceeds from the issuance of Series A Preferred Stock and debt. The Company expects to use approximately $1.6 million of the net proceeds of this offering to repay certain indebtedness. As of September 30, 1997 the Company was indebted to certain stockholders, warrant holders, their affiliates and others in the principal amount of $1,179,058 pursuant to promissory notes issued with various due dates, $540,000 of which may be converted at the option of the holder, into shares of Series A Preferred Stock at a conversion price of $4.80 per share. The Company intends to repay the remaining amount in full from the proceeds of this offering. At September 30, 1997, the Company was indebted to Chad Little, James Layne, and Lonnie and Michelle Whittington under various loans and obligations totaling $107,981, which amount represents sums due for equipment and client lists contributed to the Company, bonuses accrued but unpaid, and for premises rent, all of which was incurred prior to November 1995, and which bear interest at rates from 0% to 10%. The Company intends to pay approximately $73,365 of these amounts, which sum is included above, from the proceeds of this offering. On November 26, 1997, the Company obtained a bridge loan from Lonnie Whittington in the amount of $36,166 pursuant to an unsecured Subordinated Promissory Note bearing interest at 12% through December 10, 1997, 18% from December 10, 1997 to January 1, 1998 and 25% thereafter until paid within 30 days after written demand from the holder. On December 12, 1997, the Company received $150,000 in proceeds from a $172,528 bridge loan from Andrew Todd pursuant to an unsecured Subordinated Promissory Note without interest payable on or before March 12, 1998. On January 14, 1998 the Company obtained a bridge loan from various investors payable within 15 days after demand after the closing date of this offering bearing interest at 12% from January 14, 1998 to January 20, 1998, 18% from January 20, 1998 to February 10, 1998, and 25% thereafter. The Company intends to repay these bridge loans out of the proceeds from this offering. See "Certain Transactions".


    As of September 30, 1997, the Company had borrowed $500,000 under a $500,000 revolving bank line of credit due March 5, 1998. The borrowings under this line bear interest at a prime rate plus 1.5% and are secured by substantially all of the Company's assets. The Company intends to repay the borrowings in full from the proceeds of this offering (subject to the right to reborrow). As of September 30, 1997, the Company was also indebted under a separate equipment lease line of credit in the principal amount of $604,396. The lease line provides for advances up to $650,000 through April, 1998, and draws of $100,000 or more are payable in equal monthly installments over 36 months. Borrowings under this lease line bear interest at variable rates between 10% and 14%. The average rate at September 30, 1997 was approximately 12%. The Company was also indebted at September 30, 1997 under 23 other equipment leases totaling approximately $239,000. These leases had original terms ranging from 24 to 60 months.

    Generally, as new games and simulations are brought on-line, additional equipment upgrades will be required to handle the increased traffic. The Company acquired $678,000 of equipment to support the commencement of its SportSim basketball season and mid-season football under 45-day terms. The capital expenditures of the Company are substantially dependent on traffic volume and the rate of introduction of new games and simulations, and are therefore difficult to forecast. The Company intends to provide for its capital equipment needs, including the financing of this newly purchased equipment, by arranging for equipment lease or loan financing following the completion of this offering, but there can be no assurances that such financing will be available on terms acceptable to the Company.


    As of September 30, 1997 the Company's principal source of liquidity was approximately $312,000 in cash. At September 30, 1997, the Company had a working capital deficiency of $1,315,082, and was continuing to sustain cash operating losses. The Company is incurring operating losses as it moves from early stage to the fuller scale deployment of its technologies. The operating losses have created a net capital deficiency which requires that the Company obtain additional financial resources to meet its business objectives, and such committed financing is not yet in place. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. See "Report of Independent Auditors" and Note 12 to "Notes to Financial Statements". The Company believes that the net proceeds from this offering of approximately $2,591,623 after commissions, expenses and debt repayment, together with available funds, including the Company's revolving bank line of credit and equipment lease lines of credit being negotiated, will be sufficient to meet its anticipated cash needs for working capital and capital expenditure requirements for approximately the next 13 months. If proposed equipment lease financing is not available on terms acceptable to the Company, the Company believes such net proceeds will meet anticipated cash needs for approximately 10 months. The Company is currently negotiating the extension of its $500,000 revolving bank line of credit due March 5, 1998 contingent on the completion of this offering. If such extension is not available on terms acceptable to the Company, the net proceeds from this offering together with available funds will be sufficient to meet its anticipated cash needs for only 11 months if proposed lease financing is available, and 8 months if such lease financing is unavailable.

    The Company is also in arrears for past due payments and other charges under
(i) an agreement with its telecommunications service provider in the amount of $30,000, (ii) an agreement with its Internet service provider in the amount of $15,000, (iii) its $500,000 revolving bank line of credit due March 5, 1998,
(iv) its principal equipment lease in the amount of $23,000, (v) various other equipment leases in the amount of $15,000, and (vi) its building lease in the amount of $29,000. The Company intends to use part of the net proceeds of this offering to pay such arreareges. In addition, $109,058 in principal plus accrued interest under a promissory note issued to an individual investor and $40,000 in principal plus accrued interest under promissory notes issued to a group of investors is past due. The Company intends to use part of the proceeds of this offering to pay off such notes. See "Use of Proceeds."


    The Company has no material commitments to any employees pursuant to its employment agreements.


    If cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may be required to sell additional equity or debt securities. The sale of additional equity or convertible debt securities would result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available to the Company in amounts or on terms acceptable to it. See "Risk Factors - Net Capital Deficiency; Auditor's Doubt Regarding Continuation as a Going Concern".


    New Accounting Pronouncements. In October 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. SFAS No. 123 allows either adoption of a fair value based method of accounting for employee stock options and similar equity instruments for employee awards or continuation of the measurement of compensation cost relating to such plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock issued To Employees". The Company has elected to continue to use the intrinsic value based method for employee awards. Accordingly, pro forma disclosures required to be presented by SFAS No. 123 for companies continuing to utilize the intrinsic value based method are presented in Note 8 of Notes to Financial Statements and have been determined as if the Company had accounted for its stock-based compensation plans under the fair value method.

     In February 1997, SFAS No. 128, Earnings Per Share, was issued. SFAS No. 128 simplifies the methodology of computing earnings per share, and requires the presentation of basic and diluted earnings per share in certain cases. SFAS No. 128 must be adopted for the year ending December 31, 1997 and be retroactively reflected in the financial statements. Adoption of SFAS No. 128 is not expected to have a material impact on the Company's results of operations.

                                    BUSINESS

    Except for historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and the Company's plans and expectations. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed above in "Risk Factors", as well as those discussed elsewhere in this Prospectus. See also "Special Note on Forward-Looking Statements".

    Sandbox is a software development company that intends to use its proprietary technology to become a leading provider of games and simulations on the World Wide Web (the "Web"). The Company's proprietary technology is designed to enable Sandbox to create and support, in a cost effective manner, a variety of highly interactive and informative games and simulations. Sandbox's flagship products are Final Bell, an on-line stock market simulation, and SportSim, an on-line fantasy sports simulation. The Company generates revenue from advertisers interested in reaching specific target groups, such as existing or potential on-line individual investors through Final Bell and sports enthusiasts through SportSim. Sandbox seeks to attract a targeted audience by basing its games and simulations on subjects, such as finance or sports, that are of great interest to Internet users. The Company then seeks to motivate the audience to spend extended time on and return repeatedly to the Sandbox Web sites by providing, free of charge, the enjoyment of head-to-head competition, useful information and a chance to win cash prizes and merchandise.

    From its formation in 1992 until mid 1995 the Company's principal business was traditional and interactive marketing on a fee-for-service basis for client companies. The Company introduced its first Internet game, Cyberhunt, in May 1995 in a joint venture with On Word Information Incorporated. The Company believes that Cyberhunt was one of the first games available on the Internet. Based on the favorable response to Cyberhunt, the Company decided to change its business focus to the production of interactive games and simulations for the Internet. Accordingly, the Company hired key members of its engineering staff, including engineers who had worked on developing the core technology used in Cyberhunt for several years while at Motorola and acquired a license to the technology from Motorola. The Company also began acquiring equipment to support its new business strategy, and commenced a phase-out of its fee-for-service business.

Product History


    The Company has produced six games and simulations for the Internet through February 1, 1998. The Company's first product, Cyberhunt, required participants to solve puzzles and riddles. The Company introduced the game principally as a proof of concept, but sold a commercial version that first generated revenues in March 1996 and ran until February 1997. Certain important features of the software developed for Cyberhunt have been used in the Company's subsequent games and simulations, including dynamic page creation, header and footer technology that provides dynamic navigation, registration mechanisms, and the ability to display dynamic advertising. The Company produced Road Trip to the Super Bowl XXX from October 1995 through January 1996, however it did not produce cash revenues. This simulation introduced the Company's "integrated advertising" concept, which offers advertisers the opportunity to integrate their promotions within a specific game or simulation on a Web site. Road Trip to the Super Bowl XXX allowed participants to click out of the game site and into an advertiser's Web site in search for clues that eventually led participants back to the game site. The Company next introduced Road Trip to the College World Series, which first produced revenues in March 1996 and ran until May 1996. Players accumulated points by solving timed puzzles and trivia questions, and responding appropriately to certain random events. Based on points accumulated, participants could select prizes. The Road Trips simulations took Web participants on cross-country excursions, and allowed them to compete for prizes while they watched actual travelers encounter famous landmarks and fascinating cities across the United States. The Court of Last Resort was a Web-based simulation for the resolution of disputes between ordinary people. Participants were solicited to offer real disputes, and "jurors" could listen to RealAudio "testimonies", review evidence and cast their vote. The Court of Last Resort did not feature a competitive element and was designed primarily for entertainment. The Court of Last Resort ran from the Spring of 1996 to February 1997, but did not produce cash revenues.

    The Company's current games and simulations consist of Final Bell and SportSim. Final Bell, which first produced revenues in November 1996, is a stock market simulation in which players compete with one another to build the highest-valued stock portfolio. By placing risk-free game dollars in actual stocks on a daily basis, players can use Internet resources to model and track their own personal simulated portfolios. In a July 1997 ranking, Final Bell was ranked third among the most active investment sites on the Web by Lycos, Inc., an Internet navigation service that also furnishes Web site reviews, and at January 9, 1998, there were 21,412 active portfolios in game number 7 of Final Bell. Final Bell was the Company's first simulation to incorporate significant input from a development partner (Charles Schwab & Co., Inc.) and use of informal surveys to establish that participants interested in the stock market and investing represented an attractive target market to advertisers and their agencies. SportSim, which first generated revenues in September 1997, gives participants the ability to play sports fantasy leagues on-line by building and competing with their own fantasy teams. Participants draft teams of real world professional athletes and compete against each other to earn points based upon the actual performances of these athletes in actual games. SportSim fully automates the drafting and trading process to simplify league management and allow for more sophisticated gaming. Fantasy Football, the initial SportSim game, which was sponsored by Saturn, was launched on July 15, 1997. As of the conclusion of the football season in January 1998, 108,727 teams had participated, making it, in the Company's estimation, the largest fantasy football game on the Internet.

    The Company generates advertising revenues from the sale of sponsorships or "integrated advertising." By involving advertisers in the creation of a message, Sandbox seeks to differentiate itself from the many Internet companies competing through banner sales for limited advertising dollars. The Company also generates advertising revenues from the sale of banners, a form of Internet advertising similar to billboards on which users can click to visit an advertiser's Web site to get further information about the advertiser or its products. The Company's growth strategy is to increase advertising revenue through the ongoing introduction of new and enhanced features to its flagship products, SportSim and Final Bell, and by the creation of new games and simulations targeted at different audiences. One key element in this strategy is the Company's ability to manage its costs in creating new games and simulations by building on technology developed in prior games and simulations. As an example, the Company developed Fantasy Basketball, the second SportSim game, using many of the techniques developed in Fantasy Football, and with no additions to its creative staff. However, the Company recently acquired an additional $678,000 of equipment to handle anticipated increases in traffic to its Web sites from the launch of Fantasy Basketball and Mid-Season Football, a mini-game within Fantasy Football that is also sponsored by Saturn and offers persons who missed drafting a team at the beginning of the season a chance to participate. Fantasy Basketball was launched on October 21, 1997, and 48,380 teams were participating as of February 1, 1998, however, it has not yet produced cash revenues. In response to the popularity of Mid-Season Football, the Company launched Second-Season Basketball on January 19, 1998, and 35,144 teams were participating as of February 1, 1998. Because the Company anticipates that advertising alone will not generate operating profits in the foreseeable future, the Company also intends to seek to create additional revenue streams in the form of product sales, such as the sale of more sophisticated CD-ROM variations of its games and simulations, and through licensing its proprietary gaming engines for use on non-competing third party Web sites.


    The Company typically offers prizes for winning a game, placing in the top three or improving one's position during certain games. In Final Bell, grand prize winners for each two month simulation win prizes valued at between $2,500 and $3,000, such as a Bose Home Theater System, and second or third prize winners are awarded merchandise valued at $400 to $600. Participants in Final Bell "mini games" have opportunities to win Sand Dollars, which are exchangeable in the Company's Toy Store for products ranging from T-shirts and caps to a Sony Play Station. In SportSim, the grand prize winner for the 1997-98 football season will receive a 51" television and satellite dish valued at $3,000. Weekly grand prizes valued at $1,000, and daily awards valued at up to $500, include televisions and other electronic merchandise. There is also a separate prize structure for players joining the games at mid-season, and for the playoffs. The Company also utilizes its Sand Dollar technology to incentivize participants to take certain actions, such as answering marketing questionnaires, providing psychographic data (the psychology of why people buy), clicking on certain advertisements, or visiting a sponsor's Web site, by awarding Sand Dollars totaling approximately $3,000 every four months.

Internet Sites and Related Products

    The Company's flagship products are available at www.finalbell.com and www.sportsim.com. In addition, the Company's home site, www.sandbox.net contains information regarding the Company, its products, prizes and prize mechanisms, registration, help and participant input.

    The Company's programs generally permit a participant to play as frequently or infrequently as he or she desires, seeking to win a grand prize at the end of a game or other pre-defined period or one of several smaller prizes offered during and at the end of each game. Players can also compete in individual secondary games, called "mini games". "Mini games" allow participants to compete in less time intensive games, or to try out programs with minimal effort.

Final Bell

    Final Bell (www.finalbell.com): Final Bell, a co-branded product with CNNfn, is an on-line stock market simulation that challenges and educates investors and potential investors. Participants can click on CNN's site at www.cnnfn.com, on Sandbox's site at www.sandbox.net and directly on the Final Bell site. In the simulation, players compete with one another as they attempt to build the highest-valued stock portfolio. By placing risk-free game dollars in actual stocks on a daily basis, investors can model and track their own personal portfolios on the Internet. The CNNfn Final Bell simulation consists of two games, Play The Market and Prime Portfolio, which together generated approximately 5% of CNNfn's traffic in August, 1997.


    Play The Market - This simulation enables a player to increase the value of his or her portfolio through a variety of "mini-games" and to supplement earnings from the basic stock trading activities. For example, players earn rewards for successfully answering trivia questions. These rewards are then added to the value of the player's portfolios, with the player achieving the greatest portfolio value earning the grand prize.

    Prime Portfolio - This simulation is a "purist" version of the Final Bell game. Prime Portfolio does not include any "mini-games", creating a more realistic simulation and appealing to a different target audience. Players can only increase the value of their portfolios by traditional trading activities.


SportSim


    SportSim (www.sportsim.com): SportSim, a component of CNN/SI's sports site, is the Company's most comprehensive simulation to date. Similar to Final Bell, SportSim can also be found by direct links from the Sandbox or CNN/SI site or by going directly to the SportSim site. Fantasy Football, the site's inaugural set of sports games launched in July 1997, generated approximately 30% of CNN/SI's traffic in August 1997, and as of the conclusion of the football season in January 1998, 108,736 teams had participated. Fantasy Basketball, the second
SportSim game, was launched on October 21, 1997, and 83,524 teams were participating as of February 1, 1998. The Company is contractually obligated with CNN/SI to provide fantasy games for professional football, basketball, baseball (at CNN/SI's request), golf and hockey, and (if permissible from a rights standpoint) the NCAA basketball tournament. SportSim gives participants the ability to play sports fantasy leagues on-line. Participants have the opportunity to build their own fantasy teams and choose players or trade with other team owners. Traditional off-line leagues ("rotisserie leagues") are offered nationwide by hundreds of newspapers, magazines, mail services and private individuals. The rotisserie leagues are especially labor intensive as league managers must manually process trades, drafts and other interactions among players. By fully automating the drafting and trading process, Sandbox has dramatically simplified league management and allowed for more sophisticated gaming. Typically, Internet fantasy sports have been offered on a pay-for-play basis and are not advertising supported. SportSim does not rely on pay-for-play revenues. The Company believes SportSim has become the largest fantasy football site on the Internet, in part by offering free participation in Fantasy Football (there is a charge if a participant fields more than one team).


    Like Final Bell, SportSim's Fantasy Football and Fantasy Basketball provide a variety of games requiring a different level of time commitment from the participant. Fantasy Football games include:

    Full Contact - Designed for the true football fanatic, this game will last the full NFL season. A participant drafts his or her fantasy team at the beginning of the season and "manages" that team throughout the season, including trading players, dealing with injuries and keeping up with the most current NFL data. Full Contact requires the highest level of player commitment and knowledge. It also provides a significant opportunity for the Company to utilize its "integrated advertising" approach as the player returns to the site repeatedly over a five month period.

    Coach's Clipboard - This game is designed for a more moderate level of involvement. Participants assemble teams on a weekly basis from a pre-selected group of players. Prizes are awarded weekly and statistics do not carry over to the next week. Participants may participate at various points throughout the season without being committed to regular weekly participation.

    Game Breakers - Aimed at the casual sports fan, this game focuses on individual game match-ups. The object of the game is to select the professional player in each key position that the participant believes will excel in the designated game of the week.

    Overtime - A collection of "mini-games" designed to be fun for participants of all skill and interest levels. These mini-games include a daily trivia game and contests to select the best overall professional player and team defense for a given week in the season. Participants may return at a variety of intervals ranging from daily to monthly.


    Fantasy Basketball includes Full Court Press and three additional games that are in various stages of development:

    Full Court Press - Designed for dedicated basketball fans. The participant drafts a team of professional basketball stars and manages them through the course of a five month season. The participant can trade with other participants, or change his team by choosing from a list of undrafted pros. This game demands a high level of participant involvement and knowledge. The participant's fantasy lineup could change on a daily basis, and the participant must stay abreast of the latest injuries and real-world trades. This game enhances the Company's ability to use its "integrated advertising" approach because of the almost daily interaction the participant has with the site.


    Starting Five - This game targets the moderate fan and is based on weekly participation. Participants assemble a five-man starting lineup from a list of available professional basketball players. The participant's roster is limited by a fictional "salary cap" and the value of the pre-selected pros, which fluctuates from week to week. Prizes are awarded on both a season-long and weekly basis, so participants may choose the frequency with which they want to play.

    Double Team - Designed for the more casual fan primarily interested in watching basketball on television. This game concentrates on team match-ups. The participant attempts to pick which team will outperform the other in seven key statistics for three pre-selected games. Prizes will be awarded on a weekly and end-of-season basis.

    Fifth Quarter Quiz - A basketball trivia game that can be enjoyed by both the veteran fan and the novice interested in learning more. Each week four trivia questions are asked, and the participant has until the end of the week to correctly answer all four. Prizes are awarded weekly and at the end of the season. Participants have the option of playing on any given week or playing every week to compete for a Grand Prize.

Planned Internet Games and Simulations

    The Company intends to broaden its product offerings by identifying target audiences for new games and simulations, by modifying its game engines to produce new games and simulations targeted at such audiences, and by including advertisers interested in those audiences in the actual creative process as development partners. In accordance with the Company's development and production process, new games and simulations are generally not developed and brought to market until the Company has obtained a commitment from a development partner to co-brand or license the finished product and a minimum amount of pre-paid advertising has been sold. The Company has not yet received such commitments for these games and simulations and accordingly there can be no assurance that they will be produced by the Company.

    Final Bell Real-Time. In addition to Final Bell versions targeted at students, children ages 11 - 16 and people unfamiliar with the stock market, the Company intends to develop an enhanced version of the existing product called Final Bell Real-Time. Final Bell Real-Time will allow participants to trade stocks throughout the day, creating a more realistic simulation for the avid player.

    Simulations Based on Participant Content. In order to reach a variety of totally new market segments, the Company intends to place major emphasis on developing a variety of simulations that are based on participant-created, rather than externally generated, data. Code named "Bots", these programs would allow participants to establish an on-line "cyber-representative", or avatar, in a variety of participant created "virtual realities". Avatars of different participants then compete or otherwise interact in real-time for prizes. For instance, in a political simulation participants would be challenged to create the ultimate politician in the hopes of winning or managing elected office. Participants would be allotted a limited number of units to be allocated among several criteria which would determine the characteristics of their candidates. The Company is evaluating Bot-like simulations based on a variety of topics. The Company believes that there could be significant market interest in simulations that are based on participant created data, although the Company has not conducted any market surveys.

Other Potential Products and Services

    Because the Company anticipates that advertising revenues alone will not generate operating profits in the foreseeable future, the Company believes that its future success will depend, in part, on its ability to generate revenues and profits from other sources.


    The Company continues to explore other opportunities to increase revenues by leveraging its existing technology, game platforms and co-branding relationships. The following three concepts are currently being developed for 1998 by Sandbox and Turner Interactive Sales, the marketing group for CNN: (i) a private label version of CNNfn Final Bell to be used as a training service for account holders of three financial services firms, (ii) a European edition of Final Bell, and (iii) a new licensed game to support the marketing goals of a major satellite programming distributor. These concepts are in various stages of development, and there can be no assurance that any or all of these concepts will be completed.

    In September 1997, the Company began marketing the CD-ROM version of CNNfn Final Bell. The CD version of the game, which was produced in conjunction with CNNfn, allows individuals to play Final Bell in the same manner as they currently do; however, their browsers will draw game components requiring high band-width from a CD-ROM. This solves a critical problem with Internet load times. The participant plays the game on the Internet, but the pages are built as a hybrid from the CD-ROM and on-line, thus providing a richer experience with high-resolution graphics, video and animation. To date, the marketing and sale of the CNNfn Final Bell CD-ROMs have been via the Internet, to registered Final Bell participants, and less than 300 copies have been sold through December 1997. The Company is not currently marketing the CNNfn Final Bell CD-ROM and is still evaluating the value of this product and may elect to market CD-ROM products through third parties.


The Market

    The Company believes that its target markets are the individuals who seek entertainment and education on the Internet and advertisers who seek to reach those individuals.


    A January 1997 estimate by Matrix Information and Directory Services placed current world-wide Internet use at 57 million persons. According to Jupiter Communications' 1996 Online Advertising Report, Web advertising revenues totaled over $300 million in 1996, and are projected to reach $5 billion by the year 2000. According to a Forrester Research study dated April 1, 1997, Internet game play is forecast to generate more than $1.6 billion in yearly revenues by the turn of the century. Of this total, more than $1.3 billion is expected to come from advertising and sponsorships, while CD-ROM sales are expected to account for $200 million and pay-for-play revenue provides the remaining $100 million.


    As the Internet has become more accessible, functional and widely used by consumers and businesses, its commercial potential has grown. The Company believes that the Internet is emerging as a medium through which businesses can interactively inform, educate, entertain and conduct business with millions of individuals. The Company also believes that the emergence of the Internet as a mainstream medium is creating opportunities for companies that can provide compelling content to large numbers of consumers.

    Through the Web, Internet content providers are able to deliver timely, personalized content in a manner not possible through other media. This content can be continuously updated, distributed to a large number of participants on a real-time basis and accessed by participants at any time. The interactive nature of the Web allows content providers to present information tailored to the individual participant's preferences or demographic characteristics, and facilitates person to person or group to group interaction on an unprecedented level.


    The Company has aimed its initial co-branded products at the popular sports and finance markets. Participatory and spectator sports are among the leading pastimes for Americans as demonstrated by the popularity of sports media and by the time and money consumers spend on sports events, products and services. The U.S. sports business has become the country's 11th biggest industry, according to a study released by the Georgia Institute of Technology, generating total output of $152 billion in 1995, or just over 2 per cent of gross domestic product. Nielsen Media Research reports that the total amount spent on sports television advertising in the U.S. in 1996 was over $4.6 billion. According to International Events Group, which tracks sponsorship spending, of the $5.4 billion spent on advertising sponsorships in North America, more than $3 billion goes to sports. Total sponsorship spending for 1997 is projected at $5.9 billion, a record high in the category. The publishing industry benefits from the popularity of sports, and includes Sports Illustrated magazine, which had weekly circulation of 3.2 million and generated $522 million in advertising revenue in 1996. Due to the popularity of sports among males between the ages of 18 and 49, advertisers consider sports events and media as attractive venues to reach this audience.


    Although interest in the U.S. financial markets and related financial news is not as broad as in the U.S. sports market, it has traditionally been strong among persons in higher income brackets who are a highly sought after consumer class by advertisers. According to SRI Consulting, a subsidiary of SRI
International (formerly Stanford Research Institute), some 16.5 million households currently have the motivation or capability to use on-line financial services. A Forrester Research study dated August 1997 projects that the number of on-line brokerage accounts will accelerate from nearly 1.5 million in 1996 to
14.4 million by 2001, and a study by Piper Jaffray estimates that on-line trading commissions will reach $2.2 billion in the year 2001, more than eight times the amount collected in 1996. Feeding this growing interest is the availability of financial information in all media, including on the Internet, which is rapidly changing the way securities are traded.

    The Company intends to add additional products by creating, with prospective advertisers and sponsors serving as development partners, games and simulations that will appeal to specific target markets. The Company has conceptual plans for simulations designed to appeal to groups which it believes are presently not served effectively by existing Web programming. These include simulations based on relationships and designed to appeal to women, educational games for young adults, as well as simulations created for such diverse groups as those interested in politics, general business and international sports.

Strategy

    The Company's objective is to be a leading provider of Internet games and simulations that capitalize on the interactive nature of the Internet. The
Company seeks to utilize its proprietary technology to create games and simulations that feature ease of access and participation, to provide value to advertisers, and to cost effectively create new games and simulations to reach new targeted audiences. The Company seeks to provide entertaining and educational games and simulations that will capture the interest and imagination of targeted audiences and use its "beyond the banner" advertising strategy to attract advertisers wishing to reach these audiences. In addition, the Company seeks to enter into strategic relationships to enhance traffic to its Web sites. Finally, the Company is seeking to expand its revenue base beyond advertising by developing additional revenue streams from end-users for product sales, such as CD-ROMS, and through licensing its proprietary gaming engines for use on Web sites in niche markets.

Leverage Proprietary Technology Platforms

    The Company has proprietary technology that enables it to create games and simulations that feature ease of access and participation by players and to provide value to advertisers. The Company's software allows participants to compete in head-to-head competition without the installation or download of additional software other than the participant's web browser. With the Company's products, the data needed to run a game or simulation comes from external sources, such as sporting events, the stock market or the competition between players, or will be created as a set of parameters by the players themselves, as may be the case in some of the Company's future simulations. The software also allows two-way communication between the participant and advertiser through direct response "cards", "coupons" and survey mechanisms. The Company's dynamic advertising tools supply the advertisers with the capability of delivering customized content to targeted demographic groups. After a player registers for a game, Company software records the player's movements and actions. Player identification and tracking is vital for a successful advertising strategy because it assures advertisers that the targeted consumer is seeing the advertisement. The Company's technology also facilitates targeted advertising to specific audiences, thereby creating fewer "wasted views" for the advertiser.

    The Company also intends to exploit the adaptability of its proprietary technology to support existing product growth and to cost effectively create new products that reach additional targeted audiences. Because new products based on the Company's existing gaming engines can be rapidly and easily customized, the Company believes that these games or simulations can be created with relatively modest development costs, and once completed, will support large participant bases with comparatively limited additional expenditures for ongoing maintenance. For example, the Company intends to market a Final Bell version focused on students, a junior version for children ages 11 to 16 and a third version for people unfamiliar with the stock market. In the same manner, the Company intends to repackage SportSim to reach new audiences with specific sports affinities.

Provide Compelling Games and Simulations Targeted at Specific Audiences

    To build large participant databases with demographics and psychographics (the psychology of why people buy) that are appealing to advertisers, Sandbox bases its games and simulations on subjects, such as finance or sports, that the Company believes are of great interest to Internet users. The Company then seeks to motivate the audience to spend extended time on and return repeatedly to the Sandbox Web sites by providing, free of charge, the enjoyment of head-to-head competition, useful information and a chance to win cash prizes and merchandise. The Company's games and simulations are designed to allow participants to tailor their level of involvement to best suit their time and interests.

    The Company intends to add additional products by creating games and simulations in conjunction with prospective advertisers and sponsors serving as development partners, which will appeal to specific target markets. The Company has conceptual plans for simulations designed to appeal to groups which it believes are presently not served effectively by existing Web programming. These include simulations based on interpersonal relationships designed to appeal to women, educational games for young adults, as well as simulations created for such diverse groups as those interested in politics, general business and international sports.

Prize Incentive Structure

    The Company's prize and incentive structure is designed to motivate participants to visit the Company's Web sites, register and provide demographic and psychographic statistics, spend time on the site viewing and clicking on advertisements and complete questionnaires. The Company has determined that participants in its games prefer a smaller grand prize and several other prizes with more chances to win, as opposed to one large grand prize which several of the Company's competitors offer. The Company typically offers prizes for winning a game, placing in the top three or improving one's position during certain games. In Final Bell, grand prize winners for each two month simulation win prizes valued at between $2,500 and $3,000, such as a Bose Home Theater System, and second or third prize winners are awarded merchandise valued at $400 to $600. Participants in Final Bell "mini games" have opportunities to win Sand Dollars, which are exchangeable in the Company's Toy Store for products ranging from T-shirts and caps to a Sony Play Station. In SportSim, the grand prize winner for the 1997-98 football season will receive a 51" television and satellite dish valued at $3,000. Weekly grand prizes valued at $1,000, and daily awards valued at up to $500, include televisions and other electronic merchandise. There is also a separate prize structure for players joining the games at mid-season, and for the playoffs. Purchasers of the Company's Final Bell CD compete every two months for an Internet shopping spree valued at $10,000, and in daily and weekly competitions for additional prizes valued at $6,000. The Company also utilizes its Sand Dollar technology to incentivize participants to take certain actions, such as answering marketing questionnaires, providing psychographic data, clicking on certain advertisements, or visiting a sponsor's Web site, by awarding Sand Dollars totaling approximately $3,000 every four months.

Strategic Relationships to Build Traffic


    The Company seeks to establish strategic relationships with companies that reach a large number of potential Internet users through multiple media channels and in so doing increase consumer awareness of its products and marketing agreements and build traffic to its Web sites. The Company has recently entered into co-branding and marketing agreements with CNNfn and CNN/SI, affiliates of the Cable News Network, Inc. and the Turner Broadcasting System. In the CNNfn arrangement, CNNfn has become the co-branding partner for the Final Bell simulation, providing content, celebrity endorsements and editorial promotion for both the on-line version of Final Bell and the CD-ROM version on its cable channel and Web site. In the CNN/SI arrangement, SportSim is co-branded with CNN/SI (a joint partnership between CNN and Sports Illustrated) and receives content, celebrity endorsements and editorial promotion on several media outlets, including the CNN/SI cable network, CNN Headline News, Turner's other cable networks, Sports Illustrated and the CNN/SI Web site. The agreements both provide that the sales force for the Turner networks will also market the games to prospective advertisers. Since July 1997, CNN has heavily promoted the Final Bell and SportSim sites. CNN's media support for the promotion of the SportSim site was valued by CNN at an estimated $5.5 million for the initial 5 weeks following launch. Promotional support included impressions on CNN Headline News, CNN and CNN/SI cable networks, print promotion in Sports Illustrated magazine and interactive promotion on the CNN/SI Web site. The result has been a substantial increase in traffic to the Company's Web sites since the CNN agreements were signed. Page views to the Company's Web sites have increased from 3,625,000 during February 1997, the Company's previous busiest month before the CNN agreements to over 40 million in November 1997, the last full month in which both football and basketball were running. The Company seeks to continue the growth in traffic to its sites and to encourage its co-branding partners to continue to promote the sites as they have to date.


"Beyond the Banner" Advertising Strategy

    The Company seeks to enhance the value to advertisers of its proprietary databases by offering alternatives to traditional banner advertising. The Company's "beyond the banner" advertising strategy focuses on delivering "integrated advertising" directed at a target audience through the ability to customize advertising messages. "Integrated advertising" offers companies the ability to sponsor a specific Sandbox game or simulation and place advertisements within the game or simulation content itself. The Company believes that by purchasing "integrated advertising" in connection with one of the Company's games or simulations, advertisers can direct their brand to a targeted group and create a more lasting and penetrating impression. During the five-month period ending November 30, 1997, the Company entered into strategic relationships with IBM, MetLife and Quicken Financial Network to sponsor simulations on Final Bell, and with Saturn Corporation to sponsor games on SportSim. The Company seeks to continue to add leading advertisers to act as sponsors of its games and simulations.

Barter Relationships to Conserve Cash

    To date, the Company has used barter arrangements to significantly increase traffic and brand recognition rather than incurring cash expense for this purpose. Barter arrangements involve the Company's exchange of advertising space on its Web sites for reciprocal space in other media publications or other Web sites or receipt of tangible goods used as game prizes or access to editorial or software content. The Company remains dependent on these third party barter arrangements and without such arrangements would experience significant cash flow difficulties.

USA Today
---------

    The Company's most significant barter transactions to date have been with USA Today, the original sponsor of Final Bell. USA Today was the original sponsor of Final Bell, and the Company estimates that during the first five months of 1997, it received approximately 6,000,000 impressions per month from USA Today. In the USA Today arrangement, the Company received promotion on USA Today's Money section home page, and rotated through USA Today's home page. In exchange, USA Today's logos and other identifying marks appeared throughout the Final Bell site.

PC Quote
--------

    Under the PC Quote contract, which expired in November, 1997 but continues on a month-to-month basis, the Company receives promotion of Final Bell through graphic links on the PC Quote home page, Micro Watch page and Quote watch page, 200,000 banners, and charting and graphing tools accessed from the Trade Center area within Final Bell. Based upon information provided to the Company by PC
Quote, the link on the home page alone would have received approximately 4,500,000 impressions per month during the nine months ended September 1997. In exchange, the Company provides text links to PC Quote's sites on all Final Bell pages, in addition to delivering 200,000 banner advertisements each month.

Motley Fool
-----------

    In an additional significant sponsorship relationship, the Company receives promotion from the Motley Fool, another leading financial information source, through links appearing on the Motley Fool home page, from various points on America OnLine, and editorial content from The Fools School. Based upon Motley Fool's 1997 Media Kit, the Company estimates that it received approximately 7,800,000 impressions between March 15 and September 30, 1997 through Motley Fool's Web site, while providing links to Motley Fool from the Exchange area within Final Bell and banner promotion.

TheStreet.com
-------------

    This arrangement, which ended in July 1997, shared similarities with the Motley Fool alliance in that TheStreet provided Sandbox with impressions and editorial content in the form of TheStreet's Daily Wake-up Call and one equity story every weekday morning. Based upon information provided to the Company by TheStreet, which is a subscription site, Sandbox received approximately 200,000 impressions between March and May 1997. The Company delivered approximately 400,000 impressions to TheStreet during the same period.

Neural
------


     Under its contract with Neural Applications Corporation, the Company exchanges banners with Neural, but more importantly receives the nightly closing price data feed which it utilizes to drive its Final Bell simulation. The Company provides a total of 550,000 impressions per month on Final Bell to promote Neural's NetProphet and Investors Edge products.


Kodak
-----

     On November 24, 1997 the Company entered into a written agreement with Eastman Kodak Company which provides for the exchange of $150,000 in banner impressions for a like amount of barter credits provided through Global Marketing Resources. The value of these impressions is not subject to a revenue split with CNN. The Company intends to use these credits to purchase prizes to be awarded to game participants.


    The Company believes that the approximate 83,000,000 impressions it received under these barter relationships during the first nine months of 1997 significantly increased traffic to its sites, provided significant brand recognition of its games and simulations and were instrumental as a part of its overall growth strategy.


Develop Multiple Revenue Opportunities

    To supplement its advertising revenue, the Company is focusing on methods of generating revenue directly from consumers and Web site developers. For example, the Company has developed a CD-ROM version of Final Bell and intends to create a CD-ROM version of SportSim. The Company believes that CD-ROM versions of Sandbox products can be produced with relatively minimal incremental development expense, and will allow the purchaser to enjoy significantly expanded content, as well as bandwidth intensive graphics, audio and video components. The development costs for the Final Bell CD from outside vendors totaled approximately $20,000. In addition to its direct on-line marketing of these products to end-users, the Company's co-branding or media partners may promote the products through television, cable, on-line or print advertising. The CD-ROM products also provide the Company an additional medium for sales advertising or sponsorships with a more TV-like feel.

    As the Company's Internet games and simulations are accepted, it intends to seek to supplement its advertising-based revenues by charging end-users for access to premium games. The Company also intends to seek to license simplified versions of its games and simulations for use by third party Web site developers. For instance, the Company intends to offer private-label sports fantasy licenses for use on the Web sites of local newspapers to enable these newspapers to enhance Web site traffic and obtain demographic information about their readers. The Company anticipates that licensed products would continue to be housed on the Company servers thus creating a potential for a recurring revenue stream for site maintenance. The Company anticipates that licenses would prohibit placement of advertising or use of sponsorships on the site hosting the game or simulation. The Company intends to establish license fees scaled by size of traffic.

Development and Production Process

    Since the inception of its Internet business, the Company has refined the process by which it has developed new games, incorporating with each new title, many of the marketing and software techniques developed previously. The Company's early games and simulations were created specifically for event driven promotions and included the initial development of many of the Company's proprietary software programs and gaming engines. Succeeding games and simulations have, in part, been built on the foundations of source code, technology and proprietary gaming components developed in earlier games and simulations, and together with innovations developed by the Company are combined to offer a more exciting, easy-to-use, product for both players and advertisers. The Company currently employs the following development and production process for the creation of new games and simulations. The Company believes that the following steps are important to reducing risks associated with new product development, meeting deadlines and producing quality products.

          *    The Company conducts informal surveys with potential and existing
               advertisers  and  advertising   agencies  to  identify   targeted
               audiences that these advertisers wish to reach.

          * After identifying desired audiences, the Company formulates creative approaches for new games and simulations to reach these audiences. Ideas are sketched out in the form of "comps" or graphic outlines describing how the product would look and run from a high level.

          * These comps provide the sales force with the ability to make marketing presentations to potential development or pre-paid advertising partners. Development partners are companies that might be interested in paying for program development in order to obtain access to, or a license of, the finished product, while pre-paid advertisers are companies interested in reserving advertising space prior to product launch.

          * Before, during and after the location of development and pre-paid advertising partners, the Company will also use the comps to locate a co-branding partner if one is required. Typically co-branding partners are not cash paying clients, but instead provide promotion for the co-branded site through their media channels to drive traffic, which adds brand value to increase sales potential. In return, co-branding partners can use the co-branded sites to further extend their brand names or images, provide added value to their end-users and/or expand their advertising inventory.

          * After these partners and advertisers have been identified, the Company moves to the production phase. Pencil outlines are produced which detail the functionality, layout and look and feel of the product. Engineering takes part in this process to review proper functionality of the game design and verify that existing technology is being utilized to the fullest extent. Sandbox staff and external partners make changes to the product at this time. Once pencil outlines have been agreed upon, computer generated comps are produced which describe the design and functionality of the product in greater detail.

          * Once computer comps have been completed and agreed upon, the Company's engineering staff begins production of the simulation. The computer software design process uses the Company's existing gaming technology whenever feasible. The production takes place on a testing server system that duplicates the one used for the final product. This allows for beta testing of the product prior to actual launch.

Advertising and Sales

    Advertising

    The Company basically offers two forms of advertising services: (1) traditional banner advertising, a form of advertising similar to billboards where users can click on graphic elements to visit an advertiser's Web site to get further information about the advertiser or its products and (2) "integrated advertising", which involves establishing a game or simulation Web site with a co-branding or development partner and then offering advertisers the opportunity to integrate their promotions within a specific game or simulation on such Web site through sponsorships. The Company's "integrated advertising" concept allows it to provide "beyond the banner" advertising solutions. Such solutions exploit the interactive capabilities of the Web, by allowing advertisers to market to participants on a "one-to-one" basis, as differentiated from the "one-to-many" approach of traditional media advertising. The Company can help customize the advertiser's message to appeal to individual participants. Furthermore, unlike traditional advertising which separates the marketing message from the program, the Company can integrate messages directly into the programs. The Company believes that this approach creates the opportunity for a more penetrating advertising impression. These placement and integration methodologies allow advertising content to become part of the game or simulation itself. The advertiser's product, service or message is integrated through identifying graphics, or hot links are created on displayed messages to create additional interaction. The Company also utilizes "home page integration" techniques to create incentives for participants to visit an advertiser's Web site. Players who choose to visit linked sites are rewarded with prizes, coupons or Sand Dollars good for selected purchases at the on-line Sandbox Toy Store. An example of placement and integration techniques is e.Schwab's on-line brokering interface for the Final Bell game.


    $583,000 of written commitments from IBM, Saturn, MetLife, Quicken Financial Network and Sprint have been executed with the Company for "integrated advertising" on its Web site since the execution of the CNN agreements in June and July 1997. Of this amount, $539,000 (or average monthly cash revenues of $77,000) relates to the period from October 1, 1997 through May 4, 1998, of which $479,000 is subject to a 50% revenue split with CNN. These commitments include an agreement with IBM providing for $180,000 to sponsor the Trade Center, an area of Final Bell where trades are initiated, and other areas within Final Bell through March 14, 1998, an agreement with Saturn providing for $180,000 to sponsor Full Contact and Mid-Season Football, fantasy football games within SportSim through January 31, 1998, an agreement with MetLife providing for $138,000 to sponsor planned simulations on Final Bell from November 10, 1997 to May 4, 1998, an agreement with Quicken Financial Network providing for $60,000 to sponsor a promotional contest in Final Bell and an agreement with Sprint to sponsor the football playoffs in January 1998. Except within a given sponsor's product or service category, co-branding and sponsorships do not reduce the Company's available inventory of banner advertising.

    On November 24, 1997 the Company entered into a written agreement with Eastman Kodak Company which provides for the exchange of $50,000 in banner impressions for a like amount of barter credits provided through Global Marketing Resources. The value of these impressions is not subject to a revenue split with CNN. The Company intends to use these credits to purchase prizes to be awarded to game participants.

    Except within a sponsor's product or service category, co-branding and sponsorships do not reduce the Company's available inventory of banner advertising, a form of Internet advertising similar to billboards on which Internet users can click to visit an advertiser's Web site to get further information about the advertiser or its products. During the six-month period ending December 31, 1997, the Company invoiced $5,100, $35,850, $35,000 and $13,500 for banner advertising to Netscape, iVillage, MetLife and American Express, respectively. The simplest and least expensive advertising product offered by the Company, banners are the commodity Internet advertising vehicle, and seek to compel participants to visit a Web site to get further information about a company or product. Each banner presented to a participant is known as an impression, and much as is the case in traditional media, advertisers typically purchase a guaranteed number of impressions on a volume basis to communicate with a broad audience.


    The Company offers advertisers sponsorship opportunities, in which Company program titles are made available to clients and customized to suit a marketer's specific needs. This alternative entitles an advertiser to have its name displayed on every page of the sponsored area of the game and may include the name of the sponsor in the title, such as CNNfn's Final Bell or CNN/SI's SportSim. Program sponsorships deliver the broadest audience exposure to the advertisers. Sponsorships are individually negotiated agreements that generally are for a longer period (from 2 to 12 months) than banner arrangements. In sponsorships, an advertiser has the exclusive right to sponsor a certain game or simulation or feature within a game or simulation and integrate its advertising message into the content. The Company believes that the revenue from game sponsorships is generally incremental to banner income because it does not decrease the Company's available inventory of banner slots. However, after a sponsorship is sold, sponsors may receive category exclusivity in which event banners may not be sold to a sponsor's competitor on the sponsored game, simulation or feature thereof.


    The Company believes that its expertise in providing "integrated advertising" is an important marketing tool. A March 1997 study by Jupiter Communications predicted that while not as dominant an advertising form as banners, sponsorships and "intermercials" (ads that are viewed when changing pages within a Web site), will increasingly be an important part of the on-line advertising mix, and will rise in proportion to banner advertising from 20% this year to approximately one-half by 2002.


    The Company believes that the combination of its products and technology, together with co-branding arrangements with leading media companies, should allow it to charge advertisers higher banner rates than for more commodity-like products. Banner advertising packages are based on a cost per thousand impressions delivered (CPM). The average CPM for Yahoo!, a search engine product that attracts a broad but highly undifferentiated audience, was between $20 and $23 in the first and second quarter of 1997 as reported in an Alex Brown research study dated August 5, 1997. Standard banner rates for CNNfn Final Bell and CNN/SI SportSim, which were launched in the third quarter of 1997, ranged from $25 to $33 during the four month period ending October 31, 1997.

Sales


    In addition to its Vice President of Sales, the Company employs a sales representative in New York, and intends to hire 13 additional employees in sales and marketing, including sales representatives for the New York, San Francisco and Chicago markets, over the next two years. Company sales representatives will focus principally on "integrated advertising" and sponsorship opportunities, which typically require more time and involvement to bring to fruition than banner advertising sales. The Company also expects that its internal sales force will be responsible for the origination of any product licensing arrangements. The Company expects that during the term of its co-branding relationships with CNNfn and CNN/SI, the majority of banner sales on the Final Bell and SportSim sites will be produced by the Turner Networks' sales staff of approximately 250 persons. In addition, the Company believes that the strength of the CNNfn and CNN/SI brands and CNN's existing advertising relationships should provide sales leads and otherwise facilitate the placement of sponsorships. The Company has recently completed the introduction of the Turner Networks' sales staff to the Company's products. The Company's sales representative in New York coordinates selling efforts, and seeks to facilitate effective communication and cooperation between the Company and the Turner at his location in Turner Broadcasting's New York City offices.


Co-Branding and Marketing Agreements with CNN/SI and CNNfn

    The Company believes that its success in selling advertising or products on the Internet will depend on attaining certain minimum levels of participant traffic. The Company has established strategic relationships to increase consumer awareness of its products and to build traffic to its Web sites. In June and July of 1997, the Company entered into Co-Branding and Marketing Agreements with CNN/SI and CNNfn ("CNNfn"). The CNN/SI Agreement expires October 31, 1998, with an option at CNN's discretion to renew for up to two subsequent one year terms. The CNNfn Agreement expires July 15, 1999.

    The CNN agreements generally provide that the Company will develop, maintain, host, update and support a CNNfn Final Bell Web site based on Sandbox's Final Bell stock market simulation game and a CNN/SI SportSim Web site based on fantasy sports games, initially professional football, but expanding to professional basketball, baseball (on CNN/SI's request), golf, hockey and (if permissible from a rights standpoint) college basketball. Before implementing new games, CNN will advise the Company of its required input for the design of such games and the Company will host and update each game in accordance with mutually agreed upon specifications for such design, as the same may be modified from time to time during the term of the agreements. The commercial launch of new games shall be determined by mutual agreement of the parties.

    CNNfn and CNN/SI have the right to use the games and advertise the CNNfn Final Bell and CNN/SI SportSim Web sites (the "Sites"), respectively, and the availability of the games. CNNfn and CNN/SI have agreed to use reasonable efforts to promote the games and the Sites, and to build traffic for the games and Sites in accordance with a promotional plan. The CNNfn Agreement provides that CNNfn will promote Final Bell as follows: (1) on its parent CNN site on the day of the launch, (2) by including on its Web site a ticker headline promoting the launch of the Final Bell for such time as the editorial staff deems appropriate, (3) by use of text links and ticker headlines to inform its Web site visitors about Final Bell (placement and play of these links and headlines are at the discretion of the editorial staff), (4) by providing navigation to Final Bell from the "Markets" section and the "Your Money" section of its Web site, and from other sections or pages it deems appropriate, and (5) by providing Web site banner promotion to Final Bell.

    The CNN agreements provide that both parties will cooperate regarding the sale of banner advertising (a form of Internet advertising similar to billboards) and sponsorships (integration of an advertiser's name and promotion into the game or simulation itself) for the Sites, but CNN retains primary control over the sale of banner advertising and the Company retains primary control over the sale of sponsorships. Each party is responsible for billing, invoicing, and collection activities related to its sales activities. The Company is responsible for all development, maintenance, hosting, updating and support costs, as well as the costs of obtaining all third-party rights and compliance with all sweepstakes and gaming rules and regulations and any prize fulfillment activities. The Company is also required to implement a tracking system to monitor traffic on the sites, page views and other relevant data, and is required to deliver monthly reports to CNN. In addition, the Company is responsible for proper insertion and rotation of all advertising and sponsorships and is required to maintain accurate logs. Where extraordinary costs are required to integrate an advertiser, and the parties agree to such costs, the parties generally split such costs evenly. Net banner advertising revenues are divided among the parties on a 60/40 basis, with the party responsible for selling the advertising entitled to retain the higher percentage. Regardless of which party is responsible for the sale of sponsorships, net sponsorship revenue is divided evenly.

    The Company is required to create a CD-ROM enhancement for each game, as agreed by the parties, that includes CNN/SI and CNNfn elements and features heavier use of graphics and animation and an enhanced non-cash prize structure. The Company retains ownership of such CD-ROM products (except to the CNN elements therein), while net revenues from the sale of CD-ROM products through mutually agreed channels are generally divided evenly among the parties. The CNNfn agreement provides for the appearance of Lou Dobbs on certain CD-ROM products, in which case CNN's share increases to 52% for the initial 15,000 units sold of such products and further increases to 54% thereafter. During the term of the agreements, the parties may discuss merchandising and/or licensing opportunities, which may be exploited only pursuant to mutual agreement of the parties. Any other merchandising or licensing net revenues relating to the games, Sites or the CD-ROM products are divided evenly among the parties with respect to the CNN/SI agreement and on a 70/30 basis with respect to the CNNfn Agreement, with the Company entitled to 70%. The Company retains all rights to its games and simulations as well as ownership of participant databases.

    The Company anticipates that the CNN agreements, and the Company's relationship with CNN, will result, over time, in the generation of significant cash revenues for the Company, although there are no assurances that such revenues will be realized. Although the Company believes that the production and marketing costs associated with CD-ROM game enhancements are relatively low, the Company's initial marketing of the CNNfn Final Bell CD-ROM has not been successful in producing significant revenues. The costs to the Company of complying with its obligations under the agreements are substantial, and there are no assurances that the costs to develop, maintain, host, update and support the Sites and games will be offset by additional revenues. The failure to produce significant revenues pursuant to the CNN agreements would have a material adverse effect on the Company's business, prospects, financial condition or operating results. In addition, as CNN/SI and CNNfn are primarily responsible for the marketing and sale of banner advertising for the Sites, their failure to market and sell sufficient banner advertising on such sites at attractive terms could have a material adverse effect on the Company's business, prospects, financial condition or operating results. Furthermore, CNNfn and CNN/SI have substantial discretion in the substance and quantity of promotional services it provides in connection with the Sites and games, and there can be no assurance that the promotional services they provide will enable the Sites and games to attract sufficient advertising and sponsorship revenues to generate profits for the Company. The termination or expiration without renewal of either of these agreements and/or the deterioration of the Company's relationship with CNN would have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Risk Factors - Dependence on CNN and other Third Parties for Internet Operations".

    Pursuant to the CNN Agreements, the Company has issued warrants to purchase its Common Stock to CNNfn for 21,667 shares and to CNN/SI for 3,334 shares, as adjusted to reflect the Reverse Stock Split. CNNfn's warrant is subject to a vesting schedule whereby 4,999 shares generally vest upon signing of the CNNfn Agreement (with certain forfeiture provisions), and the balance of 16,668 shares vest over the course of the initial year of the CNNfn Agreement at the rate of 4,167 each quarter, provided CNNfn has furnished certain cable television advertising to the Company.

Competition

    The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for consumers' attention and spending has proliferated with relatively few barriers to entry, and the Company expects that competition will continue to intensify. The Company presently competes, or will compete, as the scope of its games and simulations expands, directly and indirectly, for advertisers, viewers, players and licenses and other events with the following categories of companies: (i) on-line services offering interactive games and simulations to targeted participants in association with existing and new brands (such as Starwave Corporation, Interactive Imaginations, Inc. (Riddler), Sony Station and YoYodyne Entertainment); (ii) on-line services or Web sites targeted to sports enthusiasts generally (such as ESPNet SportsZone and CBS SportsLine or to enthusiasts of particular sports (such as Web sites maintained by Major League Baseball, the NFL, the NBA and the NHL); (iii) on-line services or Web sites targeted to existing or potential investors generally, such as MSNBC's Investment Challenge Fantasy Game, E-TRADE, SMG2000, the NASDAQ Stock Market, the New York Stock Exchange and the American Stock Exchange; (iv) publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to specific audiences, many of which have established or may establish Web sites; (v) general purpose consumer on-line services such as America Online, CompuServe and Microsoft Network; (vi) vendors of information, merchandise, products and services distributed through other means, including retail stores, mail, facsimile and private bulletin board services; and (vii) Web search and retrieval services, such as Excite, InfoSeek, Lycos and Yahoo!, and other high-traffic Web sites, such as those operated by C|NET and Netscape. The Company anticipates that the number of its direct and indirect competitors will increase in the future.

    The Company believes that its most significant competitors for its fantasy football game and future sports-related games and simulations are ESPNet SportsZone and CBS SportsLine, which are Web sites offering a variety of sports content. The Company views its most significant competitors with regard to its stock market simulation as MSNBC's Investment Challenge Fantasy Game, E-TRADE Group, Inc., an on-line investment services provider that operates a similar on-line stock market trading game, SMG2000, an electronic educational simulation program sponsored by the Securities Industry Foundation for Economic Education and certain corporate sponsors, and, to a lesser extent, other on-line brokerage services such as Quote.Com and PC Quote, which offer the ability to build portfolios but generally do not provide for simulated trading activity.

    The Company believes that its proprietary technologies and its ability to create new games and simulations at relatively low incremental costs give it a competitive advantage. However, many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, significantly greater name recognition and substantially larger participant or membership bases than the Company and, therefore, have a significantly greater ability to attract advertisers and participants. In addition, many of these competitors may be able to respond more quickly than the Company to new or emerging technologies and changes in Internet user requirements and to devote greater resources than the Company to the development, promotion and sale of their services. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect the Company's business, prospects, financial condition or operating results. In addition, as the Company expands internationally it may face new competition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company would not have a material adverse effect on its business, prospects, financial condition or operating results. See "Risk Factors-Competition".

    The Company believes that the following sites, which utilize the interactive capabilities of the Internet to engage a targeted group of participants, and also leverage existing brands for credibility and promotion, provide the most direct competition:

    Starwave (http://www.starwave.com) - Founded in 1993, Starwave was originally financed by Microsoft cofounder and technology investor Paul Allen and is now controlled by the Walt Disney Co. Starwave produces such sites as ESPNet SportsZone, Mr. Showbiz and Family Planet. Starwave has acquired strong brands and produces a wide variety of content for delivery on the Web, including fantasy baseball and football games available on ESPNet SportsZone.

    CBS Sportsline (http://www.cbs.sportsline.com) - Sportsline USA, Inc. was founded in 1994 and went public in November 1997. Through a strategic alliance with CBS, Inc. finalized in March 1997, Sportsline produces a full service sports information site, including fantasy gaming, similar to ESPNet SportsZone.

    Riddler (http://www.riddler.com) - The Riddler site offers contestants multiple opportunities to win prizes by finding the answers to trivia questions or solving riddles. The site is based on limited content, offering low-involvement puzzles and games.

    YoYodyne (http://www.yoyodyne.com) - YoYodyne is an e-mail based, on-line gaming system positioned as a direct marketing vehicle. Participants can play e-mail-based games sponsored by corporations seeking to market a product or execute a promotion via the Internet. These games test players' knowledge of trivia, sports and other areas of interest.

    MSNBC Investment Challenge Game (http://www.stockplay.msnbc.com) - MSNBC's Investment Challenge Game is an on-line stock trading game based on the Nasdaq Stock Market, where users are charged a fee to participate in the game.

    E-TRADE (http://www.etrade.com) - E-TRADE Group, Inc. is an on-line stock brokerage firm which offers the U.S. E-TRADE Stock Market Trading Game, which is similar to the Company's Final Bell.

    SMG2000 (http://www.smg2000.com) - The SMG2000 is an electronic simulation of Wall Street trading sponsored by the Securities Industry Foundation for Economic Education and various corporate sponsors designed to help students and adults understand the stock market.

Government Regulation and Legal Uncertainties

    The Company is subject to various laws and governmental regulations applicable to businesses generally. The Company believes it is currently in material compliance with such laws and that such laws do not have a material adverse impact on its operations. In addition, although there are currently few laws or regulations directly applicable to access to or commerce on the
Internet, due to the increasing popularity and use of the Internet, it is possible that more stringent federal, state, local and international laws and regulations may be adopted with respect to the Internet, covering issues such as participant privacy and expression, consumer protection, pricing, payment methodologies, financing practices, intellectual property, information security, anti-competitive practices, the convergence of traditional channels with Internet commerce, characteristics and quality of products and services and the taxation of subscription fees or gross receipts of Internet service providers. The enactment or enforcement of such laws or regulations or others in the future may increase the Company's cost of doing business or decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services, increase the Company's costs, or otherwise have an adverse effect on the Company's business, financial condition or operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions including laws and regulations relating to matters such as property ownership, libel and personal privacy is uncertain, may take years to resolve and could expose the Company to substantial liability for which the Company might not be indemnified by content providers or other third parties. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company's business, prospects, financial condition or operating results. See "Risk Factors - Government Regulation and Legal Uncertainties".

    The Company's use of prizes in its games and simulations may be subject to federal, state, local and international laws governing lotteries and gambling. Such laws vary from jurisdiction to jurisdiction and are complex and uncertain. The Company seeks to design its prizing structure to fall within exemptions from such laws, but there can be no assurance that the Company's prizing structure will be exempt from all applicable laws. Failure to comply with applicable laws could have a material adverse affect on the Company's business, prospects, financial condition or operating results.

Intellectual Property

    Through the use of its proprietary technology, the Company believes it can enhance the value of advertising on its sites by delivering customized advertising messages to individual participants depending on the demographic and psychographic data recorded in the Company's proprietary database. The Company's gaming and simulation engines and other Internet products are also proprietary. See "Business - Development and Production Process".

    The  Company   regards  its  databases,   products  and  gaming  engines  as
proprietary and attempts to protect them under a combination of patent, copyright, trade secret and trademark laws and contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy the Company's software or to reverse engineer or obtain and use information the Company regards as proprietary. Existing trade secret and copyright laws provide only limited protection. Certain provisions of the license and distribution agreements to be used by the Company, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions and the Company may be required to negotiate limits on these provisions from time to time. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the protections put in place by the Company will be adequate. The Company has two U.S. patent applications pending with respect to certain of its technologies. There can be no assurance that patents will issue as a result of these applications, the extent of the protection any such patent(s) might afford, or whether the rights granted thereunder will provide a competitive advantage to the Company.

    Significant  and  protracted  litigation  may be  necessary  to protect  the
Company's intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims of infringement. The Company is not currently involved in any litigation with respect to intellectual property rights, and with the exception of the Kolbe/Humanagement Litigation described in "Risk Factors", is not aware of any threatened claims. There can be no assurance that third party claims, with or without merit, alleging infringement will not be asserted against the Company in the future. Such assertions can be time consuming and expensive to defend and could require the Company to discontinue the use of certain software or processes, to discontinue certain product lines, to incur significant litigation costs and expenses and to develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop or acquire alternative technologies or to obtain such licenses or, if licenses were obtainable, that the terms would be commercially acceptable to the Company.

Employees


    At October 31, 1997, the Company had a total of 24 full time employees, 16 in engineering and product development, 5 in sales and marketing, and 3 in finance and administration. The Company's performance is substantially dependent on the continued services of Chad M. Little, James A. Layne, Lonnie A.
Whittington,  Matthew  Stanton,  Michael  Turico,

Mark Gorchoff and the other members of its senior management team, as well as on the Company's ability to retain and motivate its other officers and key employees. The Company's engineering staff was most recently employed by On Word Information Incorporated and is essential to the development of new games and simulations as well as to the maintenance of the Company's Web sites. The Company's future success also depends in large part upon its ability to attract and retain new qualified employees. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain either its senior management or other key employees or that it will be able to attract and retain such additional qualified personnel in the future. In order to execute its business strategy, the Company intends to add significantly to its engineering and sales staffs, and to the extent that the Company is unable to find highly qualified personnel in these disciplines, or to employ them at salaries the Company deems feasible or appropriate, the Company's business may be materially adversely effected. The Company also anticipates that significant expansion of its administrative operations will be required in order to execute its strategy. This rapid growth has placed, and is expected to continue to place, a significant constraints on the Company's management. In order to manage the expected growth of its operations, the Company will be required to implement and improve its operational and financial systems, procedures and controls. Such improvement will require the Company to expand its administrative, finance and accounting staffs, and there can be no assurance that the Company will be able to identify, hire, train, motivate or manage these personnel as well. The Company's employees are not represented by any collective bargaining organization, and the Company considers its relations with its employees to be good. See "Risk Factors - Dependence on Key Personnel".


Facilities


    The Company's corporate headquarters are located in Phoenix, Arizona in an 6,184 square foot facility that houses the Company's administrative and finance, engineering and product development, sales and marketing and administrative functions. The Company leases the facility under a lease that expires on November 16, 2000. The Company believes that its existing facilities are adequate for its current requirements, although additional space will be required to accommodate anticipated increases in employment. The Company believes that such additional space can be obtained on commercially reasonable terms.


    In August and September 1997, the Company underestimated the amount of traffic that Final Bell and SportSim would generate, and experienced system disruptions and delays, which required the Company to acquire additional hardware and software and which caused some participant dissatisfaction. These upgrades to its server and database capacity, which were made over a three week period and totaled approximately $443,000, more than doubled the Company's capacity to handle traffic to its Web sites. In addition, the Company has acquired an additional $678,000 of equipment in anticipation of the commencement of its SportSim basketball season and mid-season football in the fourth quarter of 1997. Furthermore, as additional games and simulations are brought on-line, the Company expects additional upgrades will be required. While the Company believes that the steps it has taken to increase its ability to handle larger amounts of traffic, and to communicate with and address the concerns of its participants have been effective, there are no assurances that such system disruptions will not adversely affect the Company's business, prospects, financial condition or operating results. Similarly, although the Company is increasing its systems infrastructure acquisition plans in light of the most current information and estimates available to it, there are no assurances that it will accurately foresee traffic levels, system requirements or other facts that might result in system interruptions, or that such system interruptions will not occur.

    In August and September 1997, also in response to the surge in traffic to its Web sites, the Company was required to make arrangements with Teleport Communications Group, Inc., a third party telecommunications service provider ("TSP") to house its Web sites and obtain a more direct link between the Company and Genuity, Inc. the Company's Internet service provider ("ISP"). The Company believes that its TSP and ISP are capable of handling its anticipated traffic growth in the foreseeable future and can provide expanded bandwidth for communications as Internet technology improves in this area. However, any failure of the TSP or ISP to perform as anticipated or any unforeseeable increase in traffic on its Web sites will require the Company to make other third party arrangements or expand and adapt its network infrastructure. The Company's inability or failure to make such arrangements or add additional software and hardware to accommodate increased traffic on its Web sites may cause unanticipated system disruptions and result in slower response times. There can be no assurance that the Company will make such arrangements or expand its network infrastructure on a timely basis to meet increased demand. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on the Company's business, prospects, financial condition or operating results.

    The Company's Web site operations housed at the TSP's facility are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond the Company's or the TSP's control. The TSP provides certain safeguards against such events. The switch room is monitored 24 hours a day, 7 days a week and maintained at a temperature of 70 degrees with relative humidity at 50% and the AC power is backed up by a generator. In addition, the Company's procedures require that software be backed up daily and stored off-site so that it could be used to restore the Company's Web site operations in the event of catastrophe. However, there is no assurance that in the event of a catastrophe, the Company would be able to locate sufficient equipment to run its Web site operations on a timely basis. If the TSP or ISP fails for any reason, the Company would have to make other third party arrangements. The Company carries business interruption insurance, but there is no assurance that such insurance would be sufficient to compensate the Company for lost revenues that may occur from a substantial system failure, and any losses or damages incurred by the Company could have a material adverse effect on its business, prospects, financial condition or operating results. See "Risk Factors - Capacity Constraints and System Disruptions".

Legal Proceedings


    The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse affect on the Company's financial position or results of operations. On July 1, 1997, counsel for the Company received written notification from plaintiffs' counsel in Kolbe, et al. v. Humanagement, Inc. et al., that plaintiffs intended to add the Company as a defendant in the lawsuit, in which a preliminary injunction against defendants has been granted regarding, among other things, claims for copyright infringement in connection with products marketed by Humanagement, a start-up company in the personality testing business. The Company has entered into an agreement dated November 25, 1997 with plaintiffs to settle this matter, pursuant to which the Company issued a promissory note to plaintiffs in the principal amount of $30,000 due 90 days after its issuance. Each party agreed to release any and all claims it may have against the other upon payment of the note in full by the Company. The preliminary injunction granted against the defendants has not had any material adverse effect on the Company. See "Risk Factors -- Potential Liability for Internet Content". From time to time, the Company may be involved in other litigation relating to claims arising out of its operations in the normal course of business.


                                   MANAGEMENT

Directors and Executive Officers

    The Company's directors and executive officers and their ages as of September 30, 1997 are as follows:

           Name                        Age     Position
           ----                        ---     --------

           Chad M. Little(1)           29      President, Chief Executive
                                                Officer and Director
           James A. Layne              44      Vice President of Marketing,
                                                Secretary and Director
           Lonnie A. Whittington       48      Vice President of Creative
                                                Direction, Assistant
                                                Secretary and Director
           Mark Gorchoff               48      Vice President and Chief
                                                Financial Officer
           Michael S. Turico           47      Vice President of Engineering
                                                and Director
           Matthew Stanton             33      Vice President of Sales
           John Hall(1)                52      Director
           Todd Stevens(2)             38      Director
           Brian Burns(1),(2)          38      Director

    (1) Member of the Compensation Committee.
    (2) Member of the Audit Committee.

    Chad M. Little founded the Company's predecessor in 1991 and has served as President, Chief Executive Officer and director of the Company since that time. From May 1989 to June 1991, Mr. Little held a position with Audio Visual Graphics in graphic software design. Mr. Little is also the creator of Cyberhunt, which the Company believes was the first corporate sponsored interactive game broadcast (in May 1995) on the Web. Mr. Little received an Associate degree in Graphic Design from the Collins School of Design in 1989.

    James A. Layne has served as Vice President, Secretary and director of the Company since March 1992. Mr. Layne previously served as a Regional Sales Manager for Union Carbide, and was Director of Operations responsible for new business development and client-based strategic direction for Mark Anderson & Associates, a national business-to-business advertising agency. Mr. Layne received a B.S. in Biology from the University of Hawaii in 1976.

    Lonnie A. Whittington has served as Vice President, Creative Direction and director of the Company since March 1992. Mr. Whittington owned and operated an advertising agency for fifteen years prior to joining the Company. In addition, Mr. Whittington taught graphic design, typography, product design and presentation technique at Arizona State University from 1976 to 1985. Mr. Whittington also served as a visiting lecturer and associate professor at the College of Art at Arizona State University. Mr. Whittington received a B.S. in Industrial Design from Ohio State University in 1972.

    Mark Gorchoff has served as Vice President and Chief Financial Officer of the Company since January 1997. From November 1991 to July 1996, Mr. Gorchoff served as the Chief Financial and Administrative Officer of Peerless Office Supply. Prior to that, Mr. Gorchoff served as the Vice President of Finance at Inertia Dynamics Corporation, a lawn and garden products manufacturing company, as an Assistant Vice President with First Interstate Bank of Arizona, and as Credit Department Manager for Bank One of Columbus, N.A. Mr. Gorchoff received a B.S. and an MBA from Ohio State University, and is a CPA.

    Michael S. Turico has served as Engineering Director, and a director of the Company, since August 1995 and as a Vice President of Engineering since July 1997. Prior to his employment with the Company, Mr. Turico served as Director of Operations of On Word Information Incorporated, a network information provider, from August 1994 to August 1995, and Info Enterprises, a wholly-owned subsidiary of Motorola, from June 1991 to August 1994, and prior to that period in a number of senior technical management positions within Motorola itself.

    Matthew Stanton has served as the Company's Director of Sales since July 1996 and as a Vice President of Sales since July 1997. Prior to his employment with the Company, Mr. Stanton was employed with Katz Media, a leading media sales representative firm, from June 1990 through July 1996, most recently as Director of Sales for its new media division, Millennium Marketing, and before that as Sales Manager of its Los Angeles National Cable Communications Office. Prior to his employment with Katz Media, he was employed by R. H. Donnelly and Miller Brewing Company in various sales and marketing capacities.

    John Hall has served as a director of the Company since February 1996. Mr. Hall has been a general partner of Newtek Ventures, a venture capital investor in the Company, since 1988. Prior to that Mr. Hall held positions with Cadnetix Corporation, a developer of computer aided design software, as Vice President - Finance and Chief Financial Officer, and with Intel as Controller - International Group. Mr. Hall also serves as a director of Right Angle Software, a developer of process and documentation software, SalesLogix Corporation, a developer of sales force automation software, and Nextwave Design Automation, a developer of design automation software. Mr. Hall received a B.S. in Accounting and Finance and an MBA from San Jose State University.

    Todd Stevens has served as a director of the Company since February 1996. Mr. Stevens has been Managing Director of Wasatch Venture Corporation, a venture capital investor in the Company, since June 1993. Prior to that Mr. Stevens was a Partner with Stevens Wood, Inc., a consulting firm, from November 1991 to June 1993. Mr. Stevens also serves as a director for MACC Private Equities, Inc., a publicly traded Small Business Investment Company. Mr. Stevens received a B.S. in Accounting and Management from the University of Utah and an MBA from Harvard University.

    Brian Burns has served as a director of the Company since October 1996. Since April 1994, Mr. Burns has been Vice President - Finance and Chief Financial Officer of Anderson & Wells, Co., the general partner of Sundance Venture Partners, L.P., a venture capital investor in the Company. Prior to that, Mr. Burns held similar positions with AFP, Inc., a chain of retail photography studios, from July 1993 to April 1994, and Sunven Capital Corp., a venture capital investor, from April 1989 to June 1993. Mr. Burns received a B.S. in Accounting from Arizona State University.

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Designation of Independent Directors; Committees of the Board Of Directors


    Pursuant to the terms of a Voting Agreement dated January 14, 1998 among the principal stockholders of the Company, immediately and automatically upon the closing of this offering (i) Messrs. Layne and Whittington will resign as directors and one individual investor and one individual representing Wit Capital Corporation shall be appointed to fill the vacancies and (ii) the Board of Directors will work diligently and in good faith to replace the newly appointed directors with two independent directors.

    The Audit Committee of the Company's Board of Directors was formed on September 10, 1997 and is responsible for reviewing audit functions, including accounting and financial reporting practices of the Company, the adequacy of the Company's system of internal accounting control, the quality and integrity of the Company's financial statements and relations with independent auditors. The Compensation Committee of the Company's Board of Directors was also formed on September 10, 1997 and is responsible for establishing the compensation of the Company's directors, officers and employees, including salaries, bonuses, commission, and benefit plans, and administering the Company's stock plans and other forms of or matters relating to compensation. Upon consummation of this offering, the Audit Committee will include three individuals none of whom are management and the Compensation Committee will include four individuals one of whom is management.


Director Compensation


    Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Non-employee directors are eligible to receive equity-based incentives under the Company's 1995 Stock Incentive Plan, but have not received any awards under the Plan as of December 31, 1997.


Executive Compensation

    The following table sets forth all compensation received for services rendered to the Company in all capacities during the last fiscal year by Mr. Little, the Company's Chief Executive Officer. None of the Company's executive officers earned salary and bonus during fiscal year 1996 in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation             Long Term Compensation
                                          -------------------                  Awards(1)
                                                                               ------
  Name and Principal              Year    Salary ($)    Bonus ($)    Securities       All Other
     Position (a)                 (b)       (c)           (d)        Underlying      Compensation ($)
                                                                     Options/SARS        (i)
                                                                       (#)(2)
                                                                        (g)

Chad M. Little                    1996     $76,355         -0-          -0-              -0-
President and Chief
Executive Officer


(1) The column for "Other Annual Compensation" has been omitted because the aggregate value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for Mr. Little.

(2) The Common Stock of the Company is not publicly traded. The Board of Directors, in connection with the award of stock options and other stock grants that it makes from time to time, determines the fair market value of the Common Stock as of the award date. For the purpose of calculating the value recognized upon exercise of options and at fiscal year-end, the Company has used the most recent Board determination of fair market value made prior to the exercise date, or fiscal year-end, as the case may be.

Option Grants, Exercises and Fiscal Year-End Values

    No stock option grants were made to Mr. Little during the fiscal year ended December 31, 1996. Mr. Little did not exercise any stock options during 1996.

Employment Agreements

    Each of the stock option award agreements between the Company and its executive officers provides that upon a change in control of the Company (as defined in the applicable agreement), all shares then exercisable under the standard vesting schedule, in the case of stock options, shall vest.

    The Company has entered into employment agreements or engagement letter agreements with Messrs. Little, Stanton, Turico and Gorchoff, which generally provide such officer's title, starting salary, bonus and benefits, moving allowance (if applicable) and initial stock option awards (if any). The starting and current annual salary, respectively, for Mr. Little is $50,000 and $80,000, for Mr. Stanton is $85,000 and $110,000, for Mr. Turico is $90,000 and $91,800, and for Mr. Gorchoff is $75,000 and $75,000. The current salary for Messrs. Layne and Whittington is $80,000. The Company does not have a bonus plan. The Company provides access to a health insurance plan for its employees. All of the employment agreements are "at-will" and none of the agreements provide for material severance payments to any such officer on termination. The Company and each of its executive officers, including Messrs. Whittington and Layne have also entered into Proprietary Rights and Non-Compete Agreements that generally prevent disclosure of Confidential Information (as defined therein), assign to the Company all rights in Inventions (as defined therein) and include certain non-compete covenants for 24 months after such officers cease to be a shareholder and non-solicitation covenants for so long as such officers continue to be a shareholder. A state court may determine not to enforce (or only partially enforce) such covenants.

Employee Benefit Plans

1995 Equity Incentive Plan

    The 1995 Equity Incentive Plan ("Incentive Plan") was adopted by the Board of Directors and approved by the stockholders on August 1, 1995. The Incentive Plan authorizes awards of Incentive Stock Options ("ISOs"), Non-Qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Performance Units, Restricted Stock and other Common Stock based awards to officers, directors, employees, consultants and advisors of the Company. The total number of shares of Common Stock originally available for awards under the Incentive Plan, as amended, was 215,834, subject to certain adjustments described in the Incentive Plan. During the year ended December 31, 1996, the Company granted options to purchase 32,257 shares pursuant to the Incentive Plan at an exercise price of $.60 per share. From January 1, 1997 through September 30, 1997, the Company granted options to purchase 38,975 shares (net of cancellations) pursuant to the Incentive Plan at exercise prices ranging from $.60 to $2.10 per share. During the month ended October 31, 1997, the Company granted options to purchase 4,584 shares at an exercise price of $2.40 per share, and canceled options to purchase 1,250 shares pursuant to the Incentive Plan at an exercise price of $1.80 per share.

    The Incentive Plan is administered by the Board or a Committee appointed by the Board from time to time. The Board or authorized Committee has the exclusive authority to administer the Incentive Plan, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards.

    An ISO is a stock  option  that  satisfies  the  requirements  specified  in
Section 422 of the Internal Revenue Code (the "Code"). Under the Code, ISOs may only be granted to employees and are eligible for certain favorable tax treatment. Generally, the issuing corporation is not entitled to a deduction with respect to an ISO. A NQSO is any stock option other than an Incentive Stock Option. The issuing corporation is generally entitled to a corresponding tax deduction in the same amount and in the same year in which the employee recognizes such income, provided that it satisfies applicable withholding obligations.

    An SAR is the right granted to an employee to receive the appreciation in the value of a share of Common Stock over a certain period of time. Under the Incentive Plan, the Company may pay that amount in cash, or in Common Stock, or in a combination of both. An issuer of an SAR generally receives a tax deduction in an amount equal to taxable income recognized by the employee with respect to
the  SAR  provided  that  it  satisfies  applicable   withholding   obligations.
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Performance Units may also be granted to an eligible employee.  Typically,  each
Performance Unit will be deemed to be the equivalent of one share of Common Stock. An award of Performance Units does not entitle an employee to any ownership, dividend, voting or other rights of a stockholder until distribution is made in the form of shares of stock, if the award is paid in stock. The value of the employee's Performance Units is generally measured by the fair market value of an equivalent number of shares of the Common Stock. At the end of the performance period, if the employee has satisfied certain performance criteria established by the Committee, the employee will be entitled to a payment equal to the difference between the value of the Performance Units on the date of grant and the value of such units at the end of the performance period. The award may be payable in either cash, Common Stock or a combination of both. The issuing corporation generally is entitled to a tax deduction in an amount equal to taxable income recognized by the employee.


    Under the Restricted Stock feature of the Incentive Plan, an eligible employee may purchase or be granted a specific number of shares of the Common Stock. However, vested rights to such stock may be subject to certain restrictions or be conditioned on the attainment of certain performance goals. If the employee violates any of the restrictions during the period specified by the committee or the performance standards fail to be satisfied, the stock may be forfeited. The issuer of restricted stock generally is entitled to a tax deduction in an amount equal to taxable income recognized by the employee at the same time, provided that it satisfies applicable withholding obligations.


    The Board or  authorized  Committee  may provide in the  written  instrument evidencing the grant for acceleration of vesting of options and other exercisable rights granted under the Incentive Plan upon a change in control as defined in the Plan. To date, such instruments include a provision granting discretion to the Board to waive or accelerate vesting of options, or waive or extend expiration dates, subject to limitations set forth in the Plan.

    Although permitted to issue SARs, Performance Units and Restricted Stock under the 1995, to date the Company has only issued Options, and currently intends to only issue Options in the future.

Option Grants to Executives and Others

    In August 1995, Tracer granted Michael S. Turico, an executive officer and director of the Company, an incentive stock option to purchase 14,496 shares of Common Stock at an exercise price of $.006 per share vesting over 5 years. In February 1997, (a) the Company and Mr. Turico agreed to cancel the unvested portion of this option, (b) Mr. Turico exercised the vested portion of 2,899 shares of Common Stock, and (c) Company granted him a new incentive stock option to purchase 13,264 shares of Common Stock of the Company at an exercise price of $.60 per share vesting over 4 years.

    In May 1996, the Company granted a nonqualified stock option to Newtek to purchase 21,923 shares of Common Stock of the Company at an exercise price of $.60 per share. 10,962 shares vested immediately and were exercised on July 15, 1996, 5,481 shares vested during the period ending September 1, 1997, 1,827 of which were exercised on December 12, 1996, and 3,654 of which were exercised on September 16, 1997. The remaining 5,480 vest in approximately equal amounts on March 1, 1998, September 1, 1998 and March 1, 1999.

    In January 1997, the Company granted an incentive stock option to Mark Gorchoff, an executive officer of the Company, to purchase 7,500 shares of Common Stock of the Company at an exercise price of $.60 per share vesting over five years.

    In February 1997, the Company granted an incentive stock option to Matthew Stanton, an executive officer of the Company, to purchase 8,334 shares of Common Stock of the Company at an exercise price of $.60 per share, vesting over five years beginning as of July 9, 1996, his original hire date. In July 1997, the Company granted Mr. Stanton an additional incentive stock option to purchase 8,334 shares of Common Stock of the Company at an exercise price of $1.80 per share, 4,167 shares of which vested immediately with the remaining 4,167 shares vesting over five years.

401(k) Plan

    Effective December 28, 1993, the Company adopted a retirement savings plan (the "401(k) Plan") that covers all employees of the Company meeting certain eligibility requirements. An employee may make voluntary contributions to the
401(k)  Plan,  subject  to  Internal  Revenue  Service   limitations.   Employee
contributions are invested in selected equity mutual funds or a money market fund at the direction of the employee. Employee contributions are fully vested and
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nonforfeitable  at all times . The 401(k) Plan  permits,  but does not  require, additional contributions to the 401(k) Plan by the Company. The Company presently does not intend to make discretionary contributions to the 401(k) Plan until it achieves significant profitability.

                              CERTAIN TRANSACTIONS

    Effective April 25, 1996, the Company completed a migratory merger pursuant to which it reincorporated in Delaware, changed its name to Sandbox Entertainment Corporation and effected a five-to-one stock split. All references herein to the Company include its predecessor, Tracer Design, Inc., if applicable. The description below has been adjusted to reflect (i) the foregoing five-to-one stock split, (ii) a twenty-five-for-one stock split as of July 13, 1995, (iii) a two-for one stock split as of February 12, 1996, (iv) additional shares of common stock issued to certain stockholders based upon a revaluation of the Company at the time of the initial issuance of the Series A Preferred Stock (See Note 7 of "Notes to Financial Statements"), and (v) the Reverse Stock Split.


    In July 1995, Glenn Gomez, a beneficial owner of more than 5% of the Common Stock, loaned the Company $116,328 pursuant to a six year note bearing interest at the prime rate announced by Bank One Arizona, N.A. In connection with this loan, Mr. Gomez purchased 38,265 shares of Common Stock for a total purchase price of $183,672. In July 1995, the Company, and Messrs. Little, Layne, Whittington and Gomez entered into a Restated Stockholders' Agreement (the "Stockholders' Agreement"), which imposes certain restrictions on transfer and grants a right of first refusal by each stockholder to the Company and each of the other stockholders. Jon Kailey and Kristin Kailey and Frank X. Helstab became parties to the Stockholders' Agreement in February 1996 and May 1996, respectively.

    In October 1995, certain investors loaned the Company an aggregate of $40,000 pursuant to one year term notes bearing interest at 15%. In connection with these loans, the lenders were issued ten year warrants to purchase an aggregate of 51,000 shares of Common Stock at an exercise price of $4.80 per share. The shares issued upon exercise of these warrants are subject to the Stockholders' Agreement. In connection with this financing, Pickwick Group, LLC ("Pickwick") and its sole manager and principal member Douglas Greenwood (and his spouse Susan Greenwood) (the "Greenwoods"), collectively beneficial owners of more than 5% of the Common Stock, loaned the Company an aggregate of $15,000 and were issued ten year warrants to purchase an aggregate of 19,125 shares of Common Stock at $4.80 per share. In connection with this financing, an additional ten year warrant was issued to Pickwick to purchase 38,250 shares of Common Stock at $4.80 per share in consideration for its payment of $204 and assistance in arranging the $40,000 in loans.

    In October 1996, the Company amended the term notes issued in connection with the October 1995 financing to extend the maturity by an additional six months and to decrease the interest rate from 15% to 10%. In connection with these amendments, the Company issued the lenders ten year warrants to purchase an aggregate of 837 shares of Common Stock at $4.80 per share, of which Pickwick and the Greenwoods received warrants to purchase 314 shares. In April 1997, the Company again amended the term notes to extend the maturity an additional six months. In connection with these amendments, the Company issued the noteholders ten year warrants to purchase an aggregate of 837 shares of Common Stock at $4.80 per share, of which Pickwick and the Greenwoods received warrants to purchase 314 shares. In October 1997, in exchange for the payment of all accrued and unpaid interest under the term notes, the noteholders agreed to extend the maturity date of the term notes to December 31, 1997.

    In February 1996, the Company entered into that certain Series A Preferred Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which the Company sold (a) 58,334 shares of Series A Preferred Stock and warrants to purchase 14,583 shares of Series A Preferred Stock at an exercise price of $.012 per share to Wasatch Venture Corporation ("Wasatch") for a purchase price of $350,000 and (b) 16,667 shares of Series A Preferred Stock and warrants to purchase 4,167 shares of Series A Preferred Stock at an exercise price of $.012 per share to Newtek Ventures II, L.P. ("Newtek") for a purchase price of $100,000. John Hall, general partner of Newtek, and Todd Stevens, managing director of Wasatch, became directors of the Company following consummation of such purchase. Wasatch and Newtek each beneficially own more than 5% of the Company's Common Stock. In connection with the Stock Purchase Agreement, the Company also granted to Wasatch and Newtek certain demand and piggy-back registration rights, a right of first offer on any new issuances of capital stock by the Company, certain limitations on the size and composition of the Board of Directors, and certain information and inspection rights pursuant to an Investor Rights Agreement (the "Investor Rights Agreement") dated February 13, 1996. The right of first offer generally grants holders of Series A Preferred Stock the right of first offer to purchase its pro rata share of New Securities (as defined in the Investor Rights Agreement to exclude securities issued in a registered public offering, among other exclusions) that the Company proposes to issue. Such right terminates on the closing of a firmly underwritten public offering on Form S-1 (or successor form) resulting in aggregate gross proceeds to the Company of at least $5 million. The size of the Board of Directors is limited to seven directors under the Investor Rights Agreement. Also in connection with the Stock Purchase Agreement, Chad Little, James Layne and Lonnie Whittington gave Wasatch and Newtek a right of co-sale regarding sales by each of such individuals pursuant to a Co-Sale Agreement (the "Co-Sale Agreement") dated February 13, 1996. Leading up to the consummation of the Stock Purchase Agreement, the Company paid Frank X. Helstab, as a consultant, $21,000 in cash and issued him a warrant to purchase 21,923 shares of Common Stock at an exercise price of $.012 per share, which Mr. Helstab exercised in May 1996.

    In May 1996, Wasatch and Newtek each exercised the Series A Preferred warrants issued in connection with the February 1996 financing and purchased additional shares of Series A Preferred Stock in the Company pursuant to the terms and conditions of the Stock Purchase Agreement. Wasatch purchased 62,500 additional shares of Series A Preferred Stock in the Company for a price of $300,000 and Newtek purchased 41,666 additional shares of Series A Preferred Stock in the Company for a price of $200,000. Subsequent to this financing, the Company engaged Newtek as a consultant pursuant to an agreement which granted Newtek an option to purchase 21,923 shares of Common Stock at an exercise price of $.60 per share, which to date has vested and been exercised with respect to 16,443 shares.

    In November 1996, Wasatch, Newtek, Sundance Venture Partners, L.P. ("Sundance") and Wayne Sorensen ("Sorensen") each purchased 10,417, 10,417, 93,750, and 10,417 shares of Series A Preferred Stock, respectively, at $4.80 per share pursuant to the terms and conditions of a stock purchase agreement, which included rights under the Investor Rights Agreement and under the Co-Sale Agreement. Brian Burns, a director of the Company, is a managing partner of Sundance, a beneficial owner of more than 5% of the Company's Common Stock. A portion of Sundance's purchase was completed in January 1997.

    In May 1997, the following holders of Series A Preferred Stock loaned the Company an aggregate of $270,000 in the following amounts: Wasatch - $100,000; Newtek - $50,000; Sundance - $100,000; and Sorensen - $20,000. Such loans were made pursuant to one year convertible subordinated promissory notes bearing 10% interest that are convertible, at the option of the holder, into shares of Series A Preferred Stock at a conversion price of $4.80 per share. In connection with these loans, the Company also issued to the lenders seven year warrants to purchase the following numbers of shares of Series A Preferred Stock at an exercise price of $4.80 per share, provided, however, that the exercise price is $2.00 per share during the 30 day period beginning on the closing date of this offering: Wasatch - 20,834 shares; Newtek - 10,417 shares; Sundance - 20,834 shares; and Sorensen - 4,167 shares. These warrants are exercisable at any time during the term of the warrants. There are no assurances that the convertible note holders will elect to convert such notes, in which case such notes will need to be repaid when due in May 1998.

    In July 1997, the following holders of Series A Preferred Stock loaned the Company an aggregate of $270,000 in the following amounts: Wasatch - $100,000; Newtek - $60,000; Sundance - $100,000; and Sorensen - $10,000. Such loans were made pursuant to one year convertible subordinated promissory notes bearing 10% interest that are convertible, at the option of the holder, into shares of Series A Preferred Stock at a conversion price of $4.80 per share. In connection with these loans, the Company also issued to the lenders seven year warrants to purchase the following numbers of shares of Series A Preferred Stock at an exercise price of $4.80 per share, provided, however, that the exercise price is $2.00 per share during the 30 day period beginning on the closing date of this offering: Wasatch - 20,834 shares; Newtek - 12,500 shares; Sundance - 20,834 shares; and Sorensen - 2,084 shares. These warrants are exercisable at any time during the term of the warrants. There are no assurances that the convertible note holders will elect to convert such notes, in which case such notes will need to be repaid when due in July 1998.


    In August and September 1997, the Company raised $490,000 in a private offering under Rule 506 of Regulation D as promulgated by the SEC under the Act from various "accredited investors" (as defined in Rule 501 of Regulation D). Such loans were made pursuant to subordinated notes bearing interest at 10% payable in two years or out of the proceeds of this offering. In connection with these loans, the Company also issued to investors three year warrants to purchase that number of shares of Common Stock determined by dividing the amount loaned by $12.00 per share plus warrants issued as broker's commission for an aggregate of 43,050 shares of Common Stock. The exercise price of the warrants is $12.00 per share until 30 days after the consummation of this offering at which point the exercise price will be the offering price for the Series B Preferred Stock if that price is greater than $2.00 per share. As part of this transaction, the Company received $125,000 from a trust controlled by the parents of Mr. Little, a director and Chief Executive Officer of the
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Company,  for which this trust  received  warrants to purchase  10,417 shares of
Common Stock of the Company. The Company also received $100,000 from Mr. Gomez in exchange for a note and a warrant to purchase 8,334 shares of Common Stock of the Company. The Company placed the remaining $265,000 of this private offering with various investors using the assistance of FOX & Company Investments, Inc. For its efforts, FOX and its brokers received $25,200 and three year warrant(s) to purchase 11,690 shares of Common Stock which warrants have an exercise price of $12.00 per share until 30 days after the consummation of this offering at which point the exercise price will be the offering price in this offering if that price is greater than $2.00 per share. This placement was completed on September 25, 1997.

    On November 26, 1997, the Company obtained a bridge loan from Lonnie Whittington of $36,166 pursuant to an unsecured Subordinated Promissory Note bearing interest at 12% through December 10, 1997, 18% from December 10, 1997 to January 1, 1998 and 25% thereafter until paid within 30 days after written demand from the holder. On December 12, 1997, the Company received $150,000 in proceeds from a $172,528 bridge loan from Andrew Todd pursuant to an unsecured Subordinated Promissory Note without interest payable on or before March 12, 1998. The Company intends to repay these bridge loans out of the proceeds from this offering. The Andrew Todd bridge note has been personally guaranteed by Messrs. Little, Whittington and Layne. In addition, as of December 15, 1997, $178,434 and $207,662 in equipment lease financing has been personally guaranteed by Messrs. Whittington and Layne and Mr. Little, respectively.


    On January 14, 1998, the following holders of Series A Preferred Stock loaned the Company an aggregate of $150,000 in the following amounts: Wasatch - $57,692; Newtek - $34,616; and Sundance - $57,692. Such loans were made pursuant to subordinated promissory notes bearing interest at 12% through January 20, 1998, 18% from January 20, 1998 to February 10, 1998, and 25% thereafter, payable 15 days after demand, provided that no such demand can be made prior to the closing of this offering. In connection with these loans, the Company also issued to the lenders seven year warrants to purchase that number of shares of Common Stock determined by dividing the amount loaned by 85% of the price per share of the Series B Preferred Stock in this offering at an exercise price of $2.45 per share.


    The Company believes that each of the foregoing transactions were on terms at least as favorable to the Company as were available from independent third parties in arms' length transactions. In addition, the Company believes that transactions with the Company's venture capital investors were negotiated at arms' length and approved by at least a majority of "disinterested directors". The Board of Directors of the Company is currently comprised of four members of management and three individuals representing the Company's venture capital investors. Representatives of venture capital investors may not qualify as "independent directors", where such venture capital investors stand to benefit from transactions to be approved by the Board of Directors. However, the Company believes that the interests of its management directors sufficiently compete with the interests of such venture capital investors to qualify them as "disinterested directors" for the purpose of approving such transactions.


    Pursuant to the terms of a Voting Agreement dated January 14, 1998 among the principal stockholders of the Company, immediately and automatically upon the closing of this offering (i) Messrs. Layne and Whittington will resign as directors and one individual investor and one individual representing Wit Capital Corporation shall be appointed to fill the vacancies and (ii) the Board of Directors will work diligently and in good faith to replace the newly appointed directors with two independent directors.

    Although the Company has no present intention to do so, it may in the future enter into other transactions and agreements incident to its business with its directors, officers, principal stockholders and other affiliates. All future affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those obtainable from unaffiliated third parties on an arm's length basis. In addition, all future affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the Company's directors, including a majority of the Company's independent directors who do not have an interest in the transactions and who had access, at the Company's expense, to the Company's or independent legal counsel. Any issuance of authorized but unissued Preferred Stock without stockholder approval will be approved by a majority of the independent directors who do not have an interest in the transaction and who have had access, at the Company's expense, to Company or independent legal counsel.


Registration Rights

    Upon the completion of this offering, Wasatch, Newtek, Sundance and Sorensen, holders of Series A Preferred Stock (the "Rightsholders"), will be entitled to require the Company to register under the Securities Act up to a total of 491,674
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shares of Common Stock  issuable  upon  conversion  of Series A Preferred  Stock
(including all Series A Preferred warrants and convertible notes on a fully diluted basis) held by the Rightsholders (collectively, the "Registrable
Shares")   pursuant  to  the  terms  of  an  Investors'  Rights  Agreement  (the
"Investors' Rights Agreement"). The Investors' Rights Agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time or times (other than relating solely to employee benefit plans or a transaction under Rule 145 promulgated under the Securities
Act), the Rightsholders shall be entitled to include Registrable Shares in such registration but only to the extent such inclusion does not diminish the number of securities included by the Company or by holders who have demanded such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some of such Registrable Shares from such registration, in which case such Registrable Shares will be cut back on a pro rata basis. In addition, the holders of not less than 20% of the Registrable Securities have the right to require the Company to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares, except that the Company is not required to do so (i) prior to the earlier of one year following an initial public offering or February 13, 2002, (ii) after effecting two such demand registrations, and (iii) if the request applies to less than 20% of the securities held by the holders demanding registration.

    Any Rightsholder has the right to require the Company to file a registration statement on Form S-3 for an aggregate amount (net of underwriting discounts and commissions) that exceeds $500,000, provided that (i) the Company is entitled to use Form S-3, (ii) the Company shall not be required to effect more than two such registrations in any twelve-month period and (iii) the Company shall not be required to take any action during the period starting sixty days prior to the filing of any registration statement (other than with respect to a Rule 145 transaction, an offering solely to employees, or any other registration which is not appropriate for the registration of Registrable Securities), and ending on the earlier of one year from such starting date and six months following the effective date of such registration statement. All registration rights under the Investors' Rights Agreement terminate on the earlier of the date when such securities may be sold during a one-year period pursuant to Rule 144 (but not Rule 144A) or the date seven years after the effective date of an initial public offering. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. The Company has also granted "piggy-back" registration rights to Pickwick, the Greenwoods, Thomas Lescault, Terrance Morris and Geoffrey Herter, M.D. to include up to an aggregate of 90,924 shares of Common Stock issuable upon exercise of such warrants in a registration statement under the Securities Act pursuant to terms and conditions similar to the "piggy-back" registration rights held by the Rightsholders under the Investors' Rights Agreement. There are no penalty provisions or default rates under the Investors' Rights Agreement if the Company fails to perform its obligations thereunder.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the voting securities as of September 30, 1997, as adjusted to reflect the Reverse Stock Split, and as adjusted to reflect the sale of the Series B Preferred Stock offered hereby and the conversion of certain convertible promissory notes into shares of Series B Preferred Stock upon the consummation of this offering, but not including the warrants to be issued to the Underwriters in connection with this offering, by (i) each stockholder beneficially owning more than 5% of the outstanding shares of any class of the Company's voting securities, (ii) each director of the Company, (iii) each executive officer, and (iv) all executive officers and directors as a group:


                                                          Number of Shares               Percentage of Class
                                                          ----------------               -------------------
                                                          Beneficially Owned (1)         Beneficially Owned (1)
                                                          ----------------------         ----------------------

                                                          Before the      After the      Before the       After the
                                                          ----------      ---------      ----------       ---------
Title of Class    Name and Address of Beneficial Owner    Offering        Offering       Offering         Offering
--------------    ------------------------------------    --------        --------       --------         --------

Series A          Wasatch Venture Corporation (2)
Preferred             One South Main, Suite 1340
Stock                 Salt Lake City, UT 84111            229,170          229,170         55.4%            55.4%
                  Newtek Ventures II, L.P. (3)
                      500 Washington Street,
                      Suite 720
                      San Francisco, CA  94111            118,751          118,751         31.6%            31.6%
                  Sundance Venture Partners, L.P.(4)
                      c/o Anderson & Wells
                      400 East Van Buren, Suite 750
                      Phoenix, AZ  85004                  177,086          177,086         42.8%            42.8%
                  Wayne Sorensen (5)
                      1925 E. Michigan Avenue
                      Salt Lake City, UT  85108            22,919           22,919          6.7%             6.7%
                  All executive officers and
                  directors as a group(6)                 525,007          525,007         96.7%            96.7%

                                                             Number of Shares             Percentage of Class
                                                             ----------------             -------------------
                                                             Beneficially Owned (1)       Beneficially Owned (1)    Fully Diluted
                                                             ----------------------       ----------------------    -------------
                                                                                                                    Common Stock
                                                                                                                    ------------
                                                             Before        After the      Before the   After the    Ownership After
                                                             ------        ---------      ----------   ---------    ---------------
Title of Class    Name and Address of Beneficial Owner       Offering      Offering       Offering     Offering     the Offering (7)
--------------    ------------------------------------       --------      --------       --------     --------     ----------------
Common Stock      Chad M. Little (8)
                      2231 E. Camelback, Suite 324
                      Phoenix, AZ 85016                      264,585       264,585           42.7%        20.8%           8.4%
                  James A Layne (9)
                      2231 E. Camelback, Suite 324
                      Phoenix, AZ 85016                      122,917       122,917           23.4%        10.4%           6.0%
                  Lonnie A. Whittington (10)
                      2231 E. Camelback, Suite 324
                      Phoenix, AZ 85016                      122,917       122,917           23.4%        10.4%           6.0%
                  Wasatch Venture Corporation (11)
                      One South Main, Suite 1340
                      Salt Lake City, UT 84111               238,072       238,072           31.1%        17.3%          10.4%
                  Newtek Ventures II, L.P. (12)
                      500 Washington Street, Suite 720
                      San Francisco, CA  94111               146,016       146,016           22.3%        11.4%           6.5%
                  Sundance Venture Partners, L.P.(13)
                      c/o Anderson & Wells
                      400 East Van Buren, Suite 750
                      Phoenix, AZ  85004                     185,988       185,988           26.1%        14.1%           7.8%
                  Pickwick Group LLC (14)
                      172 Dan's Highway
                      New Canaan, Conn. 06840                 58,003        58,003            9.9%         4.7%           2.8%
                  Glenn Gomez (15)
                      1950 Stemmons Freeway, Suite 3054
                      Dallas, TX  75207                       46,599        46,599            8.7%         3.9%           2.3%
                  All executive officers and directors
                  as a group (16)                          1,037,492     1,037,492           74.3%        50.7%          50.4%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Percentages are based on the total number of shares outstanding at September 30, 1997, plus the total number of outstanding options, warrants or convertible notes held by each person that are exercisable within 60 days of such date assuming completion of this offering. Shares issuable upon exercise of outstanding options, warrants and convertible notes, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.


(2) Includes 41,668 shares of Series A Preferred Stock issuable upon conversion of warrants and 41,668 shares of Series A Preferred Stock issuable upon conversion of certain convertible notes at the option of the holder at a conversion price of $4.80 share.

(3) Includes 22,917 shares of Series A Preferred Stock issuable upon conversion of warrants and 22,917 shares of Series A Preferred Stock issuable upon conversion of certain convertible notes at the option of the holder at a conversion price of $4.80 share.

(4) Includes 41,668 shares of Series A Preferred Stock issuable upon conversion of warrants and 41,668 shares of Series A Preferred Stock issuable upon conversion of certain convertible notes at the option of the holder at a conversion price of $4.80 share.

(5) Includes 6,251 shares of Series A Preferred Stock issuable upon conversion of warrants and 6,251 shares of Series A Preferred Stock issuable upon conversion of certain convertible notes at the option of the holder at a conversion price of $4.80 share.


(6) Includes the shares described above in Footnote 2 for Wasatch Venture Corporation for which Todd Stevens, a director, is an affiliate; the shares described above in Footnote 3 for Newtek Venture Corporation for which John Hall, a director, is an affiliate; and the shares described above in Footnote 4 for Sundance Venture Partners, L.P. for which Brian Burns, a director, is an affiliate.



(7) Fully diluted percentages are based on the percentage of Common Stock held after conversion into Common Stock of all (i) outstanding shares of Series A Preferred Stock and shares of Series A Preferred Stock issued upon conversion, at the option of the holders, of certain promissory notes and (ii) shares of Series B Preferred Stock issued in the offering. The Commission's beneficial ownership rules were not considered in calculating fully diluted percentages.

(8) Includes 10,417 shares exercisable pursuant to a warrant held by a revocable trust created by Mr. Little's parents. Also includes Mr. Little's right to vote 41,667 shares owned by Mr. Layne and 41,667 shares owned by Mr. Whittington pursuant to an irrevocable proxy, which proxy will terminate on May 7, 1999. In the event that either Mr. Layne or Mr. Whittington transfers any of the 122,917 share owned by each, Mr. Little's right to vote will not apply to the transferred shares, but will continue to apply to up to 41,667 shares that continue to be owned by Mr. Layne or Mr. Whittington after such transfer(s).

(9) Includes 41,667 shares for which Mr. Little is also shown as beneficial owner due to Mr. Little's irrevocable right to vote these shares. See Footnote 8.

(10) Includes 41,667 shares for which Mr. Little is also shown as beneficial owner due to Mr. Little's irrevocable right to vote these shares. See Footnote 8.

(11) Includes 229,170 shares of Series A Preferred Stock currently held or obtainable upon exercise of options or warrants or conversion of promissory notes that are convertible into Common Stock within 60 days. See Footnote 2.

(12) Includes 146,016 shares of Common Stock and Series A Preferred Stock currently held or obtainable upon exercise of options or warrants or conversion of promissory notes that are convertible into Common Stock within 60 days. See Footnote 3.

(13) Includes 177,086 shares of Series A Preferred Stock currently held or obtainable upon exercise of options or warrants or conversion of promissory notes that are convertible into Common Stock within 60 days. See Footnote 4.

(14) Includes 44,835 shares of Common Stock issuable upon exercise of warrants held by Pickwick Group, LLC and 13,168 shares issuable upon exercise of warrants held by Douglas and Susan Greenwood; Mr. Greenwood is a principal member of Pickwick Group, LLC.

(15) Includes 8,334 shares of Common Stock that will be issuable upon exercise of a warrant that the Company issued to Mr. Gomez on September 23, 1997.

(16) Includes the shares described above in Footnote 8 for Mr. Little (but excluding the 83,334 shares owned by Messrs. Layne and Whittington that Mr. Little is entitled to vote); the shares described above in Footnote 9 for Mr. Layne; the shares described above in Footnote 10 for Mr. Whittington; the shares described above in Footnote 11 for Wasatch Venture Corporation for which Todd Stevens, a director, is an affiliate; the shares described above in Footnote 12 for Newtek Ventures II, L.P. for which John Hall, a director, is an affiliate; the shares described above in Footnote 13 for Sundance Venture Partners, L.P. for which Brian Burns, a director, is an affiliate; vested options to purchase 5,834 shares of Common Stock held by Matthew Stanton; and 2,899 shares owned by Mike Turico and vested options to purchase 3,566 shares held by Mr. Turico.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, as adjusted to reflect the Reverse Stock Split, the authorized capital stock of the Company will consist of 10,000,000 shares of Common Stock, $0.001 par value, 3,000,000 shares of Preferred Stock, $0.001 par value, of which 600,000 shares have been designated Series A Preferred Stock and 1,000,000 shares have been designated Series B Preferred
Stock. The Company's Restated Certificate of Incorporation provides that each holder of Common Stock and Preferred Stock, other than the holders of record of the Common Stock and the Preferred Stock immediately prior to the filing of the Restated Certificate of Incorporation with the Delaware Secretary of State, may, subject to the rules and regulations promulgated by the Securities and Exchange Commission, revocably consent to receive all stockholder reports and communications, including but not limited to all prospectuses, quarterly and annual reports and proxy statements, by delivery of such materials to such holder's last known mailing address or electronic mail address, at the Company's discretion, listed on the Company's records, or by delivery of a notice to such mailing address or electronic mailing address, at the Company's discretion, which directs such holder to a specific Web address where such materials can be found, read and printed.

Common Stock


    As of September 30, 1997, the Company had issued and outstanding 526,397 shares of Common Stock held of record by 11 stockholders, warrants to purchase an aggregate of 166,268 shares of Common Stock, options to purchase an aggregate of 100,506 shares of Common Stock and currently has 565,636 shares of Common Stock reserved for issuance upon conversion into Common Stock of shares of Series A Preferred Stock outstanding and issuable upon exercise of warrants to purchase preferred stock.


    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to the preferences that may be applicable to outstanding Preferred Stock, including Series A Preferred Stock and Series B Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably (together with the holders of Series A Preferred Stock and Series B Preferred Stock on an as-converted basis) in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding Preferred Stock, including Series A Preferred Stock and Series B Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock and Series B Preferred Stock, and any Preferred Stock hereafter authorized by the Board of Directors.

Series A Preferred Stock


    As of September 30, 1997, the Company had issued and outstanding 330,211 shares of Series A Preferred Stock held of record by 6 stockholders and warrants to purchase an aggregate of 122,921 shares of Series A Preferred Stock and 112,504 shares of Series A Preferred Stock reserved for issuance upon conversion at the option of the holder of certain promissory notes.


    The following summary sets forth the material terms and provisions of the Series A Preferred Stock, and is qualified in its entirety by reference to the terms and provisions of the Company's Certificate of Incorporation.

    Ranking. Upon liquidation, dissolution and winding-up, proceeds are distributed to holders of shares of Series A Preferred Stock and Series B Preferred Stock, pro rata, based on the original issue price of such shares, and prior to the holders of shares of Common Stock.

    Dividends and Distributions. Holders of shares of Series A Preferred Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor prior and in preference to any dividends paid to the holders of Series B Preferred Stock and Common Stock at the rate of 9% per annum; provided, however, that in no event shall any dividend be declared or paid with respect to the Series A Preferred Stock until the second anniversary of the date the Company's Restated Certificate of Incorporation is filed with the Delaware Secretary of State in connection with consummation of this offering. See "Dividend Policy".

    Voting. Holders of the Series A Preferred Stock are entitled to vote as a class with the holders of the Common Stock and Series B Preferred Stock and in such event are entitled to one vote for each share of Common Stock into which the Series A Preferred Stock is convertible. Accordingly, the holders of the Series A Preferred Stock are currently entitled to one vote per share. In addition, the approval of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class, shall be required to approve the following matters: (i) any material or adverse change in the rights, preferences or privileges of the holders of the Series A Preferred Stock, (ii) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or Bylaws, (iii) any increase in the number of authorized shares of Preferred Stock, or (iv) the authorization, creation or issuance of any shares of any class or series of stock having any preference or priority equal or superior to the Series A Preferred Stock with respect to voting, redemption, dividends, or upon liquidation. The affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock, voting separately as a class, will be required to approve (i) any merger, consolidation, or corporate reorganization, or other business transaction in which 50% or more of the voting power or all, or substantially all, of the assets of the Company are sold, or (ii) any transaction in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving corporation. The holders of Series A Preferred Stock do not have cumulative voting rights. The holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect one director. All other directors and any vacancies shall be filled by vote of the holders of the Common Stock and the Preferred Stock, voting together as a single class.

    Conversion. Each share of Series A Preferred Stock is convertible, at the option of each holder thereof, into one share of Common Stock, subject to anti-dilution adjustments. Immediately upon the consummation of a firm commitment underwritten public offering following which the Company has a market capitalization of at least $25 million and which results in proceeds to the Company of at least $5 million (net of underwriting discounts and commissions and offering expenses), each share of Series A Preferred Stock shall be converted, without further action, into one share of Common Stock, subject to anti-dilution adjustments.

    Anti-Dilution. In the event that additional shares of Common Stock or securities exercisable or convertible into common stock are issued without consideration or at a price less than the applicable conversion price for the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then, subject to certain exceptions, the applicable conversion price of the Series A Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at such conversion price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued.

    Liquidation. In the event of a liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock shall be entitled to receive a liquidation preference equal to $4.80 per share of the Series A Preferred Stock (subject to an appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus an amount equal to all declared and unpaid dividends thereon, prior to the making of any payments to the holders of Common Stock. After such liquidation preference and payment of the liquidation preference of the Series B Preferred Stock, the Series A Preferred Stock shall be entitled to share ratably with the Common Stock and the Series B Preferred Stock in all assets remaining on an as converted basis. If upon liquidation, dissolution or winding up of the Company, the liquidation preferences with respect to the Series A Preferred Stock and Series B Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and the Series B Preferred Stock will share ratably in any distribution of the assets of the Company in proportion to the preferential amounts to which they are entitled.

Series B Preferred Stock

    The following summary sets forth the material terms and provisions of the Series B Preferred Stock, and is qualified in its entirety by reference to the terms and provisions of the Certificate of Designation establishing the Series B Preferred Stock and the Company's Certificate of Incorporation, as amended.

    Ranking. Upon liquidation, dissolution and winding-up, proceeds are distributed to holders of Series A Preferred Stock and Series B Preferred Stock, pro rata, based on the original issue price of such shares, and prior to the holders of shares of Common Stock.

    Dividends and Distributions. Holders of shares of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, a dividend or distribution equal to the dividend or distribution, if any, declared on the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible (without regard to the Restricted Period, as hereinafter defined).


    Voting. Holders of the Series B Preferred Stock are entitled to vote as a class with the holders of the Common Stock and Series A Preferred Stock and in such event are entitled to one vote for each share of Common Stock into which the Series B Preferred Stock is convertible (without regard to the Restricted Period). Accordingly, the holders of the Series B Preferred Stock are initially entitled to one vote per share. In addition, the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be required to approve the following matters: (i) any material or adverse change in the rights, preferences or privileges of the holders of the Series B Preferred Stock (whether by amendment to the Certificate of Incorporation, merger, consolidation, or otherwise), (ii) any increase in the number of authorized shares of Series B Preferred Stock, or (iii) the authorization, creation or issuance of any shares of any class or series of stock having any preference or priority superior to the Series B Preferred Stock. The affirmative vote of the holders of a majority of the Series B Preferred Stock, voting separately as a class, will be required to approve (i) any merger, consolidation, or corporate reorganization, or other business transaction in which 50% or more of the voting power or all, or substantially all, of the assets of the Company are sold, or (ii) any transaction in which Chad M. Little, James A. Layne and Lonnie Whittington cease to own at least 50% of the shares they own on the date hereof in the aggregate; provided that no such separate class vote shall be required if the holders of the Series B Preferred Stock are to receive cash or marketable securities valued at an amount at least equal to 125% of the original issue price of the Series B Preferred Stock (subject to adjustment for certain anti-dilution events). The holders of Series B Preferred Stock do not have cumulative voting rights.


    Conversion; Restrictions on Transfer. Following the expiration of the Restricted Period (as defined below), each share of Series B Preferred Stock will be convertible, at the option of each holder thereof, into one share of Common Stock, subject to certain anti-dilution adjustments. On the date 180 days following the consummation of a Qualifying Public Offering (as defined below), each share of Series B Preferred Stock shall be automatically converted, without further action, into one share of Common Stock, subject to certain anti-dilution adjustments.

    The "Restricted Period" shall begin on the date of the closing of this offering (the "Closing Date") and end on the earlier of (i) 24 months following the Closing Date, (ii) 180 days after the consummation of a Qualifying Public Offering, (iii) the occurrence of any of the following: (1) any merger, consolidation, or other corporate reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation, (2) prior to the consummation by the Company of a Qualifying Public Offering, any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred or in which all or substantially all of the assets of the Company are sold, or (3) subsequent to the consummation by the Company of a Qualifying Public Offering, the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of more than 25% of the aggregate outstanding voting power of capital stock of the Company; or (iv) the date determined by the Board of Directors as to all of the outstanding Series B Preferred Stock.

    "Qualifying Public Offering" means a firm commitment underwritten public offering following which the Company has a market capitalization of at least $30 million and which results in proceeds to the Company of at least $5 million (net of underwriting discounts and commissions and offering expenses); provided that the term "Qualifying Public Offering" shall not include a public offering in which the securities issued are not freely transferable following issuance.

    Anti-Dilution. In the event that additional shares of Common Stock or securities exercisable or convertible into common stock are issued without consideration or at a price less than the applicable conversion price for the Series B Preferred Stock in effect on the date of and immediately prior to such issue, then, subject to certain exceptions, the applicable conversion price of the Series B Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at such conversion price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued.


    Further, in the event that additional shares of Common Stock or securities exercisable or convertible into Common Stock with a purchase price in excess of $1 million in the aggregate are issued, within one year of the Closing Date, at a price less than the then current conversion price for the Series B Preferred Stock, the conversion price in respect of the Series B Preferred Stock shall be reduced to the issue price of such securities. Holders of Series B Preferred Stock shall be entitled, upon conversion, to receive all other distributions made in respect of the Common Stock as if such Series B Preferred Stock had been converted on the date of such event.


    Transfer Restrictions. During the Restricted Period, the Series B Preferred Stock will not be transferable except as follows: (i) to family members or affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any holder of Series B Preferred Stock, (ii) pursuant to the laws of descent and distribution, (iii) in the event of bankruptcy or insolvency of the holder, (iv) as approved by the Board of Directors for all Series B Preferred Stock then outstanding, or (v) by the
Underwriters in connection with the initial distribution of the Series B Preferred Stock. The Company's transfer agent will not transfer on the Company's books shares that are not transferred in compliance with applicable transfer restrictions. Following expiration of the Restricted Period, substantial practical limitations on the transfer of Series B Preferred Stock will continue to exist. See "Risk Factors - No Public Market; No Liquidity".

    Liquidation. In the event of a liquidation, dissolution or winding up of the Company, holders of Series B Preferred Stock shall be entitled to receive a liquidation preference equal to the offering price per share of the Series B Preferred Stock (subject to an appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus an amount equal to all declared and unpaid dividends thereon, prior to the making of any payments to the holders of Common Stock. After such liquidation preference and payment of the liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock shall be entitled to share ratably with the Common Stock and the Series A Preferred Stock in all assets remaining on an as converted basis. If upon liquidation, dissolution or winding up of the Company, the liquidation preferences with respect to the Series A Preferred Stock and Series B Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and the Series B Preferred Stock will share ratably in any distribution of the assets of the Company in proportion to the preferential amounts to which they are entitled.

Options, Warrants and Convertible Notes


    Upon completion of this offering, an aggregate of 105,090 shares of Common Stock will be reserved for issuance upon exercise of outstanding options, of which 26,799 shares were then exercisable, at exercise prices ranging from $.60 to $2.40 per share, 90,924 shares of Common Stock will be issuable upon exercise of outstanding warrants at an exercise price of $4.80 per share, 26,043 shares of Common Stock will be issuable upon exercise of outstanding warrants at an exercise price of $12.00 per share, 43,050 will be issuable upon exercise of outstanding warrants at an exercise price of $12.00 per share until 30 days after the consummation of this offering at which point the exercise price will be the offering price of the Series B Preferred Stock if that price is greater than $2.00 per share, 6,251 shares of Common Stock will be issuable upon exercise of outstanding warrants at an exercise price of $4.00 per share, 23,146 shares of Common Stock will be issuable upon exercise of outstanding warrants at an exercise price of $2.45 per share, 112,504 shares of Series A Preferred Stock will be issuable upon exercise of outstanding warrants at an exercise price of $4.80 per share; provided, however, that the exercise price shall be $2.00 per share during the 30 day period beginning on the closing date of this offering, 112,504 shares of Series A Preferred Stock will be issuable upon conversion of certain convertible promissory notes, and 52,000 shares of Series B Preferred Stock will be issuable upon exercise of warrants granted to the Underwriters effective upon consummation of this offering. The options and warrants may also be exercised on a cashless basis, requiring the Company to issue a certain number of shares of Common Stock, which is less than the face amount of the warrants, calculated pursuant to a set formula outlined in the options and warrants and based on the fair market value of the Common Stock at the time of such cashless exercise. All of these warrants and convertible notes are currently outstanding. See "Certain Transactions". Upon consummation of this offering, the Company will not grant options and warrants with an exercise price of less than 85% of the fair market value of the underlying Common Stock on the date of grant. In addition, except as permitted by State Securities administrators and the Underwriters, the Company will not grant options and warrants to purchase shares of Common Stock during the one year period following the effective date of this offering.


Delaware Law and Certain Charter Provisions


    Excluding shares of Series B Preferred Stock issuable upon exercise of warrants granted to the Underwriters effective upon commencement of this offering at 110% of the public offering price, under the Certificate of Incorporation there will be as of the closing of this offering 7,881,424 unissued and unreserved shares of Common Stock, 34,364 unissued and unreserved shares of Series A Preferred Stock, 350,000 unissued and unreserved shares of Series B Preferred Stock, and 1,400,000 shares of Preferred Stock which the Board of Directors has authority to issue in series junior to the Series A and Series B Preferred Stock, but otherwise with such rights, preferences and restrictions as it deems appropriate in its discretion, after giving effect to the sale of the shares offered hereby and the reservation of shares for issuance upon exercise of outstanding warrants, conversion of convertible debt, conversion of preferred stock and exercise of options granted pursuant to the 1995 Stock Incentive Plan. The unissued and unreserved shares may be utilized for a variety of corporate purposes, including future private placements or public offerings to raise additional capital and for facilitating corporation acquisitions. Except pursuant to certain employee benefit plans described in this Prospectus, the Company does not currently have any plans to issue additional shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, although the Company may be required to sell additional equity or debt securities to satisfy its liquidity requirements. See "Risk Factors - Need for Additional Financing". One of the effects of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors determines that a takeover proposal is not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, or by effecting an acquisition that might complicate or preclude the takeover. Any such issuance of Preferred Stock will be approved by a majority of the independent directors who do not have an interest in the transaction and who have had access, at the Company's expense, to Company or independent legal counsel.


                         SHARES ELIGIBLE FOR FUTURE SALE

    There is no public market for the shares of Series B Preferred Stock or the Common Stock into which it is convertible (the "Conversion Shares"), and none is expected to develop in the foreseeable future.


    Upon completion of this offering, the Company will have outstanding 526,397 shares of Common Stock and 330,211 shares of Series A Preferred Stock and 650,000 shares of Series B Preferred Stock that are convertible into Common Stock. The shares of Series B Preferred Stock will be subject to restrictions on transfer until the earlier of (i) 24 months following the Closing Date, (ii) 180 days after the consummation of a Qualifying Public Offering, (iii) the occurrence of any of the following: (1) any merger, consolidation, or other corporate reorganization in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving corporation, (2) prior to the consummation by the Company of a Qualifying Public Offering, any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred or in which all or substantially all of the assets of the Company are sold, or (3) subsequent to the consummation by the Company of a Qualifying Public Offering, the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of more than 25% of the aggregate outstanding voting power of capital stock of the Company, or (iv) the date determined by the Board of Directors as to all of the outstanding Series B Preferred Stock (the "Restricted Period"). Following expiration of the Restricted Period, substantial practical limitations on the transfer of Series B Preferred Stock will continue to exist. See "Risk Factors - No Public Market; No Liquidity". The remaining 526,397 shares of Common Stock and 330,211 shares of Series A Preferred Stock (collectively, the "Restricted Securities") held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. Most of the Restricted Securities will be subject to lock-up agreements, lock-in agreements, or contractual restrictions on transfer as described below. The remaining

Restricted Securities, and the Restricted Securities subject to lock-up agreements, lock-in agreements, and contractual restrictions upon the expiration of such agreements and restrictions, may be sold in any public market that may develop in the future only if registered or pursuant to an exemption from registration such as Rules 144, 144(k), 144A or 701 under the Securities Act, which are summarized below.

    As of the effectiveness of this offering (the "Effective Date"), approximately 59,101 of the Restricted Securities are eligible for sale in the public market in reliance on Rule 144(k) under the Securities Act; however, all of these shares are subject to the lock-up agreements described below in "Underwriting" (the "Lock-Up Agreements"), the lock-in agreement described below required by certain state securities laws in connection with this offering (the "Lock-In Agreements"), or the contractual restrictions on transfer set forth in various agreements described below (the "Contractual Restrictions"). Beginning 90 days after the Effective Date, approximately 28,705 additional Restricted Securities will become eligible for sale in the public market, pursuant to Rule 144 and Rule 701 of the Securities Act; all of these shares, however, are also subject to the Lock-Up Agreements, Lock-In Agreements, or the Contractual Restrictions. Upon the expiration of the Lock-Up Agreements on the earlier of
(a) 30 days following the expiration or early termination of the Restricted Period or (b) 180 days after the consummation of a Qualifying Public Offering (the "Lock-Up Period"), approximately 802,402 additional shares will become eligible for sale in the public market, subject in some cases to the provision of Rule 144, but 454,933 of these shares will remain subject to the Lock-In Agreements or Contractual Restrictions. In addition, holders of approximately 328,127 shares of Restricted Securities have the right to require the Company in certain circumstances to register such shares for sale under the Securities Act. See "Description of Capital Stock - Registration Rights".

    All directors, officers and certain other stockholders, who hold in the aggregate 474,275 shares of Common Stock and 328,127 shares of Series A Preferred Stock convertible into Common Stock, options to purchase 18,744 shares of Common Stock, and warrants to purchase 89,483 shares of Common Stock and 112,504 shares of Series A Preferred Stock have agreed, pursuant to agreements with the representatives of the Underwriters, that they will not, without the prior written consent of a representative of the Underwriters, sell or otherwise dispose of any such shares, options or warrants during the Lock-Up Period. In addition, prior to the effective date of the registration statement, Messrs. Little, Layne, Whittington and Gomez will have entered into a four year lock-in agreement, as required by certain state securities laws, pursuant to which the shareholders would be restricted from transfer or sale of their shares, with certain limited exceptions. The form of the state lock-in agreement was filed as an exhibit to the Registration Statement. Certain stockholders are also subject to contractual restrictions on transfer pursuant to the terms of their stock-based awards under the 1995 Equity Incentive Plan, the Restated Stockholders' Agreement dated as of July 13, 1995, and the Co-Sale Agreement dated February 13, 1996.


    In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Securities for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed 1% of the then outstanding shares of the same class. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Securities for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

    An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Effective Date.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriters, the respective number of shares of Series B Preferred Stock set forth opposite the name of such Underwriters.

                                                         Number of
           Underwriters                                    Shares
           ------------                                -------------


           Wit Capital Corporation
           BlueStone Capital Partners, L.P.



           Total
                                                       -------------

                                                       =============

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Series B Preferred Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Series B Preferred Stock offered hereby if any such shares are purchased.


    The Underwriters propose to offer the Series B Preferred Stock to the public at the offering price set forth on the cover page of this Prospectus. After completion of the initial offering, the offering price may be reduced by the Underwriters. No reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Underwriters have advised the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The minimum investment by any single purchaser in this offering shall be the lower of 100 shares or $750. The Underwriters anticipate imposing a suitability standard for prospective investors to participate in this offering as follows:
(1) Prospective investors with (i) a minimum annual net income of $65,000 and a minimum liquid net worth of $65,000 or, alternatively, (ii) a minimum liquid net worth of $150,000, will not be restricted as to the amount of shares of Series B Preferred Stock which may be purchased and (2) Prospective investors not meeting the above standard would be permitted to buy shares of Series B Preferred Stock but only if such investor's gross annual income is at least $30,000, and only in amounts not exceeding the lesser of (i) 7 1/2% of the investor's liquid net worth, (ii) 10% of the investor's net worth excluding principal residence, or
(iii) 7 1/2% of the investor's annual gross income. Certain jurisdictions may impose more restrictive standards. Pennsylvania investors will be required to meet standard number (1).


    Wit Capital Corporation will offer the Series B Preferred Stock on a "first come, first served" basis subject to the foregoing suitability requirements. Wit Capital Corporation will prioritize and allocate shares in the same order that market orders and limit orders (at or above the offering price) are received.

    The Underwriters primarily intend to contact prospective investors by publicizing the offering through a posting on the Underwriters' Web site and by e-mail and other solicitation of prospective investors from selected Internet databases. Prospective investors who so consent will receive a prospectus through electronic delivery. The Underwriters will also contact prospective investors through traditional selling efforts.


    All directors, officers and 5% stockholders of the Company, and certain other stockholders of the Company, who hold in the aggregate 436,010 shares of Common Stock and 328,127 shares of Series A Preferred Stock convertible into Common Stock, options to purchase 18,744 shares of Common Stock, and warrants to purchase 81,149 shares of Common Stock and 112,504 shares of Series A Preferred Stock have agreed, pursuant to agreements with the Underwriters, that they will not, without the prior written consent of the Underwriters, sell or otherwise dispose of any such shares, options or warrants until the expiration of 30 days following the expiration or early termination of the Restricted Period. In addition, certain directors, officers, and stockholders of the Company are subject to contractual restrictions on transfer pursuant to the terms of their stock-based awards under the 1995 Equity Incentive Plan, the Restated Stockholders' Agreement dated as of July 13, 1995, and the Co-Sale Agreement dated February 13, 1996.


    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or contribute to payments the Underwriters may be required to make in respect thereof. The Company has granted Wit Capital Corporation and any other managing underwriter warrants to purchase the number of shares of Series B Preferred Stock equal to 8% of the shares of Series B Preferred Stock distributed to the public in this offering. The warrants are exercisable, in whole or in part, until the fifth anniversary of the effective date of this offering at an exercise price equal to 110% of the per share price in this offering or on a cashless basis. The exercise price and the number of shares of Series B Preferred Stock issuable upon exercise of the warrants may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions. The warrants may not be exercised, sold, transferred or otherwise disposed of for the later of a period of one year following the consummation of this offering or the Restricted Period, provided that the warrants may not be sold, transferred or otherwise disposed of, except to officers of the Underwriters who are also shareholders of the Underwriters. During the period of seven years following the Effective Date, warrant holders are entitled to "piggyback registration" of warrants, the securities underlying such warrants, and any other securities of the Company held by such warrant holders at the time of registration.


    To date, Wit Capital Corporation has been a syndicate member in three public equity offerings. These offerings occurred from October 1997 through December 1997, and did not involve preferred stock. Wit Capital Corporation has never served as a managing underwriter in a public equity offering. The limited experience of the Underwriters may adversely affect the proposed offering of the Series B Preferred Stock offered hereby. See "Risk Factors -- Limited Experience of the Underwriters".


    Prior to this offering, there has been no public market for any class or series of capital stock of the Company. The offering price for the Series B Preferred Stock will be determined through negotiations between the Company and the Underwriters, and should not be regarded as an indication of any future market price of the Series B Preferred Stock or Common Stock. Among the factors to be considered in determining the initial offering price for the Series B Preferred Stock are prevailing market conditions, the history and prospects of the Company and its industry in general, market valuations of other comparable companies, estimates of the business and earnings potential of the Company, the present state of the Company's development, the lack of liquidity of the Series B Preferred Stock, risks associated with an investment in the Company and other factors deemed relevant.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article IX of the Company's Certificate of Incorporation provides that the Company shall indemnify directors, officers, and their legal representatives to the fullest extent permitted by the Delaware General Corporate Law ("DGCL"). The DGCL contains an extensive indemnification provision which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In suits by or in the right of a corporation, only expenses and not judgments, fines, and amounts paid in settlement may be indemnified against. In addition, if the director or officer has been adjudged to be liable to the corporation in such a suit, indemnification of expenses must be approved by a court.

    Article VIII of the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty. However, this provision does not eliminate or limit the liability of a director for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of dividends or distributions or the redemption or purchase of the Company's shares of stock in violation of the DGCL, or for any transaction from which the director derives an improper personal benefit. This provision does not affect any liability of a director or officer under the federal securities laws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

    The validity of the issuance of the shares of Series B Preferred Stock offered by the Company will be passed upon by Osborn Maledon, P.A., Phoenix, Arizona. Schulte Roth & Zabel LLP, New York, New York, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Series B Preferred Stock offered hereby.

                                     EXPERTS

    The financial statements of Sandbox Entertainment Corporation at December 31, 1996, and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 12 to the financial statements appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Series B Preferred Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission.
Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Series B Preferred Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. This Prospectus is available on the Underwriters' Web site at http://www.witcapital.com. Information contained in the Company's Web sites shall not be deemed a part of this Prospectus.

                          Index to Financial Statements





                                                                           Page
                                                                           ----

Report of Ernst & Young LLP, Independent Auditors...........................F-2

Audited Financial Statements

Balance Sheets as of December 31, 1996 and September 30, 1997 (unaudited)...F-3 Statements of Operations for the years ended December 31, 1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997
     (unaudited)............................................................F-4
Statements of Stockholders' Equity (Deficit) for the years ended December
     31, 1995 and 1996 and the nine-month period ended September 30, 1997
     (unaudited)............................................................F-5
Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997
     (unaudited)............................................................F-6
Notes to Financial Statements...............................................F-7

                Report of Ernst & Young LLP Independent Auditors



The Board of Directors and Stockholders
Sandbox Entertainment Corporation

We have audited the accompanying balance sheet of Sandbox Entertainment Corporation as of December 31, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of Sandbox Entertainment Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sandbox Entertainment Corporation at December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 12 to the financial statements, the Company is incurring operating losses as it moves from early stage toward fuller scale deployment of its technologies. The operating losses have created a net capital deficiency which requires that the Company obtain additional financial resources to meet its business objectives and such committed financing is not yet in place. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans as to these matters are also discussed in
Note 12. The financial statements do not include any adjustment that could result from the outcome of this uncertainty.


Phoenix, Arizona
March 14, 1997,  except for Notes 11 and 13,
as to which the date is
February __, 1998                                       Ernst & Young LLP


--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 13 to the financial statements.


Phoenix, Arizona
February 5, 1998                      /s/ Ernst & Young LLP

                        Sandbox Entertainment Corporation


                                 Balance Sheets

                                                                                                                      September 30
                                                                                          December 31                     1997
                                                                                              1996                    (unaudited)
                                                                                     --------------------- ------------------------
Assets
Current assets:
     Cash and cash equivalents                                                        $        20,519           $       311,981
     Accounts receivable, less allowance for doubtful accounts of $1,355 at
       December 31, 1996 and $0 at September 30, 1997                                         215,025                   172,743
     Receivables from stockholders                                                            251,095                         -
     Prepaid expenses and other current assets                                                 11,539                         -
                                                                                     --------------------- ------------------------
Total current assets                                                                          498,178                   484,724

Property and equipment, net                                                                   222,099                   820,708
Other assets                                                                                   29,878                   152,008
                                                                                     ===================== ========================
Total assets                                                                          $       750,155           $     1,457,440
                                                                                     ===================== ========================

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
     Note payable to a bank                                                           $             -           $       500,000
     Accounts payable and accrued expenses                                                    165,244                   389,723
     Unearned income                                                                                -                    89,844
     Current portion of long-term debt and capital lease obligations                          132,784                   820,239
                                                                                     --------------------- ------------------------
Total current liabilities                                                                     298,028                 1,799,806

Note payable to a bank                                                                        175,000                         -
Long-term debt, including related parties, less current portion                               152,221                   620,410
Capital lease obligations, less current portion                                               188,640                   636,482

Commitments and Contingencies                                                                       -                         -

Stockholders' equity (deficit):
     Series A Convertible Preferred Stock, par value $.001 per share; 600,000 shares authorized, 328,127 and 330,211 shares issued and outstanding at
         December 31, 1996 and September 30, 1997, respectively, at liquidation value
                                                                                            1,575,000                 1,585,000
     Common Stock, par value $.001 per share; 10,000,000 shares authorized,
         510,481 and 526,397 shares issued and outstanding at December 31, 1996
         and September 30, 1997, respectively                                                     510                       526
     Paid-in capital                                                                          305,283                   381,108
     Accumulated deficit                                                                   (1,944,527)               (3,565,892)
                                                                                     --------------------- ------------------------
Total stockholders' equity (deficit)                                                          (63,734)               (1,599,258)
                                                                                     ===================== ========================
Total liabilities and stockholders' equity (deficit)                                  $       750,155           $     1,457,440
                                                                                     ===================== ========================

See accompanying notes.

                        Sandbox Entertainment Corporation

                            Statements of Operations

                                                                      Nine Months Ended September 30
                                        Year Ended December 31           1996             1997
                                         1995            1996         (unaudited)       (unaudited)
                                   -------------------------------- --------------- ----------------
Internet revenues                  $         --    $     241,322    $     80,512    $    171,319
Non-Internet revenues                   462,417          154,845         150,751              --
                                   --------------- ---------------- --------------- ----------------
Total revenues                          462,417          396,167         231,263         171,319

Costs and expenses:
     Production and engineering         594,219          986,593         760,908         786,017
     Sales and marketing                130,760          505,954         347,438         502,655
     General and administrative         223,676          304,897         222,882         358,025
                                   --------------- ---------------- --------------- ----------------
Total costs and expenses                948,655        1,797,444       1,331,228       1,646,697
                                   --------------- ---------------- --------------- ----------------

Operating loss                         (486,238)      (1,401,277)     (1,099,965)     (1,475,378)
Other income (expense):
     Interest expense                   (25,759)         (76,760)        (43,383)       (147,621)
     Other                                4,907              528              94           1,634
                                   --------------- ---------------- --------------- ----------------
Net loss                           $   (507,090)   $  (1,477,509)   $ (1,143,254)  $  (1,621,365)
                                   =============== ================ =============== ================



Loss per common share              $      (0.69)   $       (1.86)   $     (1.45)  $        (1.96)
                                   =============== ================ =============== ================
Shares used in computation              732,229          794,570        787,117          827,378
                                   =============== ================ =============== ================

See accompanying notes.

                        Sandbox Entertainment Corporation

                  Statements of Stockholders' Equity (Deficit)

                                                 Series A Convertible                                  Retained
                                                   Preferred Stock        Common Stock      Paid-in     Earnings
                                               Shares      Amount       Shares     Amount   Capital    (Deficit)        Total
 Balance at December 31, 1994                        -   $        -    416,668   $    416  $  11,849   $    40,072   $    52,337
      Issuance of common stock                       -            -      8,504          8    183,664             -       183,672
      Receipt of stock subscription                  -            -          -          -    100,008             -       100,008
      Paid-in capital-warrants issued                -            -          -          -        476             -           476
      Net loss                                       -            -          -          -          -      (507,090)     (507,090)
                                               -------   ----------    -------   --------   --------   -----------   -----------
 Balance at December 31, 1995                        -            -    425,172        424    295,997      (467,018)     (170,597)
      Issuance of Series A Preferred Stock     328,127    1,575,000          -          -          -             -     1,575,000
      Exercise of stock options                      -            -     12,789         13      7,659             -         7,672
      Paid-in capital-warrants issued                -            -          -          -        500             -           500
      Equity based compensation                      -            -          -          -      1,200             -         1,200
      Other (See Note 7)                             -            -     72,520         73        (73)            -             -
      Net loss                                       -            -          -          -          -    (1,477,509)   (1,477,509)
                                               -------   ----------    -------   --------   --------   -----------   -----------
 Balance at December 31, 1996                  328,127    1,575,000    510,481        510    305,283    (1,944,527)      (63,734)
      Issuance of Series A Preferred Stock
       (unaudited)                               2,084       10,000          -          -          -             -        10,000
      Exercise of stock options (unaudited)          -            -     15,916         16       2,645            -         2,661
      Paid-in-capital-warrants issued
       (unaudited)                                   -            -          -          -      72,700            -        72,700
      Equity-based compensation
       (unaudited)                                   -            -          -          -        480             -           480
      Net loss (unaudited)                           -            -          -          -          -    (1,621,365)   (1,621,365)
                                               =======   ==========    =======   ========   ========   ===========   ===========
 Balance at September 30, 1997
       (unaudited)                             330,211   $1,585,000    526,397   $    526   $381,108   $(3,565,892)  $(1,599,258)
                                               =======   ==========    =======   ========   ========   ===========   ===========

See accompanying notes.

                        Sandbox Entertainment Corporation

                            Statements of Cash Flow

                                                                                                Nine Months Ended September 30
                                                                  Year Ended December 31           1996                1997
                                                                  1995              1996         (unaudited)         (unaudited)
                                                               ------------------------------- ----------------- -----------------
Cash flows from operating activities
Net loss                                                       $(507,090)      $(1,477,509)      $(1,143,254)     $(1,621,365)
Adjustments to reconcile net loss to net cash used by
         operating activities:
         Depreciation and amortization                            58,321            96,046             73,230         125,142
         Loss on disposal of property and equipment                4,322            15,657                 -               -
         Provision (benefit) for doubtful accounts                 5,130             1,355                 -           (1,355)
         Equity-based expenses                                       476             1,700                272          25,130
         Changes in operating assets and liabilities:
              Accounts receivable                                 54,465          (197,430)           (25,999)         43,637
              Prepaid expenses and other assets                    6,877             5,835             12,627        (107,990)
              Unearned income                                         -                 -                  -           89,844
              Accounts payable and accrued expenses               28,896            58,846             (1,459)        224,479
                                                               ---------       -----------       -----------      -----------
Net cash used by operating activities                           (348,603)       (1,495,500)        (1,084,583)     (1,222,478)

Cash flows from investing activities
Purchases of property and equipment                               (9,128)             (427)              (427)             -
                                                               ---------       -----------       -----------      -----------
Net cash used by investing activities                             (9,128)             (427)              (427)             -

Cash flows from financing activities
Borrowings from bank                                                  -            175,000            400,000         325,000
Borrowings from others, including stockholders, net
                                                                 150,323                -                  -        1,030,000
Principal payments under capital lease obligations
   and notes
                                                                 (28,133)          (63,880)           (43,783)       (105,318)
Cash proceeds from issuance of stock                             183,672         1,331,577            981,577         264,258
Cash proceeds from stock subscriptions                           100,008                -                  -               -
                                                               ---------       -----------       -----------      -----------
Net cash provided by financing activities                        405,870         1,442,697          1,337,794       1,513,940
                                                               ---------       -----------       -----------      -----------
Increase (decrease) in cash and cash equivalents                  48,139           (53,230)           252,784         291,462
Cash and cash equivalents at beginning of period                  25,610            73,749             73,749          20,519
                                                               ---------       -----------       -----------      -----------
Cash and cash equivalents at end of period                     $  73,749       $    20,519        $   326,533     $   311,981
                                                               =========       ===========        ===========     ===========

Supplemental cash flow information
Assets acquired under capital lease obligations                $ 139,618       $   115,365        $   115,365     $   723,555
                                                               =========       ===========        ===========     ===========

See accompanying notes.

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)

1.  Nature of Operations and Summary of Significant Accounting Policies

Business and Organization

Sandbox Entertainment Corporation (the Company) is a Delaware corporation originally formed as an Arizona corporation on February 25, 1992 and reincorporated in Delaware (by migratory merger) on April 25, 1996. The Company is a software development company that intends to use its proprietary technology to become a leading provider of games and simulations on the World Wide Web.

Interim Financial Statements

The interim financial statements as of September 30, 1997 and for the nine month periods ended September 30, and September 30, 1997 are unaudited, have been prepared from the books and records of the Company and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for such statements to be in accordance with generally accepted accounting principles. Results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

Receivables from Stockholders

Receivables from stockholders include a $250,000 subscription for 52,084 shares of Series A Preferred Stock and a $1,095 subscription for 1,827 shares of Common Stock through the exercise of stock options. These subscriptions were collected in January 1997.

Property and Equipment

Property and equipment are stated at cost and are depreciated over the estimated useful lives of the assets (three to seven years) using the straight-line method.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Revenue Recognition

Internet revenues are derived from the sale of advertising space in the Company's games and simulations. Such revenues are recognized in the period the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of "impressions", or times that any advertisement is viewed by players of the Company's games. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue.

The Company exchanges advertising space on its Web sites for reciprocal advertising space in other media publications or Web sites ("reciprocal advertising") or for access to editorial or software content or other goods and services ("exchanges") utilized in its games and simulations. While management believes such arrangements are of substantial value to the Company, no revenue or expense is recorded with respect to reciprocal advertising arrangements. Revenue and expense is, or may be, recorded for exchanges only to the extent that the fair value of such transactions is objectively measurable. No revenue or expense has been recorded with respect to exchange arrangements. Prior to 1997 the Company had recorded revenues and expenses for its estimates of such amounts and such amounts have been reclassified to conform with the 1997 presentation.

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)

In 1996 and prior years, the Company generated non-Internet revenues from the production of traditional and interactive marketing programs for client companies. Revenue from the related services was recognized as the services were performed.

Product Development

Costs incurred in the development of the Company's games, simulations and Web sites are charged to expense as incurred.

Advertising and Public Relations Costs

Advertising and public relations costs are expensed as incurred. Advertising and public relations expense was approximately $24,000 and $146,000 for the years ended December 31, 1995 and 1996, respectively, and $113,000 and $45,000 for the nine months ended September 30, 1996 and September 30, 1997, respectively.

Loss Per Common Share

Loss per common share is calculated using weighted average common shares outstanding and equivalents. Common share equivalents have been excluded as antidilutive, except that, in accordance with Staff Accounting Bulletin No. 83 and staff positions, common and equivalent shares, warrants and options issued within one year of the initial filing of the proposed offering at amounts less than the expected offering price (see Note 13) are deemed to have been issued in contemplation of the offering and have been treated as outstanding for all periods presented using the treasury stock method.

On December 31, 1997, the Company must adopt Statement of Financial Accounting Statements No. 128, "Earnings Per Share" (SFAS No. 128) which changes the methodology for computing earnings per share. Due to the Company's losses, SFAS No. 128 is not expected to have a material impact on the Company's earnings per share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Like Kind Exchanges

The  Company  has  entered  into  several  strategic   relationships   including
Co-Branding and Marketing Agreements with CNN in which it has exchanged advertising space on a Company Web site for reciprocal advertising in other on-line and traditional media publications or on other Web sites or for access to editorial or software content utilized in its games and simulations. Management believes that such arrangements have been instrumental in developing user awareness of the Company's games and simulations and are in large part responsible for the growing number of participants presently accessing the Company's Web sites. In addition, such arrangements have enabled the Company to conserve its cash resources through the exchange of available advertising space on its Web sites for advertising and editorial content and software tools that otherwise may have required cash resources. While the Company believes that such arrangements are of considerable importance to the growth of the business and have assisted the Company in developing a user base that management believes will be instrumental in obtaining increasingly greater amounts of cash revenues in the future, due to the difficulty in objectively measuring the value of such relationships, no accounting recognition is given in the financial statements for such arrangements. (See Note 1).

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)

3.  Property and Equipment

Property and equipment consists of the following:

                                                            September 30
                                              December 31       1997
                                                 1996        (unaudited)
                                            -------------- ---------------

           Computer equipment                $    349,929   $  1,073,483
           Furniture and fixtures                  30,891         30,891
           Leasehold improvements                   8,803          8,803
                                            -------------- ---------------
                                                  389,623      1,113,177
           Less accumulated depreciation
              and amortization                    167,524        292,469
                                            -------------- ---------------
                                             $    222,099   $    820,708
                                            ============== ===============

Substantially all property and equipment is held under capital lease agreements. Amortization of leased assets is included in depreciation and amortization expense.

4.  Line of Credit

At December 31, 1996 and September 30, 1997, the Company has borrowed $175,000 and $500,000, respectively, from a bank on a $500,000 revolving line of credit collateralized by substantially all of the Company's assets. Accrued interest payments are due monthly on the line of credit at the bank's prime rate plus
1.50 percent per annum (9.75 percent at December 31, 1996 and 10.00 percent at September 30, 1997). The revolving line of credit is subject to renewal on March 5, 1998. The Company had $225,000 and $-0- available under the line of credit at December 31, 1996 and September 30, 1997, respectively. The Company's borrowing agreement prohibits payment of cash dividends.

5.  Long-Term Debt

Long-term debt consists of the following:

                                                                                          September 30
                                                                              December 31    1997
                                                                                 1996     (unaudited)
                                                                              ----------- ------------
Subordinated Notes, $1,030,000 principal, net (See below)                     $    -      $   984,999
Note payable to an individual, interest at prime rate (8.25 percent at
 December 31, 1996 and 8.50 percent at September 30, 1997), quarterly
 payments of $7,271 plus interest beginning September 30, 1997                    116,328     109,058
Notes payable to various individuals, interest at 10.00 percent, due
 October 28, 1997                                                                  39,667      39,917
Stockholder loans,  interest at 8.00 percent through 10.00 percent,
 unspecified repayment terms not sooner than September 30, 1998                    50,434      50,434
                                                                              ----------- ------------
                                                                                  206,429   1,184,408
Less current portion                                                               54,208     563,998
                                                                              ----------- ------------
                                                                              $   152,221 $   620,410
                                                                              =========== ============

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)


Convertible Subordinated Notes in the principal amount of $270,000 will automatically convert into Series B Preferred Stock upon completion of the proposed offering described in Note 13. The pro forma effect of this conversion, had it occurred on the first day of the year ended December 31, 1996 or the nine-month period ended September 30, 1997, is not material to the Company's operating results.

Future maturities of long-term debt consist of the following:


       Year Ending                    Period Ending
       December 31                     September 30
     -------------------------------  ----------------------------------

          1997         $     54,208        1998            $    563,998
          1998               29,082        1999                 519,082
          1999               29,082        2000                  29,082
          2000               29,082        2001                  21,812
          2001               14,541        2002                      --
       Thereafter            50,434     Thereafter               50,434
                       -------------                       -------------
                        $   206,429                        $  1,184,408
                       =============                       =============

In March 1997, the Company obtained a $500,000 commitment for lease financing of property, plant and equipment acquisition. In connection with obtaining this commitment, the Company issued warrants to purchase 12,501 shares of Series A Preferred Stock at $4.80 per share. 2,084 of the warrants were subsequently exercised. On September 27, 1997, the Company received an increase in this commitment to $650,000 and issued 6,251 warrants at an exercise price of $4.00 per share, provided that on or after the 30th day following the offering described in Note 13, the exercise price will increase to the offering price of the Series B Preferred Stock in this offering if such offering price is greater than $12.00.


In May 1997, certain Series A Preferred stockholders loaned the Company $270,000. Each stockholder received a one year convertible subordinated promissory note bearing 10% interest that converts into shares of Series A Preferred Stock at the option of the holder at a conversion price equal to $4.80 per share. In connection with these loans, the stockholders also received warrants to purchase 56,252 shares of Series A Preferred Stock at an exercise price of $4.80 per share; provided, however, that the exercise price shall be $2.00 per share during the 30 day period beginning on the closing date of the offering described in Note 13. These warrants are exercisable at any time during the term of the warrants and expire in May 2004. The fair value of the warrants have been recorded as a debt discount in the September 30, 1997 Financial Statements.

In July 1997, certain Series A Preferred stockholders loaned the Company an additional $270,000. Each stockholder received a one year convertible subordinated promissory note bearing 10% interest that automatically converts into shares of Series A Preferred Stock at the option of the holder at a conversion price equal to $4.80 per share. In connection with these loans, the stockholders also received warrants to purchase 56,252 shares of Series A Preferred Stock at an exercise price of $4.80 per share; provided, however, that the exercise price shall be $2.00 per share during the 30 day period beginning on the closing date of the offering described in Note 13. These warrants are exercisable at any time during the term of the warrants and expire in July 2004. The fair value of the warrants have been recorded as a debt discount in the September 30, 1997 Financial Statements.


In August and September 1997, the Company borrowed $490,000 from various "accredited investors" (as defined in Rule 501 of Regulation D as promulgated by the SEC under the Act). These borrowings bear interest at 10% and are due upon the earlier of the successful completion of a proposed public offering or two years. In connection with these loans, the lenders received warrants to purchase 43,050 shares of Common Stock at an exercise price of $12.00 per share, provided, however, that the warrants may be exercised on or after 30 days following the consummation of the public offering at the price of the Series B Preferred Stock. The warrants expire in August 2000 and are exercisable immediately.

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)

6. Leases

The Company leases office facilities and equipment under capital and operating leases that expire in various years through November 2000. Future minimum annual payments under capital leases (including leases with related parties) and noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 1996:
                                              Capital Leases  Operating Leases
                                              --------------- ----------------

1997                                              $117,739        $  99,714
1998                                               100,937          105,905
1999                                                52,761          112,085
2000                                                15,932          102,806
2001                                                     -                -
Thereafter                                          49,213                -
                                              --------------- ----------------
Total minimum lease payments                       336,582         $420,510
                                                              ================
Amounts representing interest                       69,366
                                              ---------------
Present value of net minimum lease payments
 (including current portion of $78,576)           $267,216
                                              ===============

Total rent expense for all operating leases amounted to approximately $36,000 and $104,000 and for the years ended December 31, 1995 and 1996, respectively, and $73,000 and $81,000 for the nine months ended September 30, 1996 and 1997, respectively.

7.  Capital Shares

Each share of Series A Preferred Stock is voting and is convertible, at the option of the holder, into one share of Common Stock. The Series A Preferred Stock is entitled to a 9 percent noncumulative dividend prior to payment of any dividends on the Common Stock. All Series A Preferred Stock will automatically be converted upon a public offering of common stock that meets certain minimum price, market value and proceeds criteria.

Upon the liquidation, dissolution, or winding up of the Company, the Series A Preferred Stockholders are entitled to receive, prior to and in preference to any distribution made to other stockholders, a liquidation preference equal to $4.80 per share of Series A Preferred Stock. Should the net assets of the Company exceed this amount, the Series A Preferred Stockholders are also entitled to receive a pro rata amount of the remaining distribution.

As of July 13, 1995, February 12, 1996, and April 25, 1996, the Company's Board of Directors approved stock splits of twenty-five-for-one, two-for-one, and five-for-one, respectively, with respect to the Common Stock. All share amounts have been retroactively adjusted to reflect these splits (See Note 13).

During 1996, the Company issued 72,520 additional shares of common stock to certain stockholders based upon a revaluation of the Company at the time of the initial issuance of the Series A Preferred Stock and executed unilaterally by the Company, on a one-time basis.

8.  Stock Options and Warrants

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Standards No. 123, Accounting and Disclosure of Stock-Based Compensation (SFAS No. 123), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized on option grants to the extent the exercise price of the Company's employee stock options equals or exceeds the fair market value of the underlying stock on the date of the grant.

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)

During 1995, the Board of Directors authorized the implementation of an equity incentive plan for certain employees, directors, consultants and independent contractors. The Company has reserved 187,129 shares for future issuance under the plan as of September 30, 1997. Under the plan, options to purchase stock of the Company will be granted to participants at an exercise price to be determined by the Board. Incentive stock options granted under the plan may be granted to employees only and may not have an exercise price less than the fair market value of the stock as of the date of the grant. Incentive stock options have a maximum term of ten years, or in some circumstances, five years.

Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following assumptions for 1995 and 1996: risk-free interest rate of 5 percent, dividend yield of 0 percent and an expected life of the option from three to seven years. The pro forma effect of SFAS No. 123 was not material for the years ended December 31, 1995 or 1996 or the nine months ended September 30, 1996 and 1997. However, the pro forma effects of applying SFAS No. 123 for these periods are not likely to be representative of the effects on reported net loss for future years. The weighted average fair values of options granted in 1995 and 1996 were $0.00 and $0.02, respectively, with weighted average remaining contractual lives of approximately nine years and ten years, respectively.

Option activity under the equity incentive plan is as follows:

                                                              Weighted Average
                                                               Exercise Price
                                                   Shares
                                                  ----------  ----------------

             Outstanding at January 1, 1995             -          $  -
             Granted                               57,979           .01
                                                  ----------  ----------------
             Outstanding at December 31, 1995      57,979           .01
             Granted                               32,257           .60
             Exercised                            (12,789)          .60
                                                  ----------  ----------------
             Outstanding at December 31,1996       77,447           .16
             Granted                               85,360           .93
             Canceled                             (46,385)          .01
             Exercised                            (15,916)          .17
                                                  ----------  ----------------
             Outstanding at September 30, 1997    100,506          $.88
                                                  ==========  ================
             Exercisable at December 31, 1996      13,596          $.01
                                                  ==========  ================
             Exercisable at September 30, 1997     26,799         $1.03
                                                  ==========  ================

At December 31, 1996 and September 30, 1997, respectively, warrants for the purchase of 90,087 and 166,268 shares of Common Stock are outstanding. The warrants are exercisable at prices ranging from $4.00 to $12.00 per share and may be exercised on a net basis. Certain of these warrants were issued in conjunction with loans in 1995 and subsequent renewals and expire ten years from the date of issuance. The Company has also issued warrants for its Series A Preferred Stock (See Note 5). The fair value of the warrants issued has been recorded as a debt discount which is being amortized to expense over the repayment term.


9.  Benefit Plans

The Company has a 401(k) Retirement Savings Plan (Plan) covering substantially all employees. Under terms of the Plan, employees may make voluntary contributions, subject to Internal Revenue Service limitations. The Company may make discretionary annual contributions to the Plan, or may be required to make payments to the Plan to meet ERISA requirements. The Company made compliance payments of $2,000 and $14,000 for Plan years ending December 31, 1995 and 1996.

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)

10.  Income Taxes

At December 31, 1996, the Company has net operating loss carryforwards of approximately $1,950,000 for U.S. federal and state income tax purposes that expire in years 2000 through 2010. A valuation allowance of $791,000 has been recognized at December 31, 1996 to offset a portion of the Company's deferred tax assets.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax items as of December 31, 1996 are as follows:

      Deferred tax assets:
           Net operating loss carryforwards                $ 780,000
           Valuation allowances                                1,000
           Nondeductible liabilities                          20,000
           Other                                               1,000
                                                           -----------
      Total deferred tax assets                              802,000
           Valuation allowance for deferred tax assets      (791,000)
                                                           -----------
      Net deferred taxes                                      11,000

      Deferred tax liabilities:
           Tax in excess of book depreciation                (11,000)
                                                           -----------
      Net deferred taxes                                     $     -
                                                           ===========

The amount of the Company's loss carryforwards ultimately available to offset future taxable income in any one year will be subjected to annual limitations as a result of changes in ownership of the Company's common stock through equity offerings including offerings that have recently occurred.

11.  Contingencies

The Company, in the ordinary course of business, may be a party to litigation and claims. The ultimate resolution and financial liability to the Company from such matters cannot be estimated with certainty. However, based on its examination of such matters, the Company believes that the ultimate resolution will not have a material effect on its operations or financial position.


The Company is not currently a party to any legal proceedings that management believes the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations. On July 1, 1997, counsel for the Company received written notification from plaintiffs' counsel in Kolbe, et al. v. Humanagement, Inc. et al., that plaintiffs intended to add the Company as a defendant in the lawsuit, in which a preliminary injunction against defendants has been granted regarding, among other things, claims for contributory copyright infringement. The Company entered into an agreement dated November 25, 1997 with plaintiffs to settle this matter, pursuant to which the Company issued a promissory note to plaintiffs in the principal amount of $30,000 due 90 days after its issuance, and each party agreed to release any and all claims it may have against the other upon payment of the note in full by the Company.


12.  Going Concern

The Company is incurring operating losses as it moves from early stage to fuller scale deployment of its technologies. The operating losses have created a net capital deficiency which requires that the Company obtain additional financial resources to meet its business objectives, and such committed financing is not yet in place. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

As discussed in Note 5, the Company has raised an additional $1,030,000 in debt financing from certain stockholders and related parties subsequent to December 31, 1996 to fund its operations. The Company also plans to file a Registration Statement with the Securities and Exchange Commission which management expects will provide an additional $5 million

                          Notes to Financial Statements
                                December 31, 1996
         (Information as of September 30, 1997 and for the periods ended
                   September 30, 1996 and 1997 is unaudited.)

in equity to the Company, if declared effective. Management believes that the proceeds from the proposed offering, along with the Company's bank and equipment leasing lines of credit, will provide sufficient resources for the Company to continue its operations.

13.  Subsequent Events


In September 1997, the Company's Board of Directors authorized the Company to register up to 725,000 shares of Series B Preferred Stock with the Securities and Exchange Commission on Form SB-2. In connection with the proposed offering, the Board also authorized a one-for-six reverse split of the Company's Common Stock and Series A Convertible Preferred Stock to be effective upon the effective date of the offering on __________ __, 1998. All share and per share amounts in the accompanying financial statements have been adjusted to reflect the split.

Certain of the Company's Series A Preferred Stock warrants contain a provision whereby the exercise price is at a fixed dollar amount for the 30 day period following a qualifying public offering (See Note 5). The reverse stock split effected by the Company on , 1998 will create a new measurement date for valuing such warrants. Upon consummation of the reverse stock split, the Company will revalue any outstanding warrants and amortize the resulting amount over the remaining period of benefit.


On November 26, 1997, the Company obtained a bridge loan of $36,166 from an officer. The note bears interest at 12% through December 10, 1997, 18% from December 10, 1997 to January 1, 1998, and 25% thereafter until paid. The note is due 30 days after written demand from the holder.

On December 12, 1997, the Company received $150,000 in proceeds from a bridge loan of $172,528 pursuant to a discount note with no stated interest rate, which is due on or before March 12, 1998.


On December 31, 1997, the Company obtained a short term loan in the amount of $40,000 from a relative of one of the principal shareholders. Such loan was repaid by the Company without interest on January 7, 1998.

On January 14, 1998, the Company obtained a bridge loan of $150,000 from its venture capital investors. The notes are payable within 15 days after demand, provided that no such demand shall be made until after the closing date of the offering described in this Note, and bears interest at the rate of 12% from January 14, 1998 to January 20, 1998, 18% from January 20, 1998 to February 10, 1998, and 25% thereafter. In connection with this bridge loan, the Company also issued to the lenders seven year warrants to purchase that number of shares of the Company's Common Stock determined by dividing the amount loaned by 85% of the purchase price per share of the Series B Preferred Stock in the offering described in this Note.

                                   APPENDIX A

SCRIPT OF ROAD SHOW AUDIO VIDEO PRESENTATION OF THE COMPANY TO BE DISPLAYED ON-LINE BY HTML LINK TO THE UNDERWRITERS' WEB SITE

       At the beginning of the script, there will be a box labeled "Road Show Audio Video Presentation" for viewers to click through to the video road show.

       Visual:


       Text on screen: This audio video presentation is part of the Company's Prospectus dated December , 1997. This presentation is made in conjunction with such Prospectus, is qualified in its entirety by such Prospectus and should be viewed in conjunction with such Prospectus. This presentation is neither an offer to sell nor a solicitation of an offer to buy securities of the Company and such offers may only be made by means of the Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors" in the body of this Prospectus.

       Pictorial chart of the Company depicting Chad M. Little, the Company's Chief Executive Officer, Lonnie A. Whittington, Vice President of Creative Direction, James A. Layne, Vice President of Marketing, Mark Gorchoff, Chief Financial Officer, Michael S. Turico, Vice President of Engineering, and Matthew Stanton, Vice President of Sales. Upon clicking on any of the executive officers, the viewer will see such officers seated at a conference table in the Company's offices with background promotional pictures of the Company's co-branded products, CNNfn Final Bell and CNN/SI SportSim. The viewer will then hear such officer's presentation, the text of which is set forth below.


       Text on screen: Welcome to the Sandbox Road Show. Click on any of the Company's executive officers to see and hear a presentation of the Company from such officer.

       Chad M. Little's Presentation: I'm Chad Little, the Chief Executive Officer. In 1991 Lonnie Whittington, Jim Layne and I started Sandbox with the goal of using technology to pioneer more effective ways of communicating with consumers. As the business grew in parallel with the acceptance of the Internet, we were presented with the opportunity to accomplish our original goal by developing on-line games and simulations. Our initial game, Cyberhunt, was the first corporate-sponsored game on the Internet. It was a success; and not only was it fun and highly educational, but advertisers paid for the development and hosting of the on-line game. This is a theme that's become a common thread throughout our development process.

       The addition of Mike Turico and his engineering group in 1995 allowed us to expand our games; focus on improving and producing new software for our Road Trip series. With our enhanced technological capabilities in place Mike, Lonnie and Jim focused their respective technological, creative and marketing teams toward producing Final Bell. This was the first Sandbox simulation driven by external data to produce creative integration opportunities for our advertisers. These opportunities have allowed us to develop a more robust user experience, which in turn further builds demand for our products. We believe that the successful launches of Final Bell and, most recently, SportSim demonstrate the potential future growth of our business.

       Concurrently, we understood the importance of brand reliance and searched for a powerful co-marketing partner both on- and off-line to help promote our simulations. We found such a partner in CNNfn and CNN/SI. To continue our sales momentum we brought on Matt Stanton as Vice President of Sales. To fill out our management team, we brought on Mark Gorchoff as Sandbox's CFO.

       We've learned a tremendous amount since we launched that first game. Our participants are looking for our products to be fun, highly interactive, educational if possible, and helpful in creating a sense of competition and community. For our advertisers, we have to give them more than just exposure for their products and services. We have to provide ways in which they can integrate their messages into the content which in turn will create a more lasting impression on their customers. For ourselves, we need to continually focus on creating scaleable products that require less overhead in order to reach more people than our competitors. To accomplish all of this, we recognize the need to keep our working environment productive and fun. After all, this is the interactive entertainment business.

       We recognize that our success depends on accomplishing four objectives. We must:


                  o  One, maintain creative excellence
                  o Two, aggressively pursue high-quality co-marketing and development partners
                  o Three, continue to develop scalable products to handle continued growth and
                  o Four, increase the visibility of our sales force efforts, while we maintain fiscal responsibility

       It's the people who make up the company. I believe we not only have a top-notch management staff, but a team of employees that provide expertise in marketing, sales, copy, graphics, engineering, creative and finance. Assembling the best team is integral to reaching our goals and our vision of providing the best possible products for our customers to interact with and the highest quality interaction with our sponsors.

       I hope you will view the presentation of each Sandbox executive officer to get their perspective of the Company and a complete picture of the Sandbox management team. Remember, these presentations are a part of, and not a substitute for, the Company's Prospectus, which you should read carefully before investing money.

       You have my personal invitation to come see what we've created. I encourage you to take a tour of SportSim or Final Bell, and consider becoming a regular part of our community.

       We would love to have you as an investor, a participant in the Sandbox and a member of the Sandbox community.

       Thank You.

       Lonnie A. Whittington's Presentation: Hello, my name is Lonnie Whittington, a co-founder and the Creative Director of Sandbox Entertainment. With over three years in the interactive entertainment business, I feel like an Internet pioneer, but I've been in advertising and graphic design for over 25 years.

       In late 1994, Jim Layne, Chad Little and I had been crafting advertising messages for the high tech business-to-business community. Our success in traditional advertising came from the fact that we, as the three founders, had strong talents in the three foundation principles; that is sales, creativity and technology. None of the sites that we saw on the net had this combination, so we saw a tremendous opportunity to be successful by applying our talents to this new medium.

       Creativity and experimentation allowed us to quickly learn what variety of concepts and techniques worked well. After we ran Cyberhunt in May of 1995, our first "full length feature" was the three-month-long Arizona Super Bowl Road Trip event. I was responsible for helping develop daily content, including the route, story and the daily game. Although the race was grueling, it was gratifying to receive favorable comments from viewers all over the world. We were dedicated to creating a content-rich event and to pushing the limits of how the users react as well as how to integrate advertisers into the game. That is still my motivation as well as the focus of the content.

       I think Final Bell is the perfect title for the Internet and it's one of the more gratifying projects for me to help put together. It's a terrific combination of gaming-type entertainment and education. Speaking selfishly, I have learned more about the stock market from my involvement with Final Bell than I have with my sporadic self-learning over the last twenty years. And, that aspect is largely reflected in response from the players. Many players say that they appreciate Final Bell because they can practice buying and selling stock without the pesky worry about losing real money.

       Now, we have SportSim, the fantasy sports site. It's exciting watching the enthusiasm of an entirely different set of players. The way it came about was very interesting. Two of our employees are the most rabid sports fans ever. They were told that they could create the ultimate sports site so, they set about evaluating existing sites and listing all the functions that would make ours superior. Their research was exhaustive as well as fun for both of them. Their documentation made launching SportSim one of the easiest, albeit one of the most complicated games we have created to date.

       My vision for Sandbox as the entertainment network for the future is based on three principles:

                  o Creating unique content where the users are an integral part of an entertaining and educational experience

                  o Offering a platform from which the advertiser can direct their message so that it is entertaining and rewarding for the viewer, and

                  o  Experimenting   with  the  medium  and  the  technology  to
                     continually   find  creative  ways  to  interact  with  the
                     audience.

       Brian Aldiss, a British science fiction writer once said, "Whatever creativity is, it is in part a solution to a problem." I'm sure that you'll agree that the entire concept of the Internet is an organic problem. It grows and changes daily. Everything in this new medium moves at the speed of light and most of the conventions that were once the rules are no longer applicable. That is both the opportunity and the challenge.

       Thank you for your interest in Sandbox Entertainment Corporation and for taking the time to view this presentation. I hope you will view the presentation of each Sandbox executive officer to get their perspective of the Company and a complete picture of the Sandbox management team. Remember, these presentations are a part of, and not a substitute for, the Company's Prospectus which you should read carefully before investing money.

       James A. Layne's Presentation: Hello, I'm Jim Layne, a founder and Vice President of Marketing of Sandbox Entertainment. Prior to joining Sandbox, I was Director of Operations for the Phoenix office of Mark Anderson Associates, a national business-to-business full service marketing communications agency.

       Sandbox's earliest foray onto the Internet, Cyberhunt, was successful in that IBM and ATT Multimedia bought sponsorships of the contest. Our products employ creative ways to promote user interaction, while using technological innovation to achieve marketing integration. Our goal is to build a diverse, loyal and committed customer base; therefore our marketing strategy is to create meaningful distinction in our product and ensure that all of our programming provides users with an entertaining and rewarding experience. My job is to develop, build and protect each brand name. Having the Sandbox Entertainment brand behind a program allows the user to interact with a quality program that presents a personalized experience.

       Sandbox's marketing objectives are:

                  o  To understand our participants and their needs
                  o  To understand our advertisers and their needs and
                  o  To   aggressively    continue   to   pursue    co-marketing
                     partnerships.

       The individual games are built on a common foundation. The participant is presented with familiarity with overall navigation, accuracy in the data presented, top quality administrational aspects of the game, logical, clear and concise presentation of information and a high level of customer support.
Because Sandbox pays attention to these details, the player's experience is focused on the real strategy behind the game: competing for prizes, building a community with other players and, most importantly, being entertained in a fun and educational way! Additionally, Sandbox has developed a variety of ways to motivate the users. As an example, our Sand Dollar program allows users to earn Sand Dollars, which can be redeemed for prizes when the user wins a contest.

       To help our advertisers, our products are created with the objective of registering an audience. Once a user registers with us, we begin to build a database of demographic and psychographic information about that participant. With our technology, we can target pertinent messages to each visitor, based on information they have given us or in reaction to completed events within our programs. Our strength is helping advertisers gain information about our audience, assisting them to begin and maintain a dialogue with the customer and actually aiding them in the direct marketing of their products. Bottom line: The more we know about our audience, the easier it will be for us to win the battles for future advertising and marketing dollars.

       Our latest challenge has been to find a way to cost effectively promote our products on an ongoing basis and increase the likelihood that we continue to reach a sizable audience. Early this year, we created a marketing partnership with CNN, this gave us the promotion needed to sustain an audience that is attractive to our advertising community.

       We believe Final Bell and SportSim are program brands that our audience consciously relates to for their entertainment, and the brands need to be nurtured because they have to compete for the user's mind share as reference points for financial and sports simulations. Since the products are co-branded with sponsor's names, the challenge is to create strong individual brands that users will remember.

       Strong business partnerships are essential. We have to think beyond existing products and technology to serve our present and new customer groups. With the success of our current games, the levels of marketing opportunities with other partners have increased. We are being sought after for our expertise in gaming, web delivery of information, creative marketing and technology. Our products can be adapted for media navigators and aggregators in addition to being the web component for CD-ROM technology. We evaluate these possible relationships based on the creation of priority market niches, which are defined by user and advertiser needs, in conjunction with the profit potential. In developing these marketing relationships, our focus lies in opportunities for promotion through various media, distribution of products through retail outlets and major content aggregators.

       We believe we have accomplished a lot over the past two years, and I look forward to even greater challenges ahead.

       Thank you for your interest in Sandbox Entertainment Corporation and for taking the time to view this presentation. Please view the presentation of each Sandbox executive officer to get their perspective on the Company. These presentations are a part of, and not a substitute for, the Company's Prospectus.

       Thank You.

       Mark Gorchoff's Presentation: Hello, I'm Mark Gorchoff, Chief Financial Officer and the newest member of the management group. Shortly after I had joined Sandbox last December, we learned quickly from the Final Bell launch what a potent combination education and competition could be. Additionally, we began the process of clarifying the other elements of our current strategy-the key role that media partners and development partners would play in our continuing growth as well as the need to focus on adding additional revenue streams to our income model.

       I believe our approach to developing and marketing new products is a prudent one. By identifying parties who might be interested in assisting us with program development costs, we reduce the up-front impact of new product launches. Then, when we add a co-branding or media partner such as CNN to the mix, we believe we significantly improve the likelihood that the product will receive the necessary levels of traffic and promotion.

       It is also important to note that our business model also allows us to selectively apply financial resources to support our growth. We have the ability to add new production, engineering and customer support personnel incrementally. We do this after we have positive feedback about the product from our intended development and media partners. We also plan to increase our sales and marketing expenditures by applying these same disciplines. Whether the expense involves adding in-house sales representation in the major media cities or planning a campaign that involves the full range of advertising and promotional activities, the idea is to directly tie the expenditures to what the products demand, and to preserve capital.

       We expect that approximately $1.2 million of offering proceeds will go to retire debt. Of this number, $500,000 will be paid to our bank under a revolving line of credit, and can be re-borrowed as the need arises. We expect to utilize the balance of offering proceeds, or approximately $3.2 million, in roughly equal proportions to add to our engineering and sales staffs, and for product and services marketing. I want to emphasize, however, that we believe these funds, if spent in the manner described, will allow us to develop and market several new products over the coming months.

       I also wanted to take a moment to talk to you about the risks and rewards of Public Venture Capital Offerings such as this one. You have the ability as an individual investor to participate in the sort of deal usually reserved for venture capitalists or institutional lenders. It's exciting to be a part of a young and growing company, especially one in an emerging industry such as the Internet. But of course, there are risks. In the Sandbox Public Venture Capital Offering, investors will be financing the growth of an early stage company, and like venture capitalists, you will be buying an illiquid security. Please make sure you review the Prospectus to learn more about and understand the risks.

       From the bottom up, we've got a great bunch of people at Sandbox, a good mix of skills and a common vision. I'm looking forward to doing some exciting things.

       Thank you for your interest in Sandbox Entertainment Corporation and for taking the time to view this presentation. I hope you will view the presentation of each Sandbox executive officer to get their perspective of the Company and a more complete picture of the Sandbox management team. Remember these presentations are a part of, and not a substitute for, the Company's Prospectus, which you should carefully read before investing money.

       Michael Turico's Presentation: Hello, my name is Mike Turico the Director of Engineering at Sandbox Entertainment.

       Since my staff and I joined Sandbox from Motorola two years ago, we've been challenged to meet the increased growth and complexity in the Company's products and processes. When we created Cyberhunt in 1995, we wanted to test the notion that this would gain support from advertisers for the games. We thought it had the potential to bring in numerous participants to the site. On its first day, Cyberhunt impressed us by drawing 20,000 page-views, and we considered that a success. Currently, we reach a daily average of 1.6 million page views!

       When we developed our first simulation, Final Bell, we integrated actual data from an outside source. In addition to stock prices, we incorporated such complex elements as stock splits, dividends and delistings into the simulation. This is what makes the game appear life-like. Final Bell was a major step along the path that proved invaluable when we launched SportSim.

       With SportSim, which includes our Full Contact fantasy football event, we felt the potential was enormous. Our challenge was to prepare the network for an audience that we initially estimated to be 20,000 teams. But we had no idea that our partnership with CNN/SI would be as powerful as it turned out. By the time the season was ready to begin, 80,000 teams had signed up, and suddenly we were being overwhelmed by our own popularity. As a result, we experienced system delays and disruptions in August and September.

       Due to our commitment to scalability and customer satisfaction, we had to test and install a T3 line in a day and a half. On the average, this process takes 30 to 45 days to complete. We also had to order and install a new Sparc Enterprise 5000 database server, as well as six additional web servers. This project usually takes about 10 days. Again, we finished in a day and a half.

       While Cyberhunt required five programs to run, more than 200 have been created for the execution of fantasy football. Before June of 1997, we were signing on an average of 500 new registrants each day. When SportSim began running with CNN in August, we averaged 700 new registrants each hour and averaged 680,000 page-views each day.

       The overriding theme here is the challenge to develop new games that have a scaleable architecture. In producing our games, we work with creative by discovering what the focus of the game is and offering solutions on better ways for user interaction. We also research and test part of the creation process from the original penciling all the way through the final computer comps. Once those are completed, we can produce the game with very little interaction with creative.

       So where do we go from here? None of us think that we've reached the pinnacle. In October, we began a whole new set of products, including fantasy basketball, mid-season football sign-ups and the Final Bell CD contest. We're excited to tackle these challenges and to see what lies beyond.

       Thank you for your interest in Sandbox Entertainment Corporation and for taking the time to view this presentation. I hope you will view the presentation of each Sandbox executive officer to get their perspective of the Company and a more complete picture of the Sandbox management team. Remember these presentations are a part of, and not a substitute for, the Company's Prospectus, which you should read carefully before investing money.

       Matthew Stanton's Presentation: My name is Matt Stanton. I'm the Vice President of Sales at Sandbox Entertainment. I joined the Company in July of 1996. I joined Sandbox because I felt their unique blend of creativity, technical capability and marketing expertise could offer the interactive advertisers a great marketing opportunity.

       Prior to joining Sandbox, I worked for two divisions of Katz Media. Most recently, I was Director of Sales for their new media division, Millennium Marketing. Millennium served as the national rep firm for several interactive companies, including Sandbox Entertainment. Prior to that, I managed the Los Angeles and Washington DC offices for the Katz cable division, National Cable Communications.

       Selling the Sandbox model requires a strong understanding of marketing. My foundation in marketing was developed while working for Miller Brewing Company. This is where I learned the value of branding, the basis for creating new market segments and the factors that influence individual buying behavior. My experience in working with branding strategies, statistical analysis and consumption trends has been a great help throughout my career.

       It's important for "new media" sales management to understand the unique nature of on-line advertising communities. Large advertising agencies earn substantial revenue from the placement of costly mass media, such as network television, radio, cable and national print. Now, traditionally these forms are relatively easy to evaluate, sell to the client and execute. However, the implementation in more targeted media, such as direct mail or spot cable, represents a significantly greater challenge to those involved. The targeting of qualified consumers in a cost effective manner requires a lot more effort, therefore making it easier for the agencies to avoid this medium altogether. In addition, managing an interactive media campaign is time-consuming and has the added challenge of being based on technology that is beyond the experience of many agency personnel.

       We offer two primary products to the advertiser: banners and integrated sponsorships. Banners are the standard vehicle of the Internet advertising community. Integrated sponsorships provide advertisers with customized applications of our proprietary technology. These applications enable the sponsor to expose users to their products and services in an engaging and non-intrusive manner. As we successfully explore and sell sponsorships that go beyond the banner we believe Sandbox is trending toward the future of Internet advertising.

       In our relationship with Turner, both of our top-tier sponsors, IBM and Saturn Corporation, were compelled enough by our unique sponsorship opportunities that they pulled money from other areas to fund their sponsorships with us. Both cited not only our technology as a critical factor in their decision, but also our innovative approach to integrating their message into the content. We believe this is also the primary reason Turner chose us as a partner.

       The relationship with Turner is a win-win for both parties. The CNNfn and CNN/SI brands provide Sandbox with an audience of selective blue chip advertisers. Our capabilities attract additional revenues that the CNN brands would not otherwise capture. The relationship also extends our sales effort. Turner has one of the top media sales forces in the country and, as part of our relationship, they have agreed to sell our products, which extends our own sales efforts.

       Another lesson I have learned in my career is the importance of being able to juggle the demands of a large number of clients with varying needs. This is one of the key skills I look for, and instill in the members of our sales force. This understanding is critical knowledge for the building of an internal sales force and the management of an external sales force who is responsible for the sale of many products beyond our own. CNN's Turner and Sports Illustrated's Time Warner sales forces represent such a relationship to Sandbox Entertainment. They sell several cable networks, interactive, print and co-branded products as well. To enhance our relationship, part of my responsibilities are to help them earn more money by simplifying this process and creating a multimedia opportunity that our clients find attractive. My experience selling Turner networks for our affiliates makes this an enjoyable and very familiar task.

       Thank you for your interest in Sandbox Entertainment Corporation and for taking the time to view this presentation. Please view the presentations of the other Sandbox executive officers to get their perspective of the Company and receive a more complete picture of our Sandbox management team. The presentations are a part of, and not a substitute for, the Company's Prospectus.

       At the bottom of the on-line script, there will be a box for viewers to click through to the audio video presentation.

       At the bottom of the audio video presentation, there will be a hyperlink to the on-line script and a box labeled "Sandbox Road Show Q&A." After the "Sandbox Road Show Q&A" box, there will be an HTML Link with the following language:

       If you have  additional  questions  regarding  the Sandbox  Entertainment
public   venture   capital   offering,   please   feel  free  to  e-mail  us  at
sandboxquestions@witcapital.com.

       Viewers will click through the Sandbox Road Show Q&A box to a separate page with the following heading:

At the top of the screen the following text will be presented:

Chad Little's Response to E-Mail Questions

       While the initial filing of the Registration Statement was being reviewed by the Securities and Exchange Commission, certain questions were received via e-mail by the Company and/or Wit Capital Corporation, the Company's lead underwriter. The following represents some of those frequently asked e-mail questions concerning the offering and the Company's responses. To get the response, click on the question.

What will Sandbox's stock symbol be?
When will Sandbox start trading?
What exchange will Sandbox be traded on?

       Sandbox's Series B Preferred Stock, Series A Preferred Stock and Common Stock will not trade on any stock market nor will any of the securities carry a ticker symbol.

       As page 1 of the Prospectus says, "The Company has no intention to list any of its securities...on any stock exchange or trading in the NASDAQ stock market or over the counter." There is no assurance that a liquid market for the Series B Preferred Stock will develop in the future.

       The Series B Preferred Stock is a venture capital investment. As discussed in the prospectus in the Venture Capital Investing section, venture capital investors buy illiquid shares of less-established companies in the hope of achieving superior returns. One of the risks that prospective investors should consider in determining whether to invest in Sandbox is the lack of liquidity of the Sandbox Series B Preferred Stock.

       Venture capital investing has not been historically open to individuals because most of us can't make large, illiquid investments. In the Sandbox offering, however, Wit Capital intends to establish a relatively low investment minimum.

       Please read the complete Prospectus to best understand the risks of investing in Sandbox Entertainment.

What % of the Company is being offered to the public?

       The shares of Series B Preferred Stock being offered to the public represents approximately 31% of the fully diluted Common Stock of the Company that would be outstanding after giving effect to the conversion of all Series B Preferred Stock, all Series A Preferred Stock, and the exercise of outstanding stock options and warrants. As described in the Risk Factors, it is likely that the Company will require additional equity financing after approximately 15 months. The holders of Series B Preferred Stock will have certain antidilution protection in the event of additional issuances at a price less than the issue price of the Preferred Stock, of additional shares of Common stock or of securities exercisable for or convertible into Common Stock. Whether or not this antidilution protection applies in a particular issuance, investors in Series B Preferred Stock should anticipate that their percentage interest in the Company will decline as the Company issues additional equity.

       Please read the complete Prospectus to best understand the risks of investing in Sandbox Entertainment.

Who are the Company's competitors?

       The Company believes that its most significant competitors for its fantasy football and future sports-related games and simulations are ESPNet SportsZone and CBS SportsLine, which are Web sites offering a variety of sports content. The Company views its most significant competitors with regard to its stock market simulation as E-TRADE Group, Inc., an on-line investment services provider that operates a similar on-line stock market trading game, SMG2000, electronic educational simulation programs sponsored by the Securities Industry Foundation for Economic Education, certain corporate sponsors, and, to a lesser extent, other on-line brokerage services such as Quote.Com and PC Quote, which offer the ability to build portfolios but generally do not provide for simulated trading activity.

       Please read the complete Prospectus to best understand the risks of investing in Sandbox Entertainment.

How was the Company valued?
How was the offering price range determined?

       The offering price for the Series B Preferred Stock will be determined by Wit Capital after negotiations with Sandbox, and should not be regarded as an indication of any future market price for the Series B Preferred Stock or the Conversion Shares. Among the factors that will be considered in determining the offering price are prevailing market conditions, the history and prospects of Sandbox and its industry in general, the valuation of its competitors, its current operations and earnings potential, its management, the lack of liquidity for the Series B Preferred Stock and risks associated with an investment in Sandbox.

       Please read the complete Prospectus to best understand the risks of investing in Sandbox Entertainment.

If I become a shareholder, what information will I regularly get from the Company?
How will I know how Sandbox is doing?

       As discussed on the Table of Contents page of the Prospectus, shareholders will receive annual reports containing audited financial statements and quarterly reports containing interim unaudited information. Shareholders will also receive traditional 8-K reports. Shareholders can revocably elect to receive all reports electronically.

       Please read the complete Prospectus to best understand the risks of investing in Sandbox Entertainment.

What is the difference between an IPO and Public Venture Capital Offerings?

       They are similar in that both are securities that are registered with the
Securities   and  Exchange   Commission  and  can  be  sold  through  a  general
solicitation.

       However, Public Venture Capital Offerings differ from traditional Initial Public Offerings in two ways: the issuing company is generally at an earlier stage of development than a traditional IPO, and the shares sold to the public are subject to substantial restrictions on transfer that make them illiquid.

       Unlike IPOs, which usually trade freely in the stock market after they are issued, shares in the Sandbox Public Venture Capital Offering will not trade at least until the earlier of two years or six months after a qualified IPO. There is no assurance that an active trading market will develop after that date or of the price at which the Series B Preferred Stock or Common Stock to into which it is convertible will trade.

       Please read the complete Prospectus to best understand the risks of investing in Sandbox Entertainment.

       Text on screen: Thank you for your interest in Sandbox Entertainment Corporation and for taking the time to review this Q&A presentation. This presentation is a part of, and not a substitute for, the Company's complete Prospectus.

================================================================================






                                 650,000 Shares



                        SANDBOX ENTERTAINMENT CORPORATION


                      Series B Convertible Preferred Stock
                           (par value $.001 per share)
                (subject to substantial restrictions on transfer)


                                 ---------------

                          [SANDBOX ENTERTAINMENT LOGO]

                                 ---------------





Wit Capital Corporation                         BlueStone Capital Partners, L.P.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Other Expenses of Issuance and Distribution

    The following table sets forth the estimated costs and expenses in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts. All of such costs and expenses will be borne by the Company.


                Registration Fee..................... $  1,844
                Accounting Fees and Expenses.........   85,000
                Legal Fees and Expenses..............  200,000
                Printing Expenses....................   40,000
                Blue Sky Fees and Expenses...........   70,000
                Miscellaneous........................    3,156
                                                      --------
                     Total........................... $400,000
                                                      ========
------------------


Item 25.  Indemnification of Directors and Officers

    Article IX of the Company's Certificate of Incorporation provides that the Company shall indemnify directors, officers, and their legal representatives to the fullest extent permitted by the Delaware General Corporate Law ("DGCL"). The DGCL contains an extensive indemnification provision which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In suits by or in the right of a corporation, only expenses and not judgments, fines, and amounts paid in settlement may be indemnified against. In addition, if the director or officer has been adjudged to be liable to the corporation in such a suit, indemnification of expenses must be approved by a court.

    Article VIII of the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty. However, this provision does not eliminate or limit the liability of a director for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of dividends or distributions or the redemption or purchase of the Company's shares of stock in violation of the DGCL, or for any transaction from which the director derives an improper personal benefit. This provision does not affect any liability of a director or officer under the federal securities laws.

    Article III, Section 9 of the Company's Bylaws provides that the Company's indemnification obligations as set forth in the Company's Certificate of Incorporation are a contract right and include the right by an indemnified party to be paid such person's expenses of the defense of any action by the Company in advance of its final disposition upon delivery to the Company of an undertaking by such person to repay all amounts so advanced if it should ultimately be determined that such person was not entitled to be indemnified.

    The Company does not currently carry directors' and officers' liability insurance. Article III, Section 9 of the Company's Bylaws permit the Company to maintain insurance to protect itself and its officers, directors, and representatives against liability, whether or not the Company would have the power to indemnify any such officer, director or other representative under the DGCL.

Item 26.  Recent Sales of Unregistered Securities

    Effective April 25, 1996, the Company completed a migratory merger pursuant to which it reincorporated in Delaware, changed its name to Sandbox Entertainment Corporation and effected a five-to-one stock split. Since September 1, 1994, the Company has sold and issued securities in the transactions described below, as adjusted to reflect (i) the foregoing five-to-one stock split, (ii) a twenty-five for one stock split as of July 13, 1995, (iii) two-for-one stock split as of February 12, 1996, (iv) certain antidilution adjustments required by the issuance of Series A Preferred Stock in February 1996, and (v) Reverse Stock Split.

    1. As of September 30, 1997, the Company has granted 112,768 shares of Common Stock to employees and consultants at prices ranging from $.60 to $2.10 per share upon their exercise of options under the 1995 Stock Incentive Plan, as amended. As of September 30, 1997, these employees and consultants have exercised options to purchase 17,111 shares of Common Stock, the exercise prices of which were paid in cash. These sales were made in reliance upon Rule 701 promulgated under the Securities Act ("Rule 701").

    2. In February 1992, the Company issued 416,668 shares of Common Stock to the Company's founder in exchange for an aggregate payment of $12,265 in cash. These issuances were made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchaser was sophisticated and had adequate access to information about the Company.

    3. In July 1995, the Company issued 38,265 shares of Common Stock in a private placement to an individual investor in exchange for a payment of $183,672 in cash. This issuance was made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchaser was sophisticated and had adequate access to information about the Company.


    4. In October 1995, in connection with term notes evidencing loans to the Company in an aggregate amount of $40,000, the Company issued warrants to the lenders to purchase an aggregate of 51,000 shares of Common Stock at an exercise price of $4.80 per share. The Company also issued warrants to purchase 38,250 shares of Common Stock at an exercise price of $4.80 per share to an individual for assistance in arranging the loans. These issuances were made in reliance on
Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had adequate access to information about the Company


    5. In December 1995, the Company issued 20,836 shares of Common Stock in a private placement to an individual investor and his spouse in exchange for a payment of $100,008 in cash. This issuance was made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had adequate access to information about the Company.

    6. In February 1996, the Company issued 75,000 shares of Series A Preferred Stock and issued warrants to purchase an aggregate of 18,750 shares of Series A Preferred Stock at an exercise price of $.01 per share, which were subsequently exercised in May 1996. The Company also issued warrants to purchase 21,923 shares of Common Stock at an exercise price of $.12 per share to a consultant in connection with this private offering, which were subsequently exercised in April 1996. These issuances were made in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The securities were issued with no general solicitation or advertising and the purchasers were accredited and had adequate access to information about the Company.

    7. In May 1996, the Company's founder transferred 122,917 shares to each of two executive officers of the Company for no consideration.

    8. In May 1996, the Company issued 104,166 shares of Series A Preferred Stock in exchange for an aggregate payment of $500,000 in cash. These issuances were made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had adequate access to information about the Company.


    9. In October 1996, in connection with amendments made to the October 1995 term notes, the Company issued warrants to the lenders to purchase an aggregate of 837 shares of Common Stock at an exercise price of $4.80 per shares. These issuances were made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had adequate access to information about the Company.


    10. In November 1996, the Company issued 125,001 shares of Series A Preferred Stock in exchange for an aggregate payment of $600,000 in cash. These issuances were made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had adequate access to information about the Company.


    11. In May 1997, in connection with convertible notes evidencing loans to the Company in an aggregate amount of $270,000, the Company issued warrants to the lenders to purchase an aggregate of 56,252 shares of Series A Preferred Stock at an exercise price of $4.80 per share; provided, however, that the exercise price shall be $2.00 per share during the 30 day period beginning on the closing date of this offering. These issuances were made in reliance on
Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had adequate access to information about the Company.

    12. In July 1997, in connection with convertible notes evidencing loans to the Company in an aggregate amount of $270,000, the Company issued warrants to the lenders to purchase an aggregate of 56,252 shares of Series A Preferred Stock at an exercise price of $4.80 per share; provided, however, that the exercise price shall be $2.00 per share during the 30 day period beginning on the closing date of this offering. These issuances were made in reliance on
Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had adequate access to information about the Company.


    13. In August and September 1997, in connection with term notes evidencing loans to the Company in an aggregate amount of $490,000, the Company issued warrants to investors to purchase an aggregate of 43,050 shares of Common Stock at an exercise price of $12.00 per share until 30 days after the consummation of this offering at which point the exercise price will be the offering price for the Series B Preferred Stock if that price is greater than $2.00 per share. The Company also issued warrants to purchase an aggregate of 11,690 shares of Common Stock at an exercise price of $12.00 per share until 30 days after the consummation of this offering, at which point the exercise price will be the offering price for the Series B Preferred Stock if that price is greater than $2.00 per share. These issuances were made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were accredited and had adequate access to information about the Company.

    14. In June and July 1997, the Company issued warrants to purchase an aggregate of 25,001 shares of Common Stock at an exercise price of $12.00 per share, in connection with co-branding and marketing agreements with CNNfn and CNN/SI. No separate consideration was paid to the Company for issuance of the warrants.

    15. In September 1997, in connection with an extension of the Company's equipment lease line from $500,000 to $650,000, the Company issued to its lease lender warrants to purchase 6,251 shares of Common Stock at an exercise price of $4.00 per share. No separate consideration was paid to the Company for issuance of the warrants.


    16. In September 1997, in connection with an extension of the Company's bank line of credit, the Company issued to its bank warrants to purchase 1,042 shares of Common Stock at an exercise price of $12.00 per share.
No separate consideration was paid to the Company for issuance of the warrants.

    17. In January 1998, in connection with demand notes evidencing loans to the Company in an aggregate amount of $150,000, the Company issued warrants to the lenders to purchase an aggregate of 23,128 shares of Common Stock at an exercise price of $2.45 per share. The lenders were Wasatch Venture Corporation, Newtek Ventures II, L.P. and Sundance Venture Partners, L.P., three prior venture capital investors in the Company, each of which has a representative on the Company's Board of Directors. These issuances were made in reliance on Section 4(2) of the Securities Act. The securities were issued with no general solicitation or advertising and the purchasers were sophisticated and had access to information the Company.

Item 27.  Exhibits

   Exhibit
   Number                      Description of Exhibit
   ------                      ----------------------



   1(a)               Form of Underwriting Agreement.

   1(b)               Form of Master Agreement Among Underwriters

   1(c)               Form of Master Selected Dealer Agreement


   3(a)               Certificate of Incorporation.

   3(b)               Certificate of Amendment to Certificate of Incorporation.


   3(c) Form of Restated Certificate of Incorporation to be filed in connection with the closing of the offering made pursuant to this Registration Statement.


   3(d) Form of Certificate of Designation of Series B Preferred Stock to be filed in connection with the closing of the offering made pursuant to this Registration Statement.

   3(e)               Bylaws of the Company.

   4(a) Loan and Security Agreement and Schedule thereto dated September 6, 1996 between the Company and Silicon Valley Bank.

   4(b) Amendment to Loan and Security Agreement dated September 15, 1997 between the Company and Silicon Valley Bank.

   4(c) Promissory Note dated July 13, 1995 in the principal amount of $116,328 payable to Glenn Gomez.

   4(d) Warrant Purchase Agreement between Tracer Design, Inc. and Pickwick Group, LLC, dated September 15, 1995.

   4(e) Stock Subscription Warrant to purchase 5,100 shares of Common Stock of Tracer Design, Inc. held by Pickwick Group, LLC, dated September 15, 1995.

   4(f) Form of Loan and Warrant Purchase Agreement dated October 25, 1995 by and between Tracer Design, Inc. and the investors listed on Schedule 4(f) attached thereto.

   4(g) Form of Stock Subscription Warrant dated October 25, 1995 to purchase shares of common stock of Tracer Design, Inc. A list of warrant holders is attached thereto as Schedule 4(g).

   4(h) Form of Term Note dated October 25, 1995; Tracer Design, Inc. as Maker; Holders are listed on Schedule 4(h) attached thereto.

   4(i) Form of April 25, 1996 Substitute Stock Subscription Warrant to purchase shares of Common Stock of the Company in substitution for the Stock Subscription Warrants dated October 25, 1995 held by the investors listed on Schedule 4(i) attached thereto.

   4(j) Form of Amendment to Loan and Warrant Purchase Agreement and Term Note dated October 25, 1996 between the Company and the investors listed on Schedule 4(j) attached thereto.

   4(k) Form of Stock Subscription Warrant dated October 25, 1996 to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(k) attached thereto.

   4(l) Form of April 1997 Amendment to Loan and Warrant Purchase Agreement and Term Note dated April 25, 1997 between the Company and the investors listed on Schedule 4(l) attached thereto.

   4(m) Form of Stock Subscription Warrant dated April 25, 1997 to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(m) attached thereto.

   4(n) Form of Bridge Note and Warrant Purchase Agreement dated May 9, 1997 between the Company and the investors listed on Schedule 4(n) attached thereto.

   4(o) Form of Stock Subscription Warrant dated May 9, 1997 to purchase shares of Series A Preferred Stock of the Company held by the investors listed on Schedule 4(o) attached thereto.

   4(p) Form of Convertible Subordinated Promissory Note dated May 9, 1997; the Company as Maker. A list of Holders is attached thereto as Schedule 4(p).

   4(q) Form of July 1997 Bridge Note and Warrant Purchase Agreement dated July 25, 1997 between the Company and the investors listed on Schedule 4(q) attached thereto.

   4(r) Form of July 1997 Stock Subscription Warrant dated July 25, 1997 to purchase shares of Series A Preferred Stock of the Company held by the investors listed on Schedule 4(r) attached thereto.

   4(s) Form of July 1997 Convertible Subordinated Promissory Note dated July 25, 1997; the Company as Maker. A list of Holders is attached thereto as Schedule 4(s).

   4(t) Form of Two Year Note and Warrant Purchase Agreement between the Company and the Investors listed on Schedule 4(t) attached thereto. The dates of each agreement are listed on Schedule 4(t).

   4(u) Form of Subordinated Promissory Note with the Company as Maker. A list of the Holders is attached thereto as
                      Schedule  4(u).  The  dates  of each  Note are  listed  on
                      Schedule 4(u).

   4(v) Form of Stock Subscription Warrant to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(v) attached thereto. The dates of issuance for each warrant are listed on Schedule 4(v).


   4(w) Form of Lock-Up Agreement executed by the Underwriter and each of the investors listed on Schedule 4(w) attached thereto on the dates set forth thereon.


   4(x) Intellectual Property Security Agreement dated September 17, 1997 between the Company and Silicon Valley Bank.

   4(y) Common Stock Purchase Warrant dated September 17, 1997, held by Silicon Valley Bank.

   4(z) Form of October 1997 Amendment to Loan and Warrant Purchase Agreement and Term Note dated October 25, 1997, executed by the Investors listed on Schedule 4(z) attached thereto.


   4(aa) September 16, 1997 Amendment to Note and Warrant Purchase Agreement dated May 9, 1997 between the Company and
                      Wasatch Venture Corporation, Newtek Ventures II, L.P., Sundance Venture Partners II, L.P. and Wayne Sorensen.

   4(bb) Amended and Restated Stockholders' Agreement dated July 13, 1995 among Tracer Design, Inc., Chad Little, Lonnie Whittington, James Layne, Glenn Gomez, Jon and Kristen Kailey and Frank Helstab.

   4(cc)*             Form of Lock-In  Agreement  required  by state  securities laws  executed by each of the  persons  listed on Schedule
                      4(cc) attached thereto on the dates set forth
   4(cc)*             thereon.

   4(dd)* Form of Note and Warrant Purchase Agreement dated January 14, 1998 between the Company and the investors listed on
                      Schedule 4(dd) attached thereto.

   4(ee)* Form of Subordinated Promissory Note dated January 14, 1998 with Company as Maker. A list of Holders is attached thereto as Schedule 4(ee).

   4(ff)* Form of Stock Subscription Warrant dated January 14, 1998 to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(ff) attached thereto.

   4(gg)* Form of Second Amendment to Note and Warrant Purchase Agreement dated May 9, 1997 executed by the Company and each of Wasatch Venture Corporation, Newtek Ventures II, L.P., Sundance Venture Partners II, L.P. and Wayne Sorensen.

   4(hh)* Form of Amendment to Note and Warrant Purchase Agreement dated July 25, 1997 executed by the Company and each of Wasatch Venture Corporation, Newtek Ventures II, L.P., Sundance Venture Partners II, L.P. and Wayne Sorensen.

   4(ii)* Voting Agreement dated January 14, 1998 between the Company and the signators thereto.

   5 Opinion of Osborn Maledon, P.A. as to the validity of the securities being registered.


   9(a) Proxy dated May 7, 1996 of Lonnie Whittington granting Chad Little the right to vote shares of Common Stock.

   9(b) Proxy dated May 7, 1996 of James Layne granting Chad Little the right to vote shares of Common Stock.

   10(a) Master Lease Agreement dated March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   10(b) May 6, 1997 Addendum No. 1 to the Master Lease Agreement dated March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   10(c) Subordination Agreement between the Company and Third Coast Venture Lease Partners I, L.P., and Silicon Valley Bank, dated May 6, 1997.

   10(d) September 27, 1997 Addendum No. 2 to the Master Lease Agreement dated March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   10(e) Series A Preferred Stock Purchase Agreement by and among Tracer Design, Inc. and Wasatch Venture Corporation and Newtek Ventures II, L.P., dated February 13, 1996.

   10(f) Investor Rights Agreement dated February 13, 1996 between the Company and various Series A Preferred stockholders.

   10(g) Co-Sale Agreement dated February 13, 1996 between the Company, Chad M. Little, Lonnie A. Whittington, James A. Layne and various Series A Preferred stockholders.

   10(h) Form of Stock Subscription Warrant dated February 13, 1996 to purchase shares of Series A Preferred Stock of Tracer held by the investors listed on Schedule 10(h) attached thereto.


   10(i) Holliman Stock Purchase Agreement between Tracer Design, Inc. and John M. Holliman III, dated February 28, 1996.

   10(j) Wasatch and Newtek Stock Purchase Agreement by and among the Company and Wasatch Venture Corporation and Newtek Ventures II, L.P., dated May 6, 1996.

   10(k) Sundance Stock Purchase Agreement by and among the Company and Sundance Venture Partners, L.P., Wasatch Venture Corporation, Newtek Ventures II, L.P., Wayne Sorensen, Chad M. Little, Lonnie A. Whittington and James A. Layne, dated November 11, 1996.

   10(l) Co-Branding and Marketing Agreement dated as of July 11, 1997 between the Company and CNNfn.

   10(m) Stock Subscription Warrant dated July 11, 1997 issued to CNNfn to purchase shares of Common Stock of the Company.

   10(n) Co-Branding and Marketing Agreement dated as of June 20, 1997, between the Company and CNN/SI.

   10(o) Stock Subscription Warrant dated June 20, 1997 issued to CNN/SI to purchase shares of Common Stock of the Company.

   10(p) Source Code License Agreement dated February 23, 1996 between the Company and INFO Enterprises, Inc.

   10(q) License Agreement dated July 28, 1997 between the Company and the National Football League Players Incorporated.

   10(r) Letter Agreement dated March 27, 1997 between the Company and STATS, Inc., as amended July 7, 1997.

   10(s) Office Lease dated September 8, 1995 between the Company and Anchor Center Properties, Inc.

   10(t) Collocation Agreement by and between the Company and TCG, dated August 28, 1997.

   10(u) 1995 Equity Incentive Plan of the Company (the "Plan") dated August 1, 1995, as amended.

   10(v)              Form  Incentive  Stock  Option Award  Agreement  under the
                      Plan.

   10(w)              Form  Nonqualified  Stock Option Award Agreement under the
                      Plan.

   10(x) Employment Agreement dated February 19, 1992 between the Company and Chad M. Little.

   10(y) Employment Agreement between Tracer Design, Inc. and Mike Turico, dated August 1, 1995.

   10(z) Engagement Letter by the Company to Mark Gorchoff dated as of December 30, 1996.

   10(aa) Engagement Letter by the Company to Matt Stanton dated as of June 20, 1996.

   10(bb)             Form Proprietary Rights and Non-Compete Agreement.

   10(cc) Retainer/Non-Circumvention Agreement dated May 16, 1995 between the Company and Frank X. Helstab.

   10(dd)             Letter   Agreement  dated  May  30,  1996  between  Newtek
                      Ventures II, L.P. and the Company for certain consulting services.

   10(ee) Letter Agreement between the Company and Fox & Company Investments, Inc., dated August 11, 1997.

   10(ff)             Telephone   Service  Agreement  dated  November  17,  1995
                      between Tracer Design, Inc. and Equity Telecommunications.

   10(gg) Internet Access Agreement dated September 1, 1995 between the Tracer Design, Inc. and MCI.

   10(hh) Contract Agreement for Public Relations dated January 20, 1996 between Tracer Design, Inc. and Technology Solutions.

   10(ii) Internet Access Agreement dated December 9, 1996 between the Company and Genuity and related agreement with TCG.

   10(jj)             Warrant  Purchase   Agreement  dated  September  27,  1997
                      between the Company and Third Coast Venture Lease Partners I, L.P.

   10(kk) Common Stock Subscription Warrant dated September 29, 1997 held by Third Coast Venture Lease Partners I, L.P.

   10(ll) Common Stock Subscription Warrant dated September 29, 1997 held by Third Coast Venture Lease Partners I, L.P.


   10(mm) Form of Warrant Agreement between the Company and the Underwriters.

   10(nn) Settlement Agreement dated November 25, 1997 between the Company and Kathryn W. Kolbe and Kolbe Corp.

   10(oo) Promissory Note of the Company dated November 25, 1997 issued to Kathryn W. Kolbe and Kolbe Corp.

   10(pp) Promissory Note of the Company dated November 26, 1997 issued to Lonnie Whittington.

   10(qq) Promissory Note of the Company dated December 12, 1997 issued to Andrew Todd.

   10(rr) Sponsorship Agreement dated September 23, 1997 between the Company and IBM.

   10(ss) Sponsorship Agreement dated September 23, 1997 between the Company and Saturn Corp.

   10(tt) Sponsorship Agreement dated September 29, 1997 between the Company and Metropolitan Life Insurance Co.

   10(uu) Sponsorship Agreement dated November 6, 1997 between the Company and Quicken Financial Network.

   10(vv)             Barter  Agreement  dated  November  24,  1997  between the
                      Company and Kodak.

   10(ww)*            Form of Warrant issued to the Underwriters.

   10(xx)* Addendum No. 3 to Master Lease Agreement dated as of March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   11                 Statement  of  Computation  of  Weighted   Average  Shares
                      Outstanding.


   23(a)*             Consent of Ernst & Young, LLP, Independent Auditors.

   23(b)              Consent of Osborn Maledon, P.A. (included in Exhibit 5).

   24(a)              Power of Attorney of Michael S. Turico.

   24(b)              Power of Attorney of Todd J. Stevens.

   24(c)              Power of Attorney of Brian N. Burns.

   24(d)              Power of Attorney of Lonnie A. Whittington.

   24(e)              Power of Attorney of James A. Layne.

   24(f)              Power of Attorney of Matthew D. Stanton.

   24(g)              Power of Attorney of John E. Hall.

   27                 Financial Data Schedule.

   *                  Filed herewith.

Item 28.  Undertakings

    The undersigned Registrant hereby undertakes that it will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona, on the 6th day of February, 1998.


                                    SANDBOX ENTERTAINMENT CORPORATION


                                    By:  /s/      CHAD M. LITTLE
                                         ---------------------------------------
                                                  Chad M. Little
                                           President and Chief Executive Officer

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 6, 1998.

              Signature                      Title
              ---------                      -----

     /s/     CHAD M. LITTLE                  Chief Executive Officer;
     ------------------------------            Director
             Chad M. Little

     /s/     MARK GORCHOFF                   Chief Financial Officer;
     ------------------------------            Chief Accounting Occicer
             Mark Gorchoff

James A. Layne                    )
Lonnie A. Whittington             )          At least a majority of the
Michael S. Turico                 )          Board of Directors*
Todd J Stevens                    )
John E. Hall                      )
Brian N. Burns                    )


                                             As attorney-in-fact for the above
     By:     /s/ CHAD M. LITTLE              directors marked by an asterisk
        --------------------------           pursuant to powers of attorney duly
             (Chad M. Little                 executed by such persons.
             Attorney-in-Fact)

                                INDEX TO EXHIBITS



   Exhibit
   Number                      Description of Exhibit
   ------                      ----------------------


   1(a)               Form of Underwriting Agreement.

   1(b)               Form of Master Agreement Among Underwriters

   1(c)               Form of Master Selected Dealer Agreement


   3(a)               Certificate of Incorporation.

   3(b)               Certificate of Amendment to Certificate of Incorporation.


   3(c) Form of Restated Certificate of Incorporation to be filed in connection with the closing of the offering made pursuant to this Registration Statement.


   3(d) Form of Certificate of Designation of Series B Preferred Stock to be filed in connection with the closing of the offering made pursuant to this Registration Statement.

   3(e)               Bylaws of the Company.

   4(a) Loan and Security Agreement and Schedule thereto dated September 6, 1996 between the Company and Silicon Valley Bank.

   4(b) Amendment to Loan and Security Agreement dated September 15, 1997 between the Company and Silicon Valley Bank.

   4(c) Promissory Note dated July 13, 1995 in the principal amount of $116,328 payable to Glenn Gomez.

   4(d) Warrant Purchase Agreement between Tracer Design, Inc. and Pickwick Group, LLC, dated September 15, 1995.

   4(e) Stock Subscription Warrant to purchase 5,100 shares of Common Stock of Tracer Design, Inc. held by Pickwick Group, LLC, dated September 15, 1995.

   4(f) Form of Loan and Warrant Purchase Agreement dated October 25, 1995 by and between Tracer Design, Inc. and the investors listed on Schedule 4(f) attached thereto.

   4(g) Form of Stock Subscription Warrant dated October 25, 1995 to purchase shares of common stock of Tracer Design, Inc. A list of warrant holders is attached thereto as Schedule 4(g).

   4(h) Form of Term Note dated October 25, 1995; Tracer Design, Inc. as Maker; Holders are listed on Schedule 4(h) attached thereto.

   4(i) Form of April 25, 1996 Substitute Stock Subscription Warrant to purchase shares of Common Stock of the Company in substitution for the Stock Subscription Warrants dated October 25, 1995 held by the investors listed on Schedule 4(i) attached thereto.

   4(j) Form of Amendment to Loan and Warrant Purchase Agreement and Term Note dated October 25, 1996 between the Company and the investors listed on Schedule 4(j) attached thereto.

   4(k) Form of Stock Subscription Warrant dated October 25, 1996 to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(k) attached thereto.

   4(l) Form of April 1997 Amendment to Loan and Warrant Purchase Agreement and Term Note dated April 25, 1997 between the Company and the investors listed on Schedule 4(l) attached thereto.

   4(m) Form of Stock Subscription Warrant dated April 25, 1997 to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(m) attached thereto.

   4(n) Form of Bridge Note and Warrant Purchase Agreement dated May 9, 1997 between the Company and the investors listed on Schedule 4(n) attached thereto.

   4(o) Form of Stock Subscription Warrant dated May 9, 1997 to purchase shares of Series A Preferred Stock of the Company held by the investors listed on Schedule 4(o) attached thereto.

   4(p) Form of Convertible Subordinated Promissory Note dated May 9, 1997; the Company as Maker. A list of Holders is attached thereto as Schedule 4(p).

   4(q) Form of July 1997 Bridge Note and Warrant Purchase Agreement dated July 25, 1997 between the Company and the investors listed on Schedule 4(q) attached thereto.

   4(r) Form of July 1997 Stock Subscription Warrant dated July 25, 1997 to purchase shares of Series A Preferred Stock of the Company held by the investors listed on Schedule 4(r) attached thereto.

   4(s) Form of July 1997 Convertible Subordinated Promissory Note dated July 25, 1997; the Company as Maker. A list of Holders is attached thereto as Schedule 4(s).

   4(t) Form of Two Year Note and Warrant Purchase Agreement between the Company and the Investors listed on Schedule 4(t) attached thereto. The dates of each agreement are listed on Schedule 4(t).

   4(u) Form of Subordinated Promissory Note with the Company as Maker. A list of the Holders is attached thereto as
                      Schedule  4(u).  The  dates  of each  Note are  listed  on
                      Schedule 4(u).

   4(v) Form of Stock Subscription Warrant to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(v) attached thereto. The dates of issuance for each warrant are listed on Schedule 4(v).


   4(w) Form of Lock-Up Agreement executed by the Underwriter and each of the investors listed on Schedule 4(w) attached thereto on the dates set forth thereon.


   4(x) Intellectual Property Security Agreement dated September 17, 1997 between the Company and Silicon Valley Bank.

   4(y) Common Stock Purchase Warrant dated September 17, 1997, held by Silicon Valley Bank.

   4(z) Form of October 1997 Amendment to Loan and Warrant Purchase Agreement and Term Note dated October 25, 1997, executed by the Investors listed on Schedule 4(z) attached thereto.


   4(aa) September 16, 1997 Amendment to Note and Warrant Purchase Agreement dated May 9, 1997 between the Company and
                      Wasatch Venture Corporation, Newtek Ventures II, L.P., Sundance Venture Partners II, L.P. and Wayne Sorensen.

   4(bb) Amended and Restated Stockholders' Agreement dated July 13, 1995 among Tracer Design, Inc., Chad Little, Lonnie Whittington, James Layne, Glenn Gomez, Jon and Kristen Kailey and Frank Helstab.

   4(cc)*             Form of Lock-In  Agreement  required  by state  securities laws  executed by each of the  persons  listed on Schedule
                      4(cc) attached thereto on the dates set forth
   4(cc)*             thereon.

   4(dd)* Form of Note and Warrant Purchase Agreement dated January 14, 1998 between the Company and the investors listed on
                      Schedule 4(dd) attached thereto.

   4(ee)* Form of Subordinated Promissory Note dated January 14, 1998 with Company as Maker. A list of Holders is attached thereto as Schedule 4(ee).

   4(ff)* Form of Stock Subscription Warrant dated January 14, 1998 to purchase shares of Common Stock of the Company held by the investors listed on Schedule 4(ff) attached thereto.

   4(gg)* Form of Second Amendment to Note and Warrant Purchase Agreement dated May 9, 1997 executed by the Company and each of Wasatch Venture Corporation, Newtek Ventures II, L.P., Sundance Venture Partners II, L.P. and Wayne Sorensen.

   4(hh)* Form of Amendment to Note and Warrant Purchase Agreement dated July 25, 1997 executed by the Company and each of Wasatch Venture Corporation, Newtek Ventures II, L.P., Sundance Venture Partners II, L.P. and Wayne Sorensen.

   4(ii)* Voting Agreement dated January 14, 1998 between the Company and the signators thereto.

   5 Opinion of Osborn Maledon, P.A. as to the validity of the securities being registered.


   9(a) Proxy dated May 7, 1996 of Lonnie Whittington granting Chad Little the right to vote shares of Common Stock.

   9(b) Proxy dated May 7, 1996 of James Layne granting Chad Little the right to vote shares of Common Stock.

   10(a) Master Lease Agreement dated March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   10(b) May 6, 1997 Addendum No. 1 to the Master Lease Agreement dated March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   10(c) Subordination Agreement between the Company and Third Coast Venture Lease Partners I, L.P., and Silicon Valley Bank, dated May 6, 1997.

   10(d) September 27, 1997 Addendum No. 2 to the Master Lease Agreement dated March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   10(e) Series A Preferred Stock Purchase Agreement by and among Tracer Design, Inc. and Wasatch Venture Corporation and Newtek Ventures II, L.P., dated February 13, 1996.

   10(f) Investor Rights Agreement dated February 13, 1996 between the Company and various Series A Preferred stockholders.

   10(g) Co-Sale Agreement dated February 13, 1996 between the Company, Chad M. Little, Lonnie A. Whittington, James A. Layne and various Series A Preferred stockholders.

   10(h) Form of Stock Subscription Warrant dated February 13, 1996 to purchase shares of Series A Preferred Stock of Tracer held by the investors listed on Schedule 10(h) attached thereto.


   10(i) Holliman Stock Purchase Agreement between Tracer Design, Inc. and John M. Holliman III, dated February 28, 1996.

   10(j) Wasatch and Newtek Stock Purchase Agreement by and among the Company and Wasatch Venture Corporation and Newtek Ventures II, L.P., dated May 6, 1996.

   10(k) Sundance Stock Purchase Agreement by and among the Company and Sundance Venture Partners, L.P., Wasatch Venture Corporation, Newtek Ventures II, L.P., Wayne Sorensen, Chad M. Little, Lonnie A. Whittington and James A. Layne, dated November 11, 1996.

   10(l) Co-Branding and Marketing Agreement dated as of July 11, 1997 between the Company and CNNfn.

   10(m) Stock Subscription Warrant dated July 11, 1997 issued to CNNfn to purchase shares of Common Stock of the Company.

   10(n) Co-Branding and Marketing Agreement dated as of June 20, 1997, between the Company and CNN/SI.

   10(o) Stock Subscription Warrant dated June 20, 1997 issued to CNN/SI to purchase shares of Common Stock of the Company.

   10(p) Source Code License Agreement dated February 23, 1996 between the Company and INFO Enterprises, Inc.

   10(q) License Agreement dated July 28, 1997 between the Company and the National Football League Players Incorporated.

   10(r) Letter Agreement dated March 27, 1997 between the Company and STATS, Inc., as amended July 7, 1997.

   10(s) Office Lease dated September 8, 1995 between the Company and Anchor Center Properties, Inc.

   10(t) Collocation Agreement by and between the Company and TCG, dated August 28, 1997.

   10(u) 1995 Equity Incentive Plan of the Company (the "Plan") dated August 1, 1995, as amended.

   10(v)              Form  Incentive  Stock  Option Award  Agreement  under the
                      Plan.

   10(w)              Form  Nonqualified  Stock Option Award Agreement under the
                      Plan.

   10(x) Employment Agreement dated February 19, 1992 between the Company and Chad M. Little.

   10(y) Employment Agreement between Tracer Design, Inc. and Mike Turico, dated August 1, 1995.

   10(z) Engagement Letter by the Company to Mark Gorchoff dated as of December 30, 1996.

   10(aa) Engagement Letter by the Company to Matt Stanton dated as of June 20, 1996.

   10(bb)             Form Proprietary Rights and Non-Compete Agreement.

   10(cc) Retainer/Non-Circumvention Agreement dated May 16, 1995 between the Company and Frank X. Helstab.

   10(dd)             Letter   Agreement  dated  May  30,  1996  between  Newtek
                      Ventures II, L.P. and the Company for certain consulting services.

   10(ee) Letter Agreement between the Company and Fox & Company Investments, Inc., dated August 11, 1997.

   10(ff)             Telephone   Service  Agreement  dated  November  17,  1995
                      between Tracer Design, Inc. and Equity Telecommunications.

   10(gg) Internet Access Agreement dated September 1, 1995 between the Tracer Design, Inc. and MCI.

   10(hh) Contract Agreement for Public Relations dated January 20, 1996 between Tracer Design, Inc. and Technology Solutions.

   10(ii) Internet Access Agreement dated December 9, 1996 between the Company and Genuity and related agreement with TCG.

   10(jj)             Warrant  Purchase   Agreement  dated  September  27,  1997
                      between the Company and Third Coast Venture Lease Partners I, L.P.

   10(kk) Common Stock Subscription Warrant dated September 29, 1997 held by Third Coast Venture Lease Partners I, L.P.

   10(ll) Common Stock Subscription Warrant dated September 29, 1997 held by Third Coast Venture Lease Partners I, L.P.


   10(mm) Form of Warrant Agreement between the Company and the Underwriters.

   10(nn) Settlement Agreement dated November 25, 1997 between the Company and Kathryn W. Kolbe and Kolbe Corp.

   10(oo) Promissory Note of the Company dated November 25, 1997 issued to Kathryn W. Kolbe and Kolbe Corp.

   10(pp) Promissory Note of the Company dated November 26, 1997 issued to Lonnie Whittington.

   10(qq) Promissory Note of the Company dated December 12, 1997 issued to Andrew Todd.

   10(rr) Sponsorship Agreement dated September 23, 1997 between the Company and IBM.

   10(ss) Sponsorship Agreement dated September 23, 1997 between the Company and Saturn Corp.

   10(tt) Sponsorship Agreement dated September 29, 1997 between the Company and Metropolitan Life Insurance Co.

   10(uu) Sponsorship Agreement dated November 6, 1997 between the Company and Quicken Financial Network.

   10(vv)             Barter  Agreement  dated  November  24,  1997  between the
                      Company and Kodak.

   10(ww)*            Form of Warrant issued to the Underwriters.

   10(xx)* Addendum No. 3 to Master Lease Agreement dated as of March 31, 1997 between the Company and Third Coast Venture Lease Partners I, L.P.

   11                 Statement  of  Computation  of  Weighted   Average  Shares
                      Outstanding.


   23(a)*             Consent of Ernst & Young, LLP, Independent Auditors.

   23(b)              Consent of Osborn Maledon, P.A. (included in Exhibit 5).

   24(a)              Power of Attorney of Michael S. Turico.

   24(b)              Power of Attorney of Todd J. Stevens.

   24(c)              Power of Attorney of Brian N. Burns.

   24(d)              Power of Attorney of Lonnie A. Whittington.

   24(e)              Power of Attorney of James A. Layne.

   24(f)              Power of Attorney of Matthew D. Stanton.

   24(g)              Power of Attorney of John E. Hall.

   27                 Financial Data Schedule.

   *                  Filed herewith.
                                     II-17